Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF NEW YORK

x
In re: ATLAS RESOURCE PARTNERS, L.P., et al. Debtors.[1]	: : : : : : : x	Case No. 16- Chapter 11

DISCLOSURE STATEMENT FOR JOINT PREPACKAGED CHAPTER 11

PLAN OF REORGANIZATION OF ATLAS RESOURCE PARTNERS, L.P.,

ET AL., PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

David M. Turetsky

SKADDEN, ARPS, SLATE, MEAGHER

& FLOM, LLP

Four Times Square

New York, New York 10036-6522

Telephone: (212) 735-3000

Fax: (212) 735-2000

-and-

Ron E. Meisler

Felicia Gerber Perlman

Carl T. Tullson

155 N. Wacker Drive

Chicago, Illinois 60606-1720

Telephone: (312) 407-0700

Fax: (312) 407-0411

Proposed Counsel for Debtors and Debtors in Possession

Dated: July 25, 2016

[1]	The Debtors and the last four digits of their taxpayer identification numbers (as applicable) are as follows: Atlas Resource Partners, L.P. (1625), ARP Barnett Pipeline, LLC (2295), ARP Barnett, LLC (2567), ARP Eagle Ford, LLC (6894), ARP Mountaineer Production, LLC (9365), ARP Oklahoma, LLC (5193), ARP Production Company, LLC (9968), ARP Rangely Production, LLC (1625), Atlas Barnett, LLC (4688), Atlas Energy Colorado, LLC (0015), Atlas Energy Indiana, LLC (0546), Atlas Energy Ohio, LLC (5198), Atlas Energy Securities, LLC (5987), Atlas Energy Tennessee, LLC (0794), Atlas Noble, LLC (5139), Atlas Pipeline Tennessee, LLC (4919), Atlas Resource Finance Corporation (2516), Atlas Resource Partners Holdings, LLC (5285), Atlas Resources, LLC (2875), ATLS Production Company, LLC (0124), REI-NY, LLC (5147), Resource Energy, LLC (5174), Resource Well Services, LLC (5162), Viking Resources, LLC (5124). The address of the Debtors’ corporate headquarters is Park Place Corporate Center One, 1000 Commerce Drive, Suite 400, Pittsburgh, PA 15275.

THIS SOLICITATION (THE “SOLICITATION”) OF VOTES IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE JOINT PREPACKAGED PLAN OF REORGANIZATION OF ATLAS RESOURCE PARTNERS, L.P. AND CERTAIN OF ITS AFFILIATES (THE “PLAN”) PRIOR TO THE FILING OF VOLUNTARY CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”). BECAUSE NO CHAPTER 11 CASES HAVE YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT (DEFINED HEREIN) HAS NOT BEEN APPROVED BY ANY BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES, THE DEBTORS EXPECT TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT (1) APPROVING THIS DISCLOSURE STATEMENT AS HAVING CONTAINED “ADEQUATE INFORMATION,” (2) APPROVING THE SOLICITATION AS HAVING BEEN IN COMPLIANCE WITH SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE, AND (3) CONFIRMING THE PLAN DESCRIBED HEREIN.

DISCLOSURE STATEMENT

DATED JULY 25, 2016

PREPETITION SOLICITATION OF VOTES WITH RESPECT TO THE DISCLOSURE

STATEMENT FOR JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF ATLAS RESOURCE PARTNERS, L.P., ET AL.,

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN OF REORGANIZATION IS 5:00 P.M. PREVAILING EASTERN TIME ON AUGUST 23, 2016 UNLESS EXTENDED BY THE DEBTORS, WITH THE CONSENT OF THE REQUIRED CONSENTING CREDITORS (AS DEFINED BELOW) (THE “VOTING DEADLINE”). THE RECORD DATE FOR DETERMINING WHETHER A HOLDER OF AN IMPAIRED CLAIM IS ENTITLED TO VOTE ON THE PLAN IS JULY 21, 2016 (THE “VOTING RECORD DATE”).

RECOMMENDATION BY THE DEBTORS

THE DEBTORS SUPPORT THE PLAN AND BELIEVE THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDE THE BEST RECOVERY TO CLAIM HOLDERS. THE PLAN HAS BEEN PROPOSED AFTER A CAREFUL CONSIDERATION OF ALL REASONABLE RESTRUCTURING ALTERNATIVES. DESPITE THE RISKS INHERENT IN THE PLAN, AS DESCRIBED HEREIN, THE DEBTORS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF STAKEHOLDERS WHEN COMPARED TO ALL REASONABLE ALTERNATIVES. HOLDERS OF 100% IN OUTSTANDING PRINCIPAL AMOUNT OF FIRST LIEN CLAIMS (DEFINED HEREIN), HOLDERS OF 100% IN OUTSTANDING PRINCIPAL

AMOUNT OF SECOND LIEN CLAIMS (DEFINED HEREIN), AND APPROXIMATELY 80% IN OUTSTANDING PRINCIPAL AMOUNT OF NOTES CLAIMS (DEFINED HEREIN) ENTITLED TO VOTE ON THE PLAN HAVE ALREADY COMMITTED TO VOTE IN FAVOR OF THE PLAN SUBJECT, IN EACH CASE, TO THE TERMS AND CONDITIONS OF THE RESTRUCTURING SUPPORT AGREEMENT.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

NEITHER THIS DISCLOSURE STATEMENT NOR THE PLAN HAS BEEN FILED WITH OR REVIEWED BY THE BANKRUPTCY COURT, AND THE SECURITIES TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE (AS DEFINED BELOW) HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY STATE SECURITIES LAW (“BLUE SKY LAW”). THE DEBTORS ARE RELYING ON EXEMPTIONS UNDER SECTIONS 3(A)(9) AND/OR 4(A)(2) OF THE SECURITIES ACT AND SIMILAR EXEMPTIONS OF STATE SECURITIES LAW, AS WELL AS, TO THE EXTENT APPLICABLE, THE EXEMPTION FROM THE SECURITIES ACT AND EQUIVALENT STATE LAW REGISTRATION REQUIREMENTS PROVIDED BY SECTION 1145(A)(1) OF THE BANKRUPTCY CODE, TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND BLUE SKY LAW THE ISSUANCE OF NEW SECURITIES IN CONNECTION WITH THE SOLICITATION AND THE PLAN.

THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. NEITHER THE SOLICITATION NOR THIS DISCLOSURE STATEMENT CONSTITUTES AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PLAN AND, AS A RESULT, THE RIGHT OF SUCH CLAIMANTS TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PLAN. DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESS IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO TRADE CREDITORS, CUSTOMERS, AND EMPLOYEES OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, ALL INFORMATION CONTAINED HEREIN HAS BEEN PROVIDED BY THE DEBTORS. NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

THE DEBTORS ARE FURNISHING THIS DISCLOSURE STATEMENT TO EACH MEMBER OF A VOTING CLASS (DEFINED HEREIN) THAT IS IMPAIRED UNDER THE PLAN. THIS DISCLOSURE STATEMENT IS TO BE USED BY EACH RECIPIENT SOLELY IN CONNECTION WITH HIS, HER, OR ITS EVALUATION OF THE PLAN, AND USE OF THIS DISCLOSURE STATEMENT FOR ANY OTHER PURPOSE IS NOT AUTHORIZED.

TABLE OF CONTENTS

			Page
TABLE OF CONTENTS			i
I.	INTRODUCTION		1
II.	OVERVIEW OF THE DEBTORS’ OPERATIONS		9
III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN		10
	A.	What is chapter 11?	10
	B.	Why are the Debtors sending me this Disclosure Statement?	11
	C.	Are any regulatory approvals required to consummate the Plan?	11
	D.	What happens to my recovery if the Plan is not confirmed or does not go effective?	11
	E.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”	11
	F.	What are the sources of Cash and other consideration required to fund the Plan?	12
	G.	Are there risks to owning New HoldCo Common Shares upon emergence from chapter 11?	12
	H.	Is there potential litigation related to the Plan?	12
	I.	What is the Management Incentive Program?	12
	J.	How will the preservation of the Causes of Action impact my recovery under the Plan?	12
	K.	Will there be releases and exculpation granted to parties in interest as part of the Plan?	13
	L.	What is the deadline to vote on the Plan?	17
	M.	How do I vote for or against the Plan?	17
	N.	Why is the Court holding a Confirmation Hearing and when will it occur?	18
	O.	What is the effect of the Plan on the Debtors’ ongoing business?	18
	P.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?	19
	Q.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?	19
	R.	Do the Debtors recommend voting in favor of the Plan?	20
	S.	Who Supports the Plan?	20
IV.	THE DEBTORS AND THEIR BUSINESS AND CAPITAL STRUCTURE		20
	A.	Overview of the Debtors’ Business	21
	B.	Capital Structure	24
V.	EVENTS LEADING TO THE CHAPTER 11 FILINGS		29
	A.	Adverse Market Conditions	29
	B.	Addressing Liquidity Constraints	30
	C.	Agreement with Restructuring Support Parties on Restructuring Support Agreement	30
VI.	THE ANTICIPATED CHAPTER 11 CASES		31
	A.	Expected Timetable of the Chapter 11 Case	32
	B.	Approval of Solicitation Procedures and Scheduling of Confirmation Hearing	32
	C.	Assumption of the Restructuring Support Agreement	32
	D.	Significant First-Day Motions	32
	E.	Procedural Motions and Professional Retention Applications	35
VII.	SUMMARY OF THE PLAN OF REORGANIZATION		35

	A.	Administrative Expense and Priority Claims	35
	B.	Classification and Treatment of Claims and Interests	36
	C.	Acceptance Requirements; Effect of Rejection by One or More Classes of Claims	41
	D.	Means for Implementation of the Plan	41
	E.	Treatment of Executory Contracts and Unexpired Leases	54
	F.	Distributions Under the Plan	56
	G.	Settlement, Release, Injunction and Related Provisions	60
	H.	Conditions Precedent to Confirmation of the Plan and the Effective Date	65
	I.	Modification, Revocation or Withdrawal of the Plan	68
	J.	Retention of Jurisdiction	69
	K.	Miscellaneous Provisions	71
VIII.	FINANCIAL INFORMATION AND PROJECTIONS		75
	A.	Consolidated Condensed Projected Financial Information	75
	B.	General Assumptions	77
	C.	Assumptions With Respect to the Financial Projections	78
	D.	Summary Financial Projections	79
IX.	RISK FACTORS TO BE CONSIDERED		80
	A.	General	80
	B.	Potential Adverse Effects of Chapter 11	80
	C.	Plan May Not Be Accepted	80
	D.	Certain Bankruptcy Considerations	81
	E.	Risk Factors Related to the New HoldCo Common Shares Issued Under the Plan	81
	F.	Bankruptcy-Specific Risk Factors That Could Negatively Impact the Debtors’ Business	84
	G.	Classification and Treatment of Claims and Interests	85
	H.	Conditions Precedent to Consummation of the Plan	86
	I.	Liquidation Under Chapter 7	86
	J.	Certain Tax Consequences of the Plan Raise Unsettled and Complex Legal Issues and Involve Various Factual Determinations	86
X.	SOLICITATION AND VOTING PROCEDURES		87
	A.	Voting Status of Each Class	87
	B.	Classes Entitled to Vote	87
	C.	Voting Procedures	87
XI.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN		92
	A.	The Confirmation Hearing	92
	B.	Confirmation Standards	92
	C.	Liquidation Analysis	94
	D.	Financial Feasibility	94
	E.	Acceptance by Impaired Classes	95
	F.	Confirmation Without Acceptance by All Impaired Classes	95
XII.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		97
	A.	Continuation of the Bankruptcy Cases	97
	B.	Sale of Substantially all of the Debtors’ Assets Under Bankruptcy Code Section 363	97
	C.	Alternative Plans of Reorganization	98
	D.	Liquidation Under Chapter 7 or Chapter 11	98
XIII.	CERTAIN SECURITIES LAW MATTERS		99
	A.	Registration Exemption	99
	B.	Resales of Plan Securities; Definition of Underwriter	100
XIV.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES		101

	A.	Consequences to the Debtors	102
	B.	Consequences to Holders of Certain Claims	104
	C.	Consequences of the Plan to Holders of ARP Equity Interests	113
	D.	Information Reporting And Withholding	116
XV.	RECOMMENDATION		117

EXHIBITS1

EXHIBIT A     Plan of Reorganization

EXHIBIT B     Restructuring Support Agreement

EXHIBIT C     Liquidation Analysis

EXHIBIT D     Governance Term Sheet

EXHIBIT E     Organizational Structure

[1]	Each Exhibit is incorporated herein by reference.

I.	INTRODUCTION

Atlas Resource Partners, L.P. (“ARP”) and certain of its affiliates, which intend to become chapter 11 debtors and debtors in possession (collectively, the “Debtors”) in chapter 11 cases to be commenced (the “Chapter 11 Cases”) during the solicitation period, submit this Disclosure Statement (the “Disclosure Statement”) in connection with the solicitation of votes on the Plan,1 a copy of which is attached hereto as Exhibit A. The Debtors intend to commence the Chapter 11 Cases in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

After extensive discussions with ARP’s First Lien Lenders, Second Lien Lenders, and the Ad Hoc Group of Noteholders, ARP reached an agreement with the First Lien Lenders holding 100% in amount of ARP’s secured first lien debt, the Second Lien Lenders holding 100% in amount of ARP’s secured second lien debt, and each member of the Ad Hoc Group of Noteholders, who, together with other Restructuring Support Parties (defined below), hold approximately 80% in amount of ARP’s senior unsecured notes, on a prepackaged Plan that will de-lever ARP’s balance sheet and, upon emergence, launch a reorganized entity positioned for growth in the current commodity price environment. Since commencing discussions with their creditors, the Debtors successfully have worked to document the restructuring transaction contemplated by the Restructuring Support Agreement, a copy of which is attached hereto as Exhibit B, resulting in, among other things, the Plan and this Disclosure Statement.

The Plan contemplates a balance sheet restructuring, as set forth in the Plan and described herein (the “Restructuring”). Under the Plan, all trade vendors, employees, and landlords will be unimpaired by the bankruptcy and will be satisfied in full in the ordinary course of business. Trade contracts and terms will be maintained. Successful implementation of the Debtors’ proposed restructuring will avoid a reorganization with less value or a sale of all or substantially all of the Debtors’ assets, which likely would occur at a significant discount given current market conditions, allowing the Debtors to benefit from any of their assets’ appreciation in value from additional growth opportunities and upon improvement in market conditions. In addition, the consensual terms embodied in the Restructuring Support Agreement, and to be implemented pursuant to the Plan, preserve value by enabling the Debtors to avoid protracted and expensive litigation that would delay the Debtors’ emergence from chapter 11. As described more fully herein, the Plan provides for a substantial reduction of ARP’s existing funded debt by $668 million and a reduction of ARP’s annual debt service obligations by $77 million.2 In particular, the Plan’s restructuring transaction provides for the discharge of the Debtors’ obligations under the First Lien Credit Agreement and the Second Lien Credit Agreement, except as otherwise provided in the Plan. In addition, the Plan provides for an Exit Facility Credit Agreement and the New Second Lien Credit Agreement to provide the Reorganized Debtors with liquidity upon emergence. The Plan also provides for the distributions of new equity of the Reorganized Debtors to the holders of Notes Claims and Second Lien Claims.

[1]	Capitalized terms used in this Disclosure Statement, but not defined herein, have the meanings ascribed to them in the Plan. Furthermore, the terms of the Plan described in this Disclosure Statement are a summary and for informational purposes only. Nothing in this Disclosure Statement shall modify or amend the terms of the Plan or the Restructuring Support Agreement. In the event of a conflict or inconsistency between the summary in this Disclosure Statement and the terms of the Plan, the terms of the Plan shall govern, subject to Article XII.K of the Plan. In the event of a conflict or inconsistency between the summary in this Disclosure Statement and the terms of the Restructuring Support Agreement, the terms of the Restructuring Support Agreement shall govern.
[2]	Including the hedge monetization, ARP will reduce debt by approximately $901 million and interest expense by $80 million.

In particular, under the Plan, on the Effective Date, each holder of an Allowed First Lien Claim will receive, in full satisfaction of and in exchange for such Allowed First Lien Claim, its pro rata share of: (i) cash in an amount equal to the principal amount of loans and the face amount of issued letters of credit outstanding under the First Lien Credit Agreement on the Effective Date minus $440,000,000.00, (ii) accrued and unpaid interest, fees, indemnities and other obligations and claims, including expense reimbursement obligations, through the Effective Date as set forth in the Cash Collateral Order or under the First Lien Documents, to the extent not previously paid, and (iii) the Exit Facility as a term loan under the Exit Facility Credit Agreement; provided, however, that holders of Allowed First Lien Claims which elect to participate in the Exit Facility as Exit Facility Revolver Lenders shall receive revolving loans under the Exit Facility Credit Agreement.

The Second Lien Lenders will receive, on the Effective Date, a pro rata share of (i) new second lien loans in the amount of $250 million plus the amount of accrued postpetition interest at a rate equal to the Adjusted LIBO Rate plus 9% per annum, (ii) the Second Lien Payment, in the form of 10% of the New HoldCo Common Shares as of the Effective Date, subject to dilution on account of the Management Incentive Program, and (iii) the Second Lien Interest Payment to the extent not previously paid.

The Noteholders, in exchange for their $668 million of Senior Notes, will receive 90% of the New HoldCo Common Shares, subject to dilution by the Management Incentive Program.

On July 25, 2016, the Debtors entered into the Restructuring Support Agreement with certain First Lien Lenders, Second Lien Lenders, the members of an Ad Hoc Group of Noteholders, and certain other consenting Noteholders (together, the “Restructuring Support Parties”), pursuant to which First Lien Lenders that hold 100% of the total principal amount outstanding under the First Lien Credit Agreement, Second Lien Lenders that hold 100% of the total principal amount outstanding under the Second Lien Credit Agreement, and Noteholders that hold approximately 80% of the total principal amount outstanding under the Notes Indentures have agreed to support the Restructuring, and, as applicable, vote in favor of the Plan.

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only holders of claims or interests in “impaired” Classes are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

There are three creditor groups entitled to vote on the Plan whose votes are being solicited: the First Lien Lenders, the Second Lien Lenders, and the Noteholders.

THE PLAN PROVIDES THAT HOLDERS OF IMPAIRED CLAIMS WHO SUBMIT A BALLOT TO REJECT THE PLAN BUT DO NOT OPT OUT OF THE RELEASE PROVISIONS OF THE PLAN ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN. HOLDERS OF IMPAIRED CLAIMS ARE ALSO DEEMED TO HAVE ACCEPTED THE RELEASE PROVISIONS OF THE PLAN IF THEY VOTE TO REJECT THE PLAN BUT DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES DESCRIBED IN THE PLAN. IF HOLDERS OF IMPAIRED CLAIMS ABSTAIN FROM VOTING, THEY WILL NOT BE DEEMED TO HAVE ACCEPTED THE RELEASES.

The following table summarizes (i) the treatment of Claims and Interests under the Plan, (ii) which Classes are impaired by the Plan, (iii) which Classes are entitled to vote on the Plan, and (iv) the estimated recoveries for holders of Claims and Interests. The table is qualified in its entirety by reference to the full text of the Plan. For a more detailed summary of the terms and provisions of the Plan, see Article VII—Summary of the Plan of Reorganization below.

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Estimated % Recovery Under the Plan
1	Priority Non-Tax Claims	On the Effective Date, or as soon as reasonably practicable thereafter, unless the holder of a Priority Non-Tax Claim and the Debtors, with the consent of the Required Consenting Creditors, agree to different treatment, each holder of an Allowed Priority Non-Tax Claim shall have its Claim Reinstated.	Unimpaired	No (Presumed to accept)	100%

2	Other Secured Claims	On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a holder of an Allowed Other Secured Claim and the Debtors, with the consent of the Required Consenting Creditors, agree to less favorable treatment, each holder of an Allowed Other Secured Claim shall have its Claim Reinstated.	Unimpaired	No (Presumed to accept)	100%

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Estimated % Recovery Under the Plan
3	First Lien Claims	On the Effective Date, each holder of an Allowed First Lien Claim shall receive, in full satisfaction of and in exchange for such Allowed First Lien Claim, its Pro Rata Share of: (i) Cash in an amount equal to the principal amount of loans and the face amount of issued letters of credit outstanding under the First Lien Credit Agreement on the Effective Date minus $440,000,000.00, (ii) accrued and unpaid interest, fees, indemnities and other obligations and claims, including expense reimbursement obligations, through the Effective Date as set forth in the Cash Collateral Order or under the First Lien Documents, to the extent not previously paid, and (iii) the Exit Facility as a term loan under the Exit Facility Credit Agreement; provided, however, that holders of Allowed First Lien Claims which elect to participate in the Exit Facility as Exit Facility Revolver Lenders shall receive revolving loans under the Exit Facility Credit Agreement.	Impaired	Yes	100%

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Estimated % Recovery Under the Plan
4	Second Lien Claims	On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a holder of a Second Lien Claim and the Debtors agree to a less favorable treatment, in full and final satisfaction of any and all obligations arising under the Second Lien Credit Agreement, each holder of an Allowed Second Lien Claim shall receive its Pro Rata Share of (i) the Second Lien Payment, (ii) the New Second Lien Loans, and (iii) the Second Lien Interest Payment.	Impaired	Yes	100%

5	Notes Claims	On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that the holder of such Claim and the Debtors, with the consent of the Required Consenting Creditors, not to be unreasonably withheld, agree to different treatment, in full and final satisfaction of all obligations arising under the Notes Indentures, each holder of an Allowed Notes Claim shall receive its Pro Rata Share of 90% of the New HoldCo Common Shares as of the Effective Date, subject to dilution on account of the Management Incentive Program.	Impaired	Yes	12%[3]

[3]	The Debtors estimate the recovery to holders of Notes Claims to be between 5-19%, with a midpoint of 12%.

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Estimated % Recovery Under the Plan
6	General Unsecured Claims	On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that the holder of such Claim and the Debtors agree to different treatment (with the consent of the Required Consenting Creditors, not to be unreasonably withheld), in full and final satisfaction of any and all obligations under all Allowed General Unsecured Claims, each holder of an Allowed General Unsecured Claim shall have its Claim Reinstated.	Unimpaired	No (Presumed to accept)	100%

7	Intercompany Claims	On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a holder of an Intercompany Claim and the Debtors, with the consent of the Required Consenting Creditors (such consent not to be unreasonably withheld), agree to less favorable treatment, each holder of an Intercompany Claim shall have its Interests Reinstated.	Unimpaired	No (Presumed to accept)	N/A

8	Intercompany Equity Interests	Except to the extent otherwise provided in the Plan, Class 8 Interests shall be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. For the avoidance of doubt, ARP’s Intercompany Equity Interest in Atlas Resource Partners Holdings, LLC shall be contributed to New HoldCo in accordance with Article V.C.iv of the Plan and shall not be Reinstated, as ARP shall be liquidated under the Plan.	Unimpaired / Impaired	No (Presumed to accept or deemed to reject)	N/A

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Estimated % Recovery Under the Plan
9	ARP Equity Interests	On the Effective Date, ARP Equity Interests shall be cancelled and discharged and shall be of no further force or effect, whether surrendered for cancellation or otherwise, and holders of ARP Equity Interests shall receive no distribution on account of such ARP Equity Interests.	Impaired	No (Deemed to reject)	0%

WHERE TO FIND ADDITIONAL INFORMATION: ARP currently files annual reports with, and furnishes other information to, the SEC. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link. Each of the following filings, including without limitation any Risk Factors set forth therein, is incorporated as if fully set forth herein and is a part of this Disclosure Statement. Later information filed with the SEC that updates information in the filings incorporated by reference will update and supersede that information:

•	Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 7, 2016.

•	Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 16, 2016.

•	Forms 8-K filed with the SEC on June 14, 2016, June 7, 2016, and September 4, 2015.

II.	OVERVIEW OF THE DEBTORS’ OPERATIONS

ARP is an independent developer and producer of natural gas, crude oil and natural gas liquids with operations in basins across the United States. The Debtors’ strategy involves acquiring properties with stable, long-life production, relatively predictable decline curves and lower risk development opportunities. The Debtors also sponsor and manage certain tax-advantaged investment partnerships (the “Drilling Partnerships”) in which they co-invest, to develop and monetize a portion of their undeveloped natural gas, crude oil and natural gas liquids production activities. The Drilling Partnerships will not be debtors in the Chapter 11 Cases.

The Debtors have a diverse portfolio of oil and gas assets, including over 14,000 gross wells across 17 states which produced 223 MMcfe/d1 on average for the month of May 2016. The Debtors estimate future production from their interests in the aforementioned 14,000 wells to have a present value of $832 million based on NYMEX futures pricing as of June 15, 2016 and an effective date of July 1, 2016. The Debtors’ future reserves of 1,013 Bcfe are 68% gas and 71% Proved Developed Producing. These metrics include the reserves net to the Debtors’ equity interest in the Drilling Partnerships.

ARP is the industry leader in raising tax-advantaged Drilling Partnerships and has raised over $2.6 billion since 2000. Each Drilling Partnership gives ARP access to third-party capital to drill wells and bring forward the value of its undeveloped properties. In exchange for its contribution of drilling locations, ARP receives a participating working interest in the wells in each partnership as well as fee income. Specifically, the Debtors receive fee income from each well spud, well construction and completion margin on a cost-plus basis, and on-going well operating and management fees. In this respect, the Drilling Partnerships fund a portion of the Debtors’ drilling activities and provide a source of cash flows which are not directly dependent on commodity prices. During 2015, the Debtors earned $32 million in fees from their Drilling Partnerships and expect to continue to raise capital through this unique and proprietary platform in the future.

Although the Debtors’ operations and production remain strong, the cash flows of the Debtors have been harmed by the same macroeconomic forces afflicting the rest of the oil and natural gas industry, particularly the significant decline in oil and natural gas prices over the past two years. In particular, the spot West Texas Intermediate market price for crude oil has fallen from $105.37 per Bbl as of June 2014 to a low of $26.21 earlier this year. With respect to gas, the New York Mercantile Exchange (“NYMEX”) Henry Hub natural gas index price has fallen from a high of $4.76 per MMBtu to a low of $1.64 per MMBtu over the same period.2 Despite some improvement from the low prices realized earlier in the year, commodity prices remain depressed as of the date of this solicitation.

Numerous factors have contributed to the market downturn. Increased domestic production, owing to expanded exploitation of unconventional plays, coupled with unconstrained

[1]	MMcfe refers to one million cubic feet equivalent. MMcfe/d refers to MMcfe per day.
[2]	MMBtu refers to million British Thermal Units; Bbl refers to barrels.

production among OPEC countries, has led to a global supply glut. At the same time, aggregate demand for oil and gas has softened as economic growth in developing nations eases. As a result of the current commodity price environment, between January 1, 2015 and May 31, 2016, there have been 81 E&P bankruptcies, with approximately $52 billion of debt.

In response to the market downturn, the Debtors focused on reducing operating and administrative costs and suspended all distributions to preserve liquidity. From the first quarter of 2015 to the first quarter of 2016, the Debtors reduced operating expenses by $40 million on an annualized basis.

To reduce debt, the Debtors monetized their comprehensive commodity hedge portfolio, which had a present value of $244 million as of July 22, 2016. The Debtors used a portion of the proceeds to pay down the First Lien Credit Facility.

Despite the Debtors’ efforts to adjust to declining commodity prices, the capital-intensive nature of the Debtors’ business together with the Debtors’ overleveraged capital structure have made it difficult to withstand the current economic climate. These macroeconomic factors, coupled with the Debtors’ significant debt obligations and significant operational costs, strained their ability to sustain the weight of their capital structure and devote the capital necessary to maintain and grow their business. As a result, in 2016, the Debtors engaged financial advisors and legal counsel to advise management regarding potential strategic alternatives to address the Debtors’ capital structure and enhance liquidity.

The Plan contemplates a balance sheet restructuring, through which ARP’s existing debt will be reduced by $668 million and its annual debt service obligations will be reduced by $77 million. Including the hedge monetization, ARP will reduce debt by approximately $901 million and interest expense by $80 million. The Debtors strongly believe that the Plan is in the best interests of the Debtors’ estates, represents the best available alternative, and, with the unified support of the Restructuring Support Parties, will significantly deleverage the Debtors’ balance sheet at a critical time when the commodity downturn is negatively affecting highly-leveraged companies within the oil and gas industry as a whole.

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor can reorganize its business for the benefit of itself, its creditors, and interest holders. Chapter 11 also strives to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of a debtor as of the filing date. The Bankruptcy Code provides that a debtor may continue to operate its business and remain in possession of its property as a debtor in possession.

The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by a bankruptcy court makes such plan binding upon a debtor and any creditor of or equity interest holder in such debtor, whether or not such creditor or equity interest holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions, and except as otherwise provided in the plan or the confirmation order itself, a confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for those debts the obligations specified under the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

During the Chapter 11 Cases, the Debtors will seek to obtain Court approval of the Plan. Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan and to share such disclosure statement with all holders of claims and interests whose votes on the Plan are being solicited. This Disclosure Statement is being submitted in accordance with these requirements.

C.	Are any regulatory approvals required to consummate the Plan?

No. There are no known regulatory approvals that are required to consummate the Plan.

D.	What happens to my recovery if the Plan is not confirmed or does not go effective?

In the event that the Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their business. It is possible that any alternative may provide holders of Claims and Interests with less than they would have received pursuant to the Plan. For a more detailed description of the consequences of an extended chapter 11 case, or of a liquidation scenario, see Article XI.C of this Disclosure Statement, entitled “Liquidation Analysis,” which begins on page 94, and the Liquidation Analysis attached hereto as Exhibit C.

E.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Court. Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After confirmation of the Plan by the Court, there are conditions that need to be satisfied or waived so that the Plan can go effective. Initial distributions will only be made on the date the Plan becomes effective (the “Effective Date”) or as soon as reasonably practicable thereafter, as specified in the Plan. See Article VII.H of this Disclosure Statement, entitled “Conditions Precedent to Confirmation of the Plan and the Effective Date,” which begins on page 65, for a discussion of the conditions precedent to consummation of the Plan.

F.	What are the sources of Cash and other consideration required to fund the Plan?

The Plan will be funded by the following sources of consideration: Cash, the Exit Facility, the New Second Lien Loans, and the issuance of New HoldCo Common Shares. The documentation with respect to the Exit Facility, New Second Lien Loans, and the issuance of the New HoldCo Common Shares will be included in the Plan Supplement.

G.	Are there risks to owning New HoldCo Common Shares upon emergence from chapter 11?

Yes. See Article IX of this Disclosure Statement, entitled “RISK FACTORS TO BE CONSIDERED,” which begins on page 80.

H.	Is there potential litigation related to the Plan?

Parties in interest may object to the approval of this Disclosure Statement and may object to confirmation of the Plan as well, which objections potentially could give rise to litigation. In the event that it becomes necessary to confirm the Plan over the objection of certain Classes, the Debtors may seek confirmation of the Plan notwithstanding the dissent of such objecting Classes. The Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Court to confirm a plan that has been rejected by an impaired Class if it determines that the Plan satisfies section 1129(b) of the Bankruptcy Code.

I.	What is the Management Incentive Program?

Prior to the Petition Date, the Debtors and the Restructuring Support Parties negotiated a long-term management incentive program for New HoldCo executives, which provides for a pool of 10% of the New HoldCo Common Shares (on a fully diluted basis) in New HoldCo. 2.5% of the New HoldCo Common Shares shall be granted upfront and shall be unrestricted, 5% of the New HoldCo Common Shares shall be granted to certain executives upfront but vest over a three-year period, with one-third vesting each year, and be restricted. The remaining 2.5% of the New HoldCo Common Shares shall be reserved for future grants.

J.	How will the preservation of the Causes of Action impact my recovery under the Plan?

The Plan provides for the retention of all Causes of Action other than those that are expressly waived, relinquished, exculpated, released, compromised, or settled.

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the releases by the Debtors discussed in Article VII.G hereof), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtors or Reorganized Debtors have released any Person on or before the Effective Date (including pursuant to the Releases by the Debtors or otherwise), the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in the Plan. Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or consummation of the Plan.

K.	Will there be releases and exculpation granted to parties in interest as part of the Plan?

Yes, the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties. The Debtors’ releases, third-party releases, and exculpation provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and were an essential element of the negotiations between the Debtors and the Restructuring Support Parties in obtaining their support for the Plan pursuant to the terms of the Restructuring Support Agreement.

All of the Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the Plan, which will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions.

Each holder of a Claim that (i) votes to accept or is presumed to accept the Plan or (ii) votes to reject the Plan but does not elect to opt out of the release provisions contained in Article VIII of the Plan will be deemed to have expressly, unconditionally, generally, individually, and collectively released and discharged all Claims and Causes of Action against the Debtors and the Released Parties. The releases represent an integral element of the Plan.

Based on the foregoing, the Debtors believe that the releases and exculpations in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Second Circuit. Moreover, the Debtors will present evidence at the hearing on confirmation of the Plan (the “Confirmation Hearing”) to demonstrate the basis for and propriety of the release and exculpation provisions. The release, exculpation, and injunction provisions that are contained in the Plan are copied below.

1.	Release of Liens

Except as otherwise provided in the Plan, the Exit Facility Documents or the Swap Contracts or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, upon the payment in full in Cash of an Other Secured Claim, any Lien securing an Other Secured Claim that is paid in full, in Cash, shall be deemed released, and the holder of such Other Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases as may be requested by the Reorganized Debtors at the sole cost of the Reorganized Debtors.

2.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code and to the fullest extent allowed by applicable law, and except as otherwise specifically provided in the Plan or the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed and includes the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed expressly, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by the Debtors, the Reorganized Debtors, and the Estates, each on behalf of itself and its predecessors, successors, and assigns, subsidiaries, affiliates, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims or Causes of Action, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, the Estates, the holder of any Claim, or any other Person or Entity, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or the Estates ever had, now has, or hereafter can, shall, or may have, or would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring efforts and the negotiation, formulation or preparation of any transactions or documents in connection therewith, the Debtors’ intercompany transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by the Plan, the business or contractual arrangements and any other transaction or other arrangement between any Debtor, Reorganized Debtor, or Estate and any Releasing Party, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the Restructuring Transactions, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Definitive Documentation, the Restructuring Support Agreements, First Lien Documents, the Drilling Partnership Secured Hedging Facility Agreement, the Secured Swap Agreements, the Second Lien Credit Agreement, the Notes Indentures, the Swap Contracts, the Exit Facility, the New Second Lien Credit Agreement,

the Plan Supplement or related agreements, instruments or other documents created or entered into before or during the Chapter 11 Cases, the distribution of Securities pursuant to the Plan, or upon any other act or omission, transaction, agreement, event or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing; provided, however, that nothing in Article VIII.B of the Plan shall be construed to release any party or entity from gross negligence, intentional fraud, willful misconduct, or criminal conduct, as determined by a Final Order; provided further, that notwithstanding any language to the contrary contained in the Disclosure Statement, the Plan and/or the Confirmation Order, no provision shall preclude the U.S. Securities and Exchange Commission from enforcing its police and regulatory powers; and provided further, that notwithstanding any language to the contrary contained in the Disclosure Statement, the Plan and/or the Confirmation Order, no provision shall release any non-Debtor from liability in connection with any legal action or claim brought by the U.S. Securities and Exchange Commission. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any of the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

3.	Releases by Holders of Claims

On and after the Effective Date, to the fullest extent allowed by applicable law, and except as otherwise specifically provided in the Plan or the Confirmation Order, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed and includes the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement that Plan, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors, their Estates, and the Released Parties from any and all claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims, asserted or assertable on behalf of a Debtor, the Estates, the holder of any Claim, or any other Person or Entity, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that such Person or Entity ever had, now has, or hereafter can, shall, or may have, or would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person or Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring efforts and the negotiation, formulation or preparation of any transactions or documents in connection therewith, the Debtors’ intercompany transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, including any tender rights provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by the Plan, the business or contractual arrangements and any other transaction or other arrangement between any Debtor or Estate and any Releasing Party, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the Restructuring Transactions, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Definitive Documentation, the Restructuring Support Agreements, the First Lien Documents, the Drilling Partnership Secured Hedging Facility Agreement, the Secured Swap Agreements, the Second Lien Credit Agreement, the Notes Indentures, the Swap Contracts, the Exit Facility, the New Second Lien Credit Agreement, the Plan Supplement or related agreements, instruments or other documents created or entered into before or during the Chapter 11 Cases, the distribution of Securities pursuant to the Plan, or upon any other act or omission, transaction, agreement, event or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing; provided, however, that nothing in Article VIII.C of the Plan shall be construed to release any party or entity from gross negligence, intentional fraud, willful misconduct or criminal conduct, as determined by a Final Order; provided further, however that Article VIII.C of the Plan shall not release the Debtors, the Reorganized Debtors, their Estates, and the Released Parties from any Cause of Action held by a governmental entity existing as of the Effective Date based on (i) the Internal Revenue Code or other domestic state, city, or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city, or municipality, (iii) any criminal laws of the United States or any domestic state, city, or municipality, (iv) the Securities and Exchange Act of 1934 (as now in effect or hereafter amended), the Securities Act of 1933 (as now in effect or hereafter amended), or other securities laws of the United States or any domestic state, city or municipality, (v) the Employee Retirement Income Security Act of 1974, as amended, or (vi) the laws and regulations of the Bureau of Customs and Border Protection of the United States Department of Homeland Security. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any of the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

4.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim, obligation, claims, cause of action or liability for any Exculpated Claim, except for gross negligence, intentional fraud or willful misconduct (to the extent such duty is imposed by applicable non-bankruptcy law) as determined by a Final Order, but in all respects such Persons or Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtors and the Reorganized Debtors and, to the extent applicable, the other Exculpated Parties (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the Plan securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

5.	Injunction

Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court or as agreed to by the Debtors and a holder of a Claim against or Interest in the Debtors, all Entities who have held, hold or may hold Claims against or Interests in any or all of the Debtors (whether proof of such Claims or Interests has been filed or not) and other parties in interest, along with such Entities respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished or released pursuant to the Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Released Parties or the property of any of the Released Parties, (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Released Parties or the property of any of the Released Parties, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or the property of any of the Released Parties, (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Released Parties or the property of any of the Released Parties, except as contemplated or allowed by the Plan; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest will be deemed to have affirmatively and specifically consented to be bound by the Plan, including the injunctions set forth in Article VIII.F of the Plan.

The injunctions in Article VIII.F of the Plan shall extend to any successors of the Debtors and the Reorganized Debtors and their respective property and interests in property.

L.	What is the deadline to vote on the Plan?

The Voting Deadline is August 23, 2016, at 5:00 p.m. (prevailing Eastern time).

M.	How do I vote for or against the Plan?

Detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to holders of Claims that are entitled to vote on the Plan. For your vote to be counted, your ballot must be completed, signed and delivered so that it is actually received by August 23, 2016, at 5:00 p.m. (prevailing Eastern time) at the following address: Atlas Resource Partners, L.P., c/o Epiq Bankruptcy Solutions, LLC (“Epiq”), 777 Third Avenue, 12th Floor,

New York, New York 10017. Except in the Debtors’ sole discretion, ballots may not be transmitted by facsimile, email, or other electronic means. See Article X of this Disclosure Statement, entitled “SOLICITATION AND VOTING PROCEDURES,” which begins on page 86.

N.	Why is the Court holding a Confirmation Hearing and when will it occur?

Section 1128(a) of the Bankruptcy Code requires the Court to hold a hearing on confirmation of the Plan and recognizes that any party in interest may object to confirmation of the Plan.

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

Shortly after commencing the Chapter 11 Cases, the Debtors will request that the Bankruptcy Court schedule a combined Confirmation Hearing to consider, among other things, approval of the adequacy of the Disclosure Statement and confirmation of the Plan, at the United States Bankruptcy Court for the Southern District of New York, 1 Bowling Green, New York, New York 10004.

The Debtors intend to mail a combined notice which will include, among other things, (i) notice of the commencement of the Debtors’ Chapter 11 Cases; (ii) the date, time, and place of the Confirmation Hearing; (iii) instructions for obtaining copies of the Disclosure Statement and Plan; (iv) a summary of the Plan, including a chart summarizing Plan distributions; and (v) the deadline and procedures for objecting to the Disclosure Statement, the Solicitation Procedures, and confirmation of the Plan.

To provide additional notice to parties in interest in these cases, the Debtors propose to post to a website maintained by the Voting Agent various chapter 11 documents, including the Plan and this Disclosure Statement. The website address is: http://dm.epiq11.com/Atlas. Further, the Debtors intend to request Bankruptcy Court approval to publish a notice in The New York Times (National Edition), and another publication determined by the Debtors.

O.	What is the effect of the Plan on the Debtors’ ongoing business?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code. As a result, the occurrence of the Effective Date means that the Debtors will continue as a going concern. Following Confirmation, the Plan will be consummated on the Effective Date, which is a date selected by the Debtors that is the first business day after which all conditions to the Effective Date have been satisfied or waived. See Article IX.B of the Plan. On or after the Effective Date, and unless otherwise provided in the Plan, the Reorganized Debtors may operate their business and, except as otherwise provided by the Plan, may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Additionally, upon the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved.

P.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?

Yes. The composition of each board of directors or managers of a Reorganized Debtor, as applicable, and, to the extent applicable, the officers of each Reorganized Debtor, shall be disclosed prior to the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code. The expected governance of New HoldCo and New OpCo LLC, respectively, is set forth in the Governance Term Sheet, a copy of which is attached hereto as Exhibit D.

Except to the extent that a member of the board of directors or a manager, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager will be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be appointed or elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

Q.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, please contact Epiq, the Debtors’ Voting Agent:

By regular mail, hand delivery, or overnight mail at:

Atlas Resource Partners, L.P.

c/o Epiq Bankruptcy Solutions, LLC

777 Third Avenue, 12th Floor

New York, New York 10017

By electronic mail at:

Tabulation@epiqsystems.com

By telephone at:

(646)282-2500

Copies of the Plan, this Disclosure Statement, and any other publicly filed documents in the Chapter 11 Cases are available upon written request to the Debtors’ Voting Agent at the address above or by downloading the exhibits and documents from the website of the Debtors’ Voting Agent at http://dm.epiq11.com/Atlas (free of charge) or the Court’s website at www.nysb.uscourts.gov (for a fee).

R.	Do the Debtors recommend voting in favor of the Plan?

Yes. The Debtors believe the Plan provides for a larger distribution to creditors than would otherwise result from any other available alternative. The Debtors believe the Plan, which contemplates a significant deleveraging of the Debtors’ balance sheet and enables them to emerge from chapter 11 expeditiously, is in the best interest of all holders of Claims, and that any other alternatives (to the extent they exist) fail to realize or recognize the value inherent under the Plan.

S.	Who Supports the Plan?

The Plan is supported, subject to the terms and conditions of the Restructuring Support Agreement, by the Debtors and the Restructuring Support Parties, as set forth in the following chart:

Restructuring Support Parties	Support (expressed as an approximate percentage of the total principal amount of claims outstanding)
First Lien Lenders	100%
Second Lien Lenders	100%
Noteholders	80%

IV.	THE DEBTORS AND THEIR BUSINESS AND CAPITAL STRUCTURE

ARP, a publicly traded Delaware master-limited partnership, was formed in October 2011 and is an independent developer and producer of natural gas, crude oil and natural gas liquids with operations throughout the country. ARP, through certain of its subsidiaries, also sponsors and manages investment partnerships in which they co-invest, to develop and monetize a portion of their production activities. The Drilling Partnerships are not debtors in these Chapter 11 Cases.

Atlas Energy Group, LLC (“ATLS”), a Delaware limited liability company, is the general partner of ARP. ATLS owns 100% of ARP’s Class A units, all of the incentive distribution rights through which it manages and effectively controls ARP, and approximately 23.3% of ARP’s limited partner interests, including approximately 3.5% in the form of convertible Class C preferred units, which will convert to limited partnership units on or about July 31, 2016. ATLS also wholly owns or has interests in various other oil and gas subsidiaries (the “Non-Debtor Subsidiaries” and, together with ATLS and ARP’s non-Debtor subsidiaries, the “Non-Debtor Affiliates”). Neither ATLS nor any of its subsidiaries, with the exception of ARP and certain of its wholly-owned subsidiaries, will be debtors in these Chapter 11 Cases. A corporate organization chart designating Debtor and non-Debtor entities is attached as Exhibit E.

Other than four executives,3 the Debtors do not directly employ any of the persons responsible for their management or operation. In general, personnel employed by Non-Debtor Affiliates Atlas Energy Resource Services, Inc. and Anthem Securities, Inc. manage and operate the Debtors’ business. As of July 2016, approximately 407 employees provided direct support to the Debtors’ operations. The Debtors fund wages of such employees through payments to non-Debtors Atlas Energy Resource Services, Inc. and Anthem Securities, Inc.

A.	Overview of the Debtors’ Business

The Debtors are an independent developer and producer natural gas, crude oil and natural gas liquids with operations in basins across the United States. The Debtors are a leading sponsor and manager of tax-advantaged investment partnerships, the Drilling Partnerships, in which they co-invest, to develop and monetize a portion of their natural gas, crude oil, and natural gas liquids production activities.

The Debtors’ business strategy involves growing their natural gas, oil and natural gas liquids cash flows through a balanced mix of exploitation and development, sponsorship of the tax-advantaged Drilling Partnerships, and the acquisition of established, low-decline oil and gas properties. The Debtors’ primary business objective is to generate growing yet stable cash flows through the development and acquisition of mature, long-lived natural gas, oil and natural gas liquids properties.

1.	Production and Reserves

As of July 1, 2016, the Debtors’ estimated proved reserves were 1,013 Bcfe, including the reserves net to the Debtors’ equity interest in the Drilling Partnerships. Of the Debtors’ estimated proved reserves, approximately 71% were proved developed and approximately 68% were natural gas. For the month ended May 31, 2016, the Debtors’ average daily net production was approximately 223 MMcfe. The Debtors own production from over 14,000 wells, managing its primary operations in the following business units:

•	CBM Production: The Debtors own interests in 3,110 shallow decline, coal-bed methane producing wells in the Raton Basin in northern New Mexico, the Black Warrior Basin in central Alabama, the Central Appalachian Basin in southern West Virginia and southwestern Virginia, and the Arkoma. ARP’s average net CBM production in May 2016 was 117 MMcfe/d, representing over 52% of ARP’s total production for the same time period. ARP’s CBM assets have 432 Bcfe of remaining proved reserves, of which 87% is Proved Developed Producing (“PDP”).

•	Rangely: The Debtors own a 25% non-operated working interest in the Rangely field in northwest Colorado, in partnership with Chevron. Over the past 15 years, the Rangely field has exhibited a 3% exponential annual decline in production. In May 2016, the field generated 15 MMcfe/d of net production to ARP. The Debtors project the asset to have 168 Bcfe of total remaining proved reserves, which are 91% oil and 32% PDP.

[3]	These four executives have employment agreements to which both ARP and ATLS are parties.

•	Eagle Ford: The Debtors own 9,277 contiguous net acres in the Eagle Ford Shale in in Atascosa County. In May 2015, ARP produced 7.7 MMcfe/d from 27 proved developed wells across its position. The Debtors hold 72 proved undeveloped locations in the Eagle Ford Shale for development through ARP’s direct interest drilling or its Drilling Partnership business. In total, ARP holds 117 Bcfe of total proved reserves in the area, of which 88% are oil.

•	Fort Worth Basin: The Debtors hold interests in both the Barnett Shale and Marble Falls play in the Fort Worth Basin in northern Texas. ARP first acquired a position in the Barnett in March 2012 and has continued to build its position through acquisitions and organic drilling, developing a portfolio of 456 proved developed wells with current production of 41 MMcfe/d as of May 2016. The Debtors project its Fort Worth Basin assets hold 162 Bcfe of total proved reserves, of which 79% are PDP.

•	Appalachia: The Debtors own economic interests in over 8,000 wells across the Appalachian Basin, including the Marcellus Shale and the Utica Shale. Current production net to ARP from Appalachia is 35 MMcfe/d. The Debtors estimate remaining proved reserves to be 113 Bcfe, which are 93% gas.

•	Mississippi Lime: The Debtors have ownership interests in approximately 108 proved developed wells in Mississippi Lime and Hunton plays in northwestern Oklahoma, which produced 7.2 MMcfe/d in May 2016. The Mid Continent assets hold 19 Bcfe of proved reserves, which are 56% gas. The Debtors also own significant salt water disposal assets in the area to support Mississippi Lime production.

•	Other Mid Continent: The Debtors hold additional assets in the Chattanooga Shale in northeastern Tennessee, the New Albany Shale in southwestern Indiana and the Niobrara Shale in northeastern Colorado. The Debtors estimate that these assets have an aggregate 12 Bcfe of total proved reserves.

2.	Drilling Partnerships

Creating new and managing existing tax-advantaged Drilling Partnerships is fundamental to the Debtors’ business plan. ARP is the industry leader in tax-advantaged drilling partnerships, having raised over $2.6 billion in capital since 2000. Drilling Partnership capital raised from third party investors through the Debtors’ proprietary fundraising channel is deployed each year to drill and complete wells included within each respective Drilling Partnership. The Drilling Partnerships were designed to help the Debtors’ monetize its portfolio of undeveloped drilling locations by sourcing drilling capital from third-party investors and creating an ongoing fee income stream.

The fee structure of the Drilling Partnerships, as outlined below, diversifies ARP’s cash flows and reduces exposure to commodity price volatility. Each year, as the Debtors deploy Drilling Partnership investor capital in the drilling of wells included within the respective partnership, they are entitled to recognize certain management fees, including well construction and completion revenue and a portion of administration and oversight revenue. After the Drilling Partnership well is completed and turned online, the Debtors are entitled to receive additional operating and management fees on a monthly basis while the well is operating. Specifically, as managing general partner of the Drilling Partnerships, the Debtors recognize management fees in the following manner:

•	Well construction and completion. For each well that is drilled by a Drilling Partnership, the Debtors receive a 15% mark-up on those costs incurred to drill and complete the wells included within the partnership. Such fees are earned, in accordance with the partnership agreement, and recognized as the services are performed, typically between 60 and 270 days, using the percentage of completion method;

•	Administration and oversight. For each well drilled by a Drilling Partnership, the Debtors receive a fixed fee between $100,000 and $500,000, depending on the type of well drilled, which is earned in accordance with the partnership agreement and recognized at the initiation of the well. Additionally, the Drilling Partnership pays the Debtors a monthly per well administrative fee of $75 for the life of the well. The well administrative fee is earned on a monthly basis as the services are performed; and

•	Well services. Each Drilling Partnership pays the Debtors a monthly per well operating fee, currently $1,000 to $2,000, depending on the type of well, for the life of the well. Such fees are earned on a monthly basis as the services are performed.

In addition to the management fees, the Debtors are entitled to receive for services provided, the Debtors are also entitled to a pro-rata share of Drilling Partnership gas and oil production revenue, which generally approximates thirty percent.

B.	Capital Structure

As of March 31, 20164 the Debtors reported approximately $1.6 billion in total liabilities. As described in greater detail below, the Debtors’ significant funded debt obligations include: (a) approximately $674 million in principal amount of obligations under the First Lien Credit Facility; (b) approximately $250 million in principal amount of obligations under the Debtors’ Second Lien Term Loan; (c) approximately $354.7 million in principal amount of obligations under the 7.75% Senior Notes; and (d) approximately $312.9 million in principal amount of obligations under the 9.25% Senior Notes.

1.	First Lien Credit Facility

On July 31, 2013, ARP entered into the Second Amended and Restated Credit Agreement between ARP, Wells Fargo Bank, National Association, as Administrative Agent (in its capacity as Administrative Agent, the “First Lien Agent”), and certain lenders party thereto from time to time (as heretofore amended, restated, supplemented or otherwise modified, the “First Lien Credit Agreement”), which governs the Debtors’ senior secured revolving credit facility (the “First Lien Credit Facility”). ARP’s obligations under the First Lien Credit Agreement are guaranteed by other Debtors, and the obligations of ARP are secured by first priority liens on substantially all of the Debtors’ assets, including, but not limited to, all oil and gas assets, hydrocardons, of the real and personal property of the Debtors, including, without limitation, all accounts, chattel paper, inventory, equipment, goods, tangible and intangible property, as-

[4]	These financial figures reflect the Debtors’ most recent review of their business, as disclosed in the Debtors’ public filings. The Debtors reserve all rights to revise and supplement the figures presented herein.

extracted collateral, and proceeds thereof. The First Lien Credit Facility is subject to bi-annual redeterminations in May and November of each year, and is scheduled to mature on July 31, 2018. The Debtors’ borrowing base, and thus their borrowing capacity, under the First Lien Credit Agreement is impacted by the level of their oil and natural gas reserves. Downward revisions of the Debtors’ oil and natural gas reserves volume and value due to low commodity prices, the impact of lower estimated capital spending in response to lower prices, performance revisions, sales of assets or the incurrence of certain types of additional debt, among other items, have led to a series of reductions to the Debtors’ borrowing base.

On June 9, 2016, the Debtors received notice from the First Lien Agent that the borrowing base under the First Lien Credit Agreement was redetermined to $530,000,000. As of June 9, 2016, $673.7 million in borrowings were outstanding (which includes $4.2 million in letters of credit) under the First Lien Credit Facility, resulting in a borrowing base deficiency of $143.7 million. The First Lien Credit Agreement provides that within 30 days after the Debtors’ receipt of a notification of a borrowing base deficiency, the Debtors must elect to cure the borrowing base deficiency through any combination of the following actions: (i) repay amounts outstanding under the First Lien Credit Agreement sufficient to cure the borrowing base deficiency, either within 30 days after receipt of the borrowing base deficiency notice or in four equal monthly installments beginning 30 days after receipt of such notification; or (ii) pledge as collateral additional oil and gas properties acceptable to the administrative agent and lenders sufficient to cure the borrowing base deficiency within 60 days after receipt of the borrowing base deficiency notice. The Debtors elected to cure such deficiency by repaying the loans outstanding under the First Lien Credit Agreement in four installment payments commencing July 11, 2016. When the Debtors did not make the first installment payment on July 11, 2016, the First Lien Lenders and the Debtors entered into a forbearance agreement with respect to the event of default resulting from the missed installment payment. The forbearance period expires on July 27, 2016. Prior to the Petition Date, the Debtors monetized their hedging portfolio and used most of the proceeds to pay down the First Lien Credit Facility.

2.	Second Lien Term Loan Facility

On February 23, 2015, ARP entered into a Second Lien Credit Agreement with Wilmington Trust, National Association, as Administrative Agent (the “Second Lien Agent”) and certain lenders party thereto from time to time (the “Second Lien Credit Agreement”). The Second Lien Credit Agreement provides for a second lien term loan in an original principal amount of $250.0 million (the “Second Lien Term Loan Facility”). ARP’s obligations under the Second Lien Term Loan Facility are guaranteed by other Debtors, and the obligations of the Debtors are secured by liens, junior and subordinate in right to the First Lien Credit Facility, on substantially all of the assets owned by the Debtors, including, but not limited to, all of the real and personal property of the Debtors, including, without limitation, all accounts, chattel paper, inventory, equipment, goods, tangible and intangible property, as-extracted collateral, and proceeds thereof, with certain exceptions provided for in the Second Lien Term Loan Facility. The Second Lien Term Loan Facility matures on February 23, 2020. As of March 31, 2016, the Debtors had $250 million of borrowings outstanding under the Second Lien Term Loan Facility.

3.	Existing Intercreditor Agreement

On February 23, 2015, the Debtors, the First Lien Agent, and the Second Lien Agent entered into that certain intercreditor agreement that governs the rights between the First Lien Agent and the Second Lien Agent with respect to the collateral under the First Lien Credit Facility and Second Lien Term Loan Facility.

4.	7.75% Senior Notes

On January 23, 2013, the Debtors issued $275.0 million in 7.75 percent senior unsecured notes due January 15, 2021 (the “7.75% Senior Notes”). The 7.75% Senior Notes bear interest at a rate of 7.75 percent per annum, payable semi-annually on January 15 and July 15 each year commencing July 15, 2013. The 7.75% Senior Notes were issued under and are governed by that certain indenture dated January 23, 2013, by and among debtors Atlas Resource Partners Holdings, LLC (formerly known as Atlas Energy Holdings Operating Company, LLC, Atlas Resource Finance Corporation, ARP and other guarantor parties thereto, and U.S. Bank National Association, as trustee (as heretofore amended, restated, supplemented or otherwise modified, the “7.75% Senior Notes Indenture”). The 7.75% Senior Notes are guaranteed by certain of the Debtors’ material subsidiaries. On June 2, 2014, the Debtors issued an additional $100 million of 7.75% Senior Notes. As of March 31, 2016, the Debtors had approximately $354.7 million of principal outstanding under the 7.75% Senior Notes.

5.	9.25% Senior Notes

On July 30, 2013, the Debtors issued $250.0 million in 9.25 percent senior unsecured notes due January 15, 2021 (the “9.25% Senior Notes”). The 9.25% Senior Notes bear interest at a rate of 9.25 percent per annum, payable semi-annually on February 15 and August 15 each year commencing February 15, 2014. The 9.25% Senior Notes were issued under and are governed by that certain indenture dated July 30, 2013, by and among Atlas Resource Escrow Corporation and Wells Fargo, as trustee, as supplemented by a supplemental indentures by and among Atlas Resource Partners Holdings, LLC (formerly known as Atlas Energy Holdings Operating Company, LLC, Atlas Resource Finance Corporation, ARP and other guarantor parties thereto, and Wells Fargo, as trustee (as heretofore amended, restated, supplemented or otherwise modified, the “9.25% Senior Notes Indenture”). The 9.25% Senior Notes are guaranteed by certain of the Debtors’ material subsidiaries. On October 14, 2014, the Debtors issued an additional $75 million of 9.25% Senior Notes. As of March 31, 2016, the Debtors had $312.9 million of principal outstanding under their 9.25% Senior Notes. On June 6, 2016, Atlas Resource Partners Holdings, LLC and Atlas Resource Finance Corporation, Wells Fargo, and U.S. Bank National Association entered into an instrument whereby Wells Fargo resigned as trustee and U.S. Bank National Association was appointed successor trustee under the 9.25% Senior Notes Indenture.

6.	Contractual Revenue Arrangements

The Debtors market the majority of their natural gas production to gas marketers directly or to third party plant operators who process and market the gas. The sales price of natural gas produced is a function of the market in the area and typically linked to a regional index. The pricing indices for the majority of their production areas are as follows:

•	Appalachian Basin—Dominion South Point, Tennessee Gas Pipeline Zone 4 (200 Leg), Transco Leidy Line, Columbia Appalachia, New York Mercantile Exchange and Transco Zone 5;

•	Mississippi Lime—Southern Star;

•	Barnett Shale and Marble Falls—primarily Waha but with smaller amounts sold into a variety of north Texas outlets;

•	Raton—ANR, Panhandle, and NGPL;

•	Black Warrior Basin—Southern Natural;

•	Eagle Ford—Transco Zone 1;

•	Arkoma—Enable Gas; and

•	Other regions—primarily the Texas Gas Zone SL spot market (New Albany Shale) and the Cheyenne Hub spot market (Niobrara).

The Debtors attempt to sell the majority of their natural gas at monthly, fixed index prices and a smaller portion at index daily prices.

The crude oil produced from the Debtors’ wells flows directly into leasehold storage tanks where it is picked up by an oil company or a common carrier acting for an oil company. The crude oil is typically sold at the prevailing spot market price for each region, less appropriate trucking/pipeline charges. The oil and natural gas liquids production of their Rangely assets flows into a common carrier pipeline and is sold at prevailing market prices, less applicable transportation and oil quality differentials. The Debtors do not have delivery commitments for fixed and determinable quantities of crude oil in any future periods under existing contracts or agreements.

With respect to natural gas liquids, (“NGLs”), the NGLs are extracted from the natural gas stream by processing and fractionation plants enabling the remaining “dry” gas to meet pipeline specifications for transport or sale to end users or marketers operating on the receiving pipeline. The cost to process and fractionate the NGLs from the gas stream is typically either a volumetric fee for the gas and liquids processed or a percentage retention by the processing and fractionation facility. The Debtors do not have delivery commitments for fixed and determinable quantities of NGLs in any future periods under existing contracts or agreements.

For the year ended December 31, 2015, Tenaska Marketing Ventures, Chevron, Enterprise and Interconn Resources LLC accounted for approximately 21%, 15%, 11% and 11% of their total natural gas, oil, and NGL production revenues, respectively, with no other single customer accounting for more than 10% for this period.

7.	The Debtors’ Hedging Arrangements

To limit the Debtors’ exposure to commodity price volatility and to enhance cash flow visibility, the Debtors have historically used financial hedges for a significant portion of their natural gas and oil production. They have primarily used fixed price swaps to lock in cash flows.

Through these hedging arrangements, the Debtors seek to provide greater stability in their cash flows for their natural gas, oil and natural gas liquids production. The financial hedges may include purchases of regulated NYMEX futures and options contracts and non-regulated over-the-counter futures and options contracts with qualified counterparties. Financial hedges are contracts between the Debtors and certain counterparties and do not require physical delivery of hydrocarbons. Financial hedges allow the Debtors to mitigate hydrocarbon price risk, and cash is settled to the extent there is a price difference between the hedge price and the actual NYMEX settlement price. Settlement typically occurs on a monthly basis, at the time in the future dictated within the hedge contract. Financial hedges executed in accordance with the Debtors’ First Lien Credit Facility do not require cash margin and are secured by their natural gas and oil properties.

As the Debtors acquired properties over the past several years, ARP’s management team added hedges to keep the majority of its production hedged. This strategy has, to a certain extent, protected the Debtors from the recent fall in commodities prices. For example, in 2015, as commodity prices fell precipitously, ARP had hedges covering 83% of gas production and 114% of oil production. As a result, ARP received $181 million in hedge margin, representing 69% of EBITDA for the fiscal year 2015.

As discussed above, as of July 22, 2016, the Debtors’ hedge portfolio had a mark to market value of approximately $244 million. Pursuant to the Restructuring Support Agreement, the hedging portfolio has since been monetized. The Debtors used a portion of the proceeds to pay down the First Lien Credit Facility.

The Debtors continue to believe in protecting future cash flows through commodity swaps and will enter into new contracts for 80% of its future production as part of the Plan. Accordingly, on the Petition Date, the Debtors intend to file a motion seeking authorization to enter into new hedge agreements during the Chapter 11 Cases.

8.	Drilling Partnership Secured Hedge Facility

In March 5, 2012, Debtor Atlas Resources, LLC entered into a secured hedge facility agreement with a syndicate of banks under which certain Drilling Partnerships have the ability to enter into derivative contracts to manage their exposure to commodity price movements. Under the First Lien Credit Facility, the Debtors are required to utilize this secured hedge facility for future commodity risk management activity for their equity production volumes within the participating Drilling Partnerships. The Debtors, as the ultimate general partner of the Drilling Partnerships, administer the commodity price risk management activity for the Drilling Partnerships under the secured hedge facility and guarantee their obligations under it. It is an Event of Default (as defined in the Plan) if Atlas Resources, LLC voluntarily commences a bankruptcy case under the Bankruptcy Code. Accordingly, in connection with the Debtors’ entry into the Restructuring Support Agreement, the collateral agent and the hedge parties under the secured hedge facility have agreed to waive any Event of Default caused by preparation and filing of the Chapter 11 Cases or any of the transactions contemplated by the Plan. The Debtors will assume the Drilling Partnership Secured Hedging Facility Agreement on the Effective Date pursuant to the Plan.

9.	General and Limited Partner Units

The general and limited partner units of ARP are as follows:

•	Class A Units. As of March 31, 2016, ARP had 2,166,884 units issued and outstanding of their Class A general partnership units. The Class A Units represent a 2% general partner interest in ARP, and the holder of the Class A Units is currently entitled to 2% of ARP’s cash distributions without any obligation to make future capital contributions to ARP.

•	Class C Units. As of March 31, 2016, ARP has 3,749,986 issued and outstanding of their Class C preferred limited partner units, for a total value of $84.8 million.

•	Class D Units. As of March 31, 2016, ARP has 4,090,328 issued and outstanding of their Class D preferred limited partner units, for a total value of $97.5 million.

•	Class E Units. As of March 31, 2016, ARP has 256,083 issued and outstanding of their Class E preferred limited partner units, for a total value of $5.8 million.

•	Common Units. As of March 31, 2016, ARP had 102,427,347 issued and outstanding of their common limited partner units, for a total value of $(257.6 million).

•	Class C Warrants. As of March 31, 2016, ARP has 562,497 issued and outstanding of their Class C limited partner warrants, for a total value of $1.2 million.

On July 12, 2016, ARP received written notice from the New York Stock Exchange (the “NYSE”) that the NYSE had commenced proceedings to delist the ARP’s common units as a result of ARP’s failure to comply with the continued listing standards which require that the common units must achieve a closing price of $1.00 per unit on both the last trading day of any calendar month within the prior six months and at least $1.00 average unit price over the 30 trading days preceding the end of that month. The NYSE suspended trading in the ARP’s common units, as well as in its two preferred unit issues listed on the NYSE. On July 13, 2016, ARP’s common units, Class D preferred units and Class E preferred units began trading on the OTCQX Best Market.

V.	EVENTS LEADING TO THE CHAPTER 11 FILINGS

A.	Adverse Market Conditions

Recent macroeconomic factors have made it difficult for the Debtors to support its debt obligations and generate sufficient capital to grow their business. Beginning in late 2014, oil prices significantly declined due to an oversupply worldwide and have yet to recover.

Simultaneously, the natural gas market saw the impact of continued growth in natural gas production in the United States, which has caused a sustained drop in natural gas prices over a several year period. The difficulties faced by the Debtors are consistent with the difficulties faced industry-wide. Exploration and production companies and others have been challenged by relatively low natural gas prices for several years.

B.	Addressing Liquidity Constraints

The Debtors’ management team has been diligently focused on preserving liquidity and reducing operating and corporate costs to align their business with the current commodity price environment. Measures taken by the Debtors include, but are not limited to: (a) reducing their capital expenditures from approximately $264 million in 2013 to approximately $213 million in 2014, to approximately $127 million in 2015; (b) reducing operating expenses by approximately 22% from by renegotiating gathering agreements and optimizing transportation and productions routes for a savings of approximately $12 million; (c) reducing the staff headcount approximately by 40% from 2015 levels for a savings of approximately $31 million; (d) eliminating common equity distributions for an annual savings of approximately $240 million; (e) eliminating Class C preferred unit dividends for an approximately $8 million in annual savings, and (f) eliminating Class D and Class E preferred unit dividends for an approximately $10 million in annual savings.

Recognizing that a near-term solution to their imminent liquidity constraints may not be achievable without the support of their major creditors, the Debtors sought external strategic advice and assistance from Perella Weinberg Partners (“Perella”) as their financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and Paul Hastings LLP (“Paul Hastings”) as their legal advisors. The advisors were retained to assist the Debtors with exploring strategic alternatives to their current liquidity situation in a manner that would maximize value for all stakeholders.

With the assistance of these advisors, the Debtors engaged the major constituents in their capital structure in an attempt to negotiate a consensual out-of-court restructuring that would maximize value for all parties in interest. For several months, the Debtors and their advisors have met with the Debtors’ principal creditors and their advisors on multiple occasions and provided such parties with substantial diligence. The Debtors first engaged such parties to explore potential comprehensive out-of-court restructuring opportunities, but ultimately focused on negotiating the Restructuring Support Agreement to facilitate their prepackaged chapter 11 plan of reorganization.

C.	Agreement with Restructuring Support Parties on Restructuring Support Agreement

On July 25, 2016, the Debtors and the Restructuring Support Parties entered into the Restructuring Support Agreement. The Restructuring Support Parties represent holdings in the aggregate of approximately 90% in principal amount of the Debtors’ prepetition funded debt. The Debtors and the Restructuring Support Parties recognized that the Debtors’ ability to operate as a going concern could only be achieved through a comprehensive restructuring that included significant deleveraging of the Debtors’ balance sheet. The Restructuring Support Agreement provides the framework for an expedited restructuring under chapter 11 of the Bankruptcy Code. Further, the transactions contemplated by the Restructuring Support Agreement provide the Debtors with access to the consensual use of their prepetition secured lenders’ cash collateral, subject to the Cash Collateral Orders.

Since executing the Restructuring Support Agreement, the Debtors have documented the terms of the prepackaged restructuring contemplated thereby, including the Plan.5 The Plan represents the culmination of the Debtors’ months-long restructuring process. The Plan effectuates a balance sheet restructuring, which will significantly reduce long-term debt and annual interest payments and result in a stronger balance sheet for the Debtors.

The Debtors intend to file the Chapter 11 Cases to implement their prepackaged restructuring pursuant to the terms of the Restructuring Support Agreement, improve liquidity, and enhance their long-term growth prospects and operating performance. The Plan gives the Debtors the best opportunity to withstand current adverse market conditions, generate sufficient liquidity to fund their operations, and maximize value for the benefit of their stakeholders.

VI.	THE ANTICIPATED CHAPTER 11 CASES

The Debtors anticipate filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code on or before July 27, 2016. To facilitate the efficient and expeditious implementation of the Plan through the Chapter 11 Cases, the Debtors intend to seek to have the Chapter 11 Cases assigned to the same bankruptcy judge and administered jointly.

The filing of a petition will commence the Chapter 11 Cases. At that time, all actions and proceedings against the Debtors and all acts to obtain property from the Debtors will be stayed under section 362 of the Bankruptcy Code. The Debtors will continue to operate their business and manage their property as debtors in possession under sections 1107(a) and 1108 of the Bankruptcy Code.

The Debtors expect to proceed expeditiously through the Chapter 11 Cases. To facilitate the Chapter 11 Cases and to minimize disruption to their operations, the Debtors will file motions seeking from the Bankruptcy Court, among other relief, the relief detailed below. These requests will include, but are not limited to, orders permitting the Debtors to pay employee wages and benefits, pay certain oil and gas obligations, and maintain their cash management system consistent with the Debtors’ customary practices, for the purpose of satisfying or paying the Debtors’ ordinary course operating expenses. Such relief, if granted, will assist in the administration of the Chapter 11 Cases. There can be no assurance, however, that the Court will grant any or all of the relief sought.

Commencing the Chapter 11 Cases should enable the Debtors to implement a financial restructuring on the terms set forth in the Restructuring Support Agreement and the Plan with little to no disruption of the Debtors’ business. The Debtors believe that the transactions contemplated by the Plan will deleverage their balance sheet, improve go-forward liquidity, and position the Debtors for flexibility and future growth in the industry.

[5]	The key terms of the Plan are discussed in greater detail in Article VII of this Disclosure Statement, entitled “Summary of the Plan of Reorganization.”

A.	Expected Timetable of the Chapter 11 Case

The Debtors anticipate that the hearing to consider the adequacy of the Disclosure Statement and confirmation of the Plan will occur within 30 to 45 days after the Petition Date. There can be no assurance, however, that the Bankruptcy Court will permit the Chapter 11 Cases to proceed as expeditiously as anticipated. Assuming that the Plan is confirmed, the Plan provides that the Effective Date will be the first business day on which all conditions to the Plan’s effectiveness (as set forth in Article IX.B of the Plan) have been satisfied or waived. Based upon information currently available, the Debtors believe that the Effective Date could occur shortly after the Confirmation Date. There can be no assurance, however, that this projected timetable can be achieved.

B.	Approval of Solicitation Procedures and Scheduling of Confirmation Hearing

The Debtors will be seeking confirmation of the Plan and emergence from chapter 11 as soon as possible. To that end, the Debtors intend to file a motion (the “Scheduling and Solicitation Motion”) on the Petition Date requesting that the Court enter an order (a) scheduling a combined Confirmation Hearing to consider, among other things, approval of the adequacy of the Disclosure Statement and confirmation of the Plan, (b) approving the form, manner, and sufficiency of the notice of the commencement of the Chapter 11 Case and Confirmation Hearing, (c) establishing a deadline and procedures for objections to the Disclosure Statement and the Plan, and (d) approving the Solicitation Procedures. The Debtors intend to seek the earliest possible date permitted by the applicable rules and the Court’s calendar for the combined Confirmation Hearing.

C.	Assumption of the Restructuring Support Agreement

On the Petition Date, the Debtors intend to file a motion requesting that the Court authorize the Debtors to assume the Restructuring Support Agreement. The assumption of the Restructuring Support Agreement ensures that the agreement that forms the foundation for a consensual restructuring continues to be valid and enforceable against all signatories postpetition. Moreover, assumption of the Restructuring Support Agreement will ensure the agreement continues to provide the Debtors with the benefits they bargained for thereunder, including a deleveraged balance sheet, new credit facilities, and an opportunity for all stakeholders to maximize recoveries while permitting the Debtors’ business to proceed swiftly toward confirmation and emergence from bankruptcy as a healthier and more viable competitor.

D.	Significant First-Day Motions

Recognizing that any interruption of the Debtors’ business, even for a short period, could negatively impact customer and vendor relationships and the Debtors’ goodwill, revenue, and profits, which would be detrimental to the value of the Debtors’ estates, the Debtors intend to file certain motions (the “First-Day Motions”) authorizing the Debtors to continue operating their businesses in the ordinary course. The First-Day Motions seek to stabilize the Debtors’ operations and are designed to facilitate a smooth transition into chapter 11 and ease the strain on the Debtors’ business as a consequence of the filing of the Chapter 11 Cases. There is no guarantee that the Court will grant any or all of the requested relief. The following summary highlights certain of the First-Day Motions that are presently expected to be filed; however, the Debtors reserve their rights not to file certain of the First-Day Motions, file additional First-Day Motions, and/or modify the relief requested in the First-Day Motions highlighted below.

1.	Cash Collateral Motion

The Debtors expect to seek authority to use their cash collateral in order to continue their business operations. The Debtors expect to seek authorization to use only such amounts of cash collateral as are necessary or appropriate to continue to operate their business in the ordinary course and to avoid any immediate and irreparable harm to their business. In exchange for the use of such cash collateral, the First Lien Secured Parties will receive adequate protection in the form of, inter alia, adequate protection liens, superpriority claims, payment of interest, and payment of fees and expenses, and the Second Lien Agent and Second Lien Lenders will receive adequate protection in the form of adequate protection liens and payment of certain fees and expenses.

2.	Cash Management Motion

The Debtors maintain a centralized cash management system designed to collect, track, aggregate, and disburse cash on a daily basis within the various Debtors and Non-Debtor Affiliates. To facilitate a smooth transition into the Chapter 11 Cases, the Debtors intend to seek authority to continue using the existing cash management system, bank accounts, and business forms.

3.	Oil and Gas Obligations Motion

The Debtors’ long-term business prospects depend on the willingness of numerous mineral interest holders, working interest holders, surface owners, vendors, and others to continue dealing with the Debtors. A fundamental premise of the E&P business is that hydrocarbon reserves are a constantly diminishing resource. Thus, an E&P operator must explore and develop new reserves just to maintain existing production levels. Accordingly, the Debtors’ long-term prospects depend on their ability to acquire and develop new reserves in the future. To do so successfully, the Debtors will require the cooperation of the various counterparties indicated above. These parties may be unwilling to transact new business with the Debtors if they doubt the Debtors’ ability to satisfy their oil and gas obligations. The Debtors intend to seek authority to satisfy certain of the Debtors’ oil and gas obligations in the ordinary course of business.

4.	Wages and Benefits Motion

Other than four executives, the Debtors do not directly employ any of the persons responsible for their management or operation. The personnel responsible for managing and operating the Debtors’ business are employed by Non-Debtor Affiliates Atlas Energy Resource Services, Inc. and Anthem Securities, Inc. These individuals provide critical, beneficial services to the Debtors. As such, the Debtors fund wages of such individuals through bi-weekly intercompany payments to Atlas Energy Resource Services, Inc. and through regular capital contributions to Anthem Securities, Inc. The Debtors also fund benefit programs for such individuals. The Debtors cannot afford for these individuals to be distracted by unnecessary concern over the payment of their wages and other benefits in the ordinary course of operations. As such, the Debtors intend to seek authority to continue and honor the prepetition programs, policies, and practices utilized in the ordinary course that ensure personnel wages are paid and that their benefits programs remain funded.

5.	Creditor Claims in the Ordinary Course

In the ordinary course of its business, the Debtors rely on a variety of vendors and service providers. If obligations are not met or services are not paid for on a timely basis as they become due, some of the Debtors’ vendors and service providers may seek to terminate their relationship with the Debtors or alter payment terms, to the detriment of the Debtors. In order to maintain certain relationships, the Debtors may file a motion for authority to pay certain claims in the ordinary course.

6.	Taxes Motion

Although the Debtors expect to pay all taxes and regulatory obligations in full pursuant to the Plan, in order to minimize the potential disruption to the Debtors’ business during the Chapter 11 Cases, the Debtors intend to seek authority to pay the Debtors fees and other similar charges and assessments, as well as certain taxes, whether arising prior, or subsequent, to the Petition Date, to the appropriate taxing, licensing, and other governmental authorities.

7.	Utilities Motion

The Debtors incur utility expenses for electricity, telephone, and other essential services in the ordinary course of their business. The Debtors intend to seek entry of an order (i) approving their proposed form of adequate assurance of postpetition payment, (ii) establishing procedures for resolving objections by utility companies to the proposed adequate assurance, and (iii) prohibiting utility providers from altering, refusing, or discontinuing service to, or discriminating against, the Debtors.

8.	Insurance and Surety Motion

The general partner of ARP, ATLS, maintains various insurance policies which provide coverage to the Debtors for both general commercial business risks and risks specific to the exploration and production industry. Accordingly, the Debtors, whose operations require such insurance coverage, make payments for premiums and other fees related to the insurance policies. Such polices are essential to the ongoing operation of the Debtors’ business. As such, continued payment of such premiums and fees as they come due in the ordinary course of business is necessary in order to maintain relationships with the insurance carriers and ensure the continued availability and pricing of insurance coverage. Accordingly, the Debtors intend to seek authority to continue to fund the insurance programs in the ordinary course, including paying premiums, deductibles, taxes, and fees, whether arising prior or subsequent to the Petition Date.

In the ordinary course of business, the Debtors are required to provide surety bonds to certain third parties to secure the Debtors’ payment or performance of certain obligations, often to governmental units or other public agencies (the “Surety Bond Program”). These may include plugging and abandonment obligations, environmental obligations, litigation liability, and road damage obligations. Often, statutes or ordinances require the Debtors to post surety bonds to secure such obligations. As such, failure to provide, maintain, or timely replace their surety bonds may prevent the Debtors from undertaking essential functions related to their operations. In order to maintain the existing Surety Bond Program, the Debtors intend to request the authority, but not direction, to pay the obligations in connection with Surety Bond Program, as they come due, including the bond premiums, any bond commissions as needed. In addition, the Debtors intend to seek authority to renew or potentially acquire additional bonding capacity as needed in the ordinary course of their business, and execute other agreements in connection with the Surety Bond Program.

9.	Hedging Motion

As is customary in E&P industry, certain of the Debtors, and certain Non-Debtor Affiliates, routinely enter into hedging arrangements with counterparties to provide partial protection against fluctuations in commodity prices and delivery risks. Pursuant to the Restructuring Support Agreement, the Debtors agreed to monetize their existing hedges and obtain Court authority to enter into a new hedge agreement within two business days following the Petition Date. As such, the Debtors intend to file a motion to receive authorization to enter into the new hedge agreement contemporaneously with the filing of the Chapter 11 Cases or shortly thereafter.

E.	Procedural Motions and Professional Retention Applications.

The Debtors intend to file several procedural motions that are standard in chapter 11 cases of similar size and complexity, as well as applications to retain the various professionals who will be assisting the Debtors during the Chapter 11 Cases.

VII.	SUMMARY OF THE PLAN OF REORGANIZATION

This section of the Disclosure Statement summarizes the Plan, a copy of which is attached hereto as Exhibit A. This summary is qualified in its entirety by reference to the Plan.

A.	Administrative Expense and Priority Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan and shall have the following treatment:

1.	Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to different treatment, each holder of an Allowed Administrative Expense Claim shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense

Claim; provided, however, that Restructuring Expenses invoiced prior to the Effective Date shall be paid on or before the Effective Date in accordance with Article V.V. of the Plan; provided, further, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions. For the avoidance of doubt, the Fee Claims and Restructuring Expenses shall be Allowed Administrative Expense Claims. All statutory fees payable under 28 U.S.C. § 1930(a) shall be paid as such fees become due. Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ rights in respect of any Administrative Expense Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Administrative Expense Claims, including the right to Cure any arrearages or defaults that may exist with respect to contracts to be assumed under the Plan.

2.	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Allowed Priority Tax Claim, at the sole option of the Debtors, with the consent of the Required Consenting Creditors, not to be unreasonably withheld, or the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years from and after the Petition Date, provided, that the Debtors reserve the right to prepay all or a portion of any such amounts at any time under this option. Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ rights in respect of any Priority Tax Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Priority Tax Claims.

B.	Classification and Treatment of Claims and Interests

1.	Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

2.	Formation of Debtor Groups for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets. Except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

3.	Summary of Classification

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Fee Claims, and Priority Tax Claims have not been classified. The classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.D of the Plan.

Class	Designation	Treatment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (Presumed to accept)
2	Other Secured Claims	Unimpaired	No (Presumed to accept)
3	First Lien Claims	Impaired	Yes
4	Second Lien Claims	Impaired	Yes
5	Notes Claims	Impaired	Yes
6	General Unsecured Claims	Unimpaired	No (Presumed to accept)
7	Intercompany Claims	Unimpaired	No (Presumed to accept)
8	Intercompany Equity Interests	Unimpaired / Impaired	No (Presumed to accept or deemed to reject)
9	ARP Equity Interests	Impaired	No (Deemed to reject)

4.	Treatment of Claims and Interests

(i)	Class 1 – Priority Non-Tax Claims.

(a)	Impairment and Voting. Class 1 is Unimpaired by the Plan. Each holder of an Allowed Priority Non-Tax Claim is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted the Plan.

(b)	Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, unless the holder of a Priority Non-Tax Claim and the Debtors, with the consent of the Required Consenting Creditors, agree to different treatment, each holder of an Allowed Priority Non-Tax Claim shall have its Claim Reinstated.

(ii)	Class 2 – Other Secured Claims.

(a)	Impairment and Voting. Class 2 is Unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted the Plan.

(b)	Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a holder of an Allowed Other Secured Claim and the Debtors, with the consent of the Required Consenting Creditors, agree to less favorable treatment, each holder of an Allowed Other Secured Claim shall have its Claim Reinstated.

(iii)	Class 3 – First Lien Claims.

(a)	Allowance. The First Lien Claims are Allowed Claims in the aggregate amount of all outstanding principal, interest and other obligations due under the First Lien Documents, including those arising after the Petition Date.

(b)	Impairment and Voting. Class 3 is Impaired by the Plan. Each holder of an Allowed First Lien Claim is entitled to vote to accept or reject the Plan.

(c)	Distribution. On the Effective Date, each holder of an Allowed First Lien Claim shall receive, in full satisfaction of and in exchange for such Allowed First Lien Claim, its Pro Rata Share of: (i) Cash in an amount equal to the principal amount of loans and the face amount of issued letters of credit outstanding under the First Lien Credit Agreement on the Effective Date minus $440,000,000.00, (ii) accrued and unpaid interest, fees, indemnities and other obligations and claims, including expense reimbursement obligations, through the Effective Date as set forth in the Cash Collateral Order or under the First Lien Documents, to the extent not previously paid, and (iii) the Exit Facility as a term loan under the Exit Facility Credit Agreement; provided, however, that holders of Allowed First Lien Claims which elect to participate in the Exit Facility as Exit Facility Revolver Lenders shall receive revolving loans under the Exit Facility Credit Agreement.

(iv)	Class 4 – Second Lien Claims.

(a)	Allowance. The Second Lien Claims are Allowed Claims in the aggregate amount of all outstanding principal, interest and other obligations due under the Second Lien Documents, including those arising after the Petition Date.

(b)	Impairment and Voting. Class 4 is Impaired by the Plan. Each holder of an Allowed Second Lien Claim is entitled to vote to accept or reject the Plan.

(c)	Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a holder of a Second Lien Claim and the

Debtors agree to a less favorable treatment, in full and final satisfaction of any and all obligations arising under the Second Lien Credit Agreement, each holder of an Allowed Second Lien Claim shall receive its Pro Rata Share of (i) the Second Lien Payment, (ii) the New Second Lien Loans, and (iii) the Second Lien Interest Payment.

(v)	Class 5– Notes Claims.

(a)	Allowance. The Notes Claims are Allowed Claims in the aggregate amount of all outstanding principal and interest as of the Petition Date.

(b)	Impairment and Voting. Class 5 is Impaired by the Plan. Each holder of an Allowed Notes Claim is entitled to vote to accept or reject the Plan.

(c)	Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that the holder of such Claim and the Debtors, with the consent of the Required Consenting Creditors, not to be unreasonably withheld, agree to different treatment, in full and final satisfaction of all obligations arising under the Notes Indentures, each holder of an Allowed Notes Claim shall receive its Pro Rata Share of 90% of the New HoldCo Common Shares as of the Effective Date, subject to dilution on account of the Management Incentive Program.

(vi)	Class 6 – General Unsecured Claims.

(a)	Impairment and Voting. Class 6 is Unimpaired by the Plan. Each holder of an Allowed General Unsecured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted the Plan.

(b)	Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that the holder of such Claim and the Debtors agree to different treatment (with the consent of the Required Consenting Creditors, not to be unreasonably withheld), in full and final satisfaction of any and all obligations under all Allowed General Unsecured Claims, each holder of an Allowed General Unsecured Claim shall have its Claim Reinstated.

(vii)	Class 7 – Intercompany Claims.

(a)	Impairment and Voting. Class 7 is Unimpaired by the Plan. Each Holder of an Allowed Intercompany Claim is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted the Plan.

(b)	Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a holder of an Intercompany Claim and the Debtors, with the consent of the Required Consenting Creditors (such consent not to be unreasonably withheld), agree to less favorable treatment, each holder of an Intercompany Claim shall have its Interests Reinstated.

(viii)	Class 8 – Intercompany Equity Interests.

(a)	Impairment and Voting. Class 8 shall be, at the option of the Debtors with the consent of the Required Consenting Creditors (such consent not to be unreasonably withheld), either Unimpaired or Impaired by the Plan. Each holder of an Allowed Intercompany Equity Interest is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted or rejected the Plan, as applicable.

(b)	Distribution. Except to the extent otherwise provided in the Plan, Class 8 Interests shall be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. For the avoidance of doubt, ARP’s Intercompany Equity Interest in Atlas Resource Partners Holdings, LLC shall be contributed to New HoldCo in accordance with Article V.C.iv of the Plan and shall not be Reinstated, as ARP shall be liquidated under the Plan.

(ix)	Class 9 – ARP Equity Interests.

(a)	Impairment and Voting. Class 9 is Impaired by the Plan. Notwithstanding the foregoing, each holder of an Allowed ARP Equity Interest is conclusively deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

(b)	Distribution. On the Effective Date, ARP Equity Interests shall be cancelled and discharged and shall be of no further force or effect, whether surrendered for cancellation or otherwise, and holders of ARP Equity Interests shall receive no distribution on account of such ARP Equity Interests.

5.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims, including the right to Cure any arrearages or defaults that may exist with respect to contracts to be assumed under the Plan.

6.	Discharge of Claims

Except as otherwise provided in the Plan, and effective as of the Effective Date: (i) the rights afforded herein and the treatment of all Claims herein will be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (ii) the Plan will bind all holders of Claims, notwithstanding whether any such holders were solicited under the Plan, abstained from voting to accept or reject the Plan, or voted to reject the Plan; (iii) all Claims will be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto will be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (iv) except as otherwise expressly provided for in the Plan, all entities will be precluded from asserting against, derivatively on behalf of, or through, the Debtors, the

Debtors’ Estates, the Reorganized Debtors, each of their successors and assigns, and each of their assets and properties, any other Claims based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

C.	Acceptance Requirements; Effect of Rejection by One or More Classes of Claims

1.	Impaired Classes to Vote on Plan

Each holder of a Claim or Equity Interest in an Impaired Class, not otherwise deemed to have rejected the Plan, shall be entitled to vote separately to accept or reject the Plan. The Claims included in Classes 3, 4, and 5 are Impaired and entitled to vote to accept or reject the Plan. The Classes of Intercompany Claims and Intercompany Equity Interests are deemed to have accepted the Plan by virtue of proposing the Plan.

2.	Acceptance by Class of Creditors

An Impaired Class of holders of Claims shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have voted to accept or reject the Plan.

3.	Cramdown

In the event that any Impaired Class of Claims fails to accept the Plan in accordance with section 1129(a) of the Bankruptcy Code, the Debtors reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code as to such Class. The Debtors intend to undertake to have the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code because Class 9 (ARP Equity Interests) is Impaired and deemed to reject the Plan.

D.	Means for Implementation of the Plan

1.	Non-Substantive Consolidation

On the Effective Date, the Debtors’ estates shall not be deemed to be consolidated for purposes of the Plan. Any Claims against one or more of the of the Debtors based upon a guaranty, indemnity, co-signature, surety, or otherwise, of Claims against another Debtor shall be treated as separate and distinct Claims against the estates of the respective Debtors and shall be entitled to the treatment provided for under the Plan’s provisions concerning distributions.

2.	Operations Between the Confirmation Date and Effective Date

During the period from the Confirmation Date through and until the Effective Date, the Debtors may continue to operate their businesses as debtors in possession, subject to all applicable orders of the Bankruptcy Court and any limitations or agreements set forth in the Restructuring Support Agreement.

3.	Restructuring Transactions

Prior to the Effective Date, New HoldCo shall convert into a limited liability company and New HoldCo shall file an entity classification election on Internal Revenue Service Form 8832 to be treated as a corporation for U.S. federal income tax purposes effective as of the date of its conversion into a limited liability company (the “New HoldCo Conversion”).

On the Effective Date, the following transactions (the “Restructuring Transactions”) shall be effectuated in the following order:

(i) Transfer of Obligation. The Debtors shall transfer to ARP, and ARP shall assume, all of the Debtors’ outstanding obligations related to the Senior Notes that are being discharged pursuant to the Plan.

(ii) Exit Facility and New Second Lien Credit Agreement. Except as expressly set forth in Articles V.D and V.E of the Plan, the Debtors obligations under the First Lien Credit Agreement and the Second Lien Credit Agreement shall be discharged, and the Reorganized Debtors shall enter into the Exit Facility and the New Second Lien Credit Agreement, as set forth in Article V.D and V.E of the Plan.

(iii) Contribution of Assets to New HoldCo. ARP shall transfer all of its assets (i.e., the equity interests in its subsidiaries) to New HoldCo in exchange for 5,000,000 shares of New HoldCo Common Shares (to be transferred to the holders of Notes Claims and Second Lien Claims).

(iv) Equitization of Senior Notes; Second Lien Payment. ARP shall distribute 90% of the New HoldCo Common Shares to the Noteholders (subject to dilution for the Management Incentive Program) and the Senior Notes shall be cancelled. Additionally, ARP shall distribute the Second Lien Payment to the holders of Second Lien Claims.

(v) Contribution of Assets to New OpCo LLC. New HoldCo shall transfer all of its assets (i.e., the equity interests in its subsidiaries) to New OpCo LLC in exchange for 100% of the interests in New OpCo LLC. New OpCo LLC shall be managed by New HoldCo, as its managing member.

(vi) ARP Mgt LLC. ARP Mgt LLC shall receive a preferred share of equity in New HoldCo, entitling it to receive 2% of the economics of New HoldCo, as of the Effective Date, subject to the terms of the Restructuring Support Agreement, and such other rights as provided for in the Restructuring Support Agreement.

A condensed version of the anticipated structure of the Reorganized Debtors is included below:

In addition, on or as soon as practicable after the Effective Date, ARP will liquidate, without need for unitholder approval.

4.	Exit Facility

On or before the Effective Date, the Reorganized Debtors shall enter into the Exit Facility Credit Agreement, the Exit Facility Documents and any other documents necessary or appropriate to satisfy the conditions to the effectiveness of the Exit Facility. Upon confirmation of the Plan, the Debtors shall be authorized, without the need for any further corporate action or without further action by the Debtors or Reorganized Debtors, as applicable, to enter into, and perform under, the Exit Facility Credit Agreement, the other Exit Facility Documents and any other documents or instruments necessary or appropriate to satisfy the conditions to effectiveness of the Exit Facility. For the avoidance of doubt, any letters of credit issued and outstanding under the First Lien Credit Agreement on the Effective Date shall be “rolled” into the Exit Facility, and the Swap Contracts, to the extent in effect as of the Effective Date, shall become obligations of New OpCo LLC and be secured by the Exit Facility Collateral. The Exit Facility shall be Secured by first priority security interests and liens in the Exit Facility Collateral.

On the Effective Date, (a) upon the execution and delivery of the Exit Facility Documents and any related Definitive Documentation, and upon the granting of the lien and security interests, the obligations arising under the Exit Facility Documents shall be valid, binding, effective, non-avoidable, and enforceable in accordance with their terms, and the Exit Facility Agent for the benefit of the Exit Facility Lenders shall have a valid, binding, perfected, non-avoidable, and enforceable second-priority lien on and security interest in the Exit Facility Collateral, subject only to such Liens and security interests as permitted under the Exit Facility Documents, and valid, binding, and enforceable guarantee and collateral documentation; and (b) upon the execution and delivery of guarantees, mortgages, pledges, security interests and other liens in accordance with the Plan, the guarantees, mortgages, pledges, security interests and other liens granted or purported to be granted to secure or guarantee the obligations under the Exit Facility Credit Agreement and the other Exit Facility Documents shall be granted in good faith, shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, and the priorities of such guarantees, mortgages, pledges, security interests and other liens shall be as set forth in the Exit Facility Documents, related guarantee and collateral documentation, and the Exit Intercreditor Agreement.

For the avoidance of doubt, all indemnification obligations and expense reimbursement obligations of the Debtors arising under the First Lien Documents in favor of the First Lien Secured Parties, or their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall remain in full force and effect, and shall be assumed and be enforceable against the Reorganized Debtors on and after the Effective Date under the Exit Facility Credit Agreement and the other Exit Facility Documents pursuant to the Plan and the terms of the Exit Facility Documents. The indemnification and expense reimbursement provisions of the First Lien Credit Agreement and First Lien Documents shall continue to govern with respect to any obligations governing the relationship between the First Lien Secured Parties (including those provisions relating to the First Lien Agent’s rights to seek expense reimbursement, indemnification and similar amounts from the First Lien Lenders) or that may survive termination or maturity of the First Lien Credit Facility in accordance with the terms thereof.

5.	New Second Lien Credit Agreement

On or before the Effective Date, the Debtors shall be authorized, without the need for any further corporate action and without further action by the Debtors or Reorganized Debtors, as applicable, to enter into, and perform under, the New Second Lien Credit Agreement, the New Second Lien Documents and any other documents or instruments necessary or appropriate to satisfy the conditions to effectiveness of the New Second Lien Credit Agreement. The obligations under the New Second Lien Documents shall be Secured by second priority interests and liens in the Exit Facility Collateral.

On the Effective Date, the Exit Facility Agent, on behalf of itself and each Exit Facility Lender, the New Second Lien Agent, on behalf of itself and each New Second Lien Lender, and the Debtors, inter alia, shall enter into the Exit Intercreditor Agreement.

On the Effective Date, (a) upon the execution and delivery of the New Second Lien Documents and any related Definitive Documentation, and upon the granting of the lien and security interests the obligations arising under the New Second Lien Documents shall be valid, binding, effective, non-avoidable, and enforceable in accordance with their terms, and the New Second Lien Agent for the benefit of the New Second Lien Lenders shall have a valid, binding, perfected, non-avoidable, and enforceable second-priority lien on and security interest in the Exit Facility Collateral, subject only to such Liens and security interests as permitted under the New Second Lien Documents, and valid, binding, and enforceable guarantee and collateral documentation; and (b) upon the execution and delivery of guarantees, mortgages, pledges, security interests and other liens in accordance with the Plan, the guarantees, mortgages, pledges, security interests and other liens granted or purported to be granted to secure or guarantee the obligations under the New Second Lien Credit Agreement and the other New Second Lien

Documents shall be granted in good faith, shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, and the priorities of such guarantees, mortgages, pledges, security interests and other liens shall be as set forth in the New Second Lien Documents, related guarantee and collateral documentation, and the Exit Intercreditor Agreement.

For the avoidance of doubt, all indemnification obligations and expense reimbursement obligations of the Debtors arising under the Second Lien Documents in favor of the Second Lien Agent and Second Lien Lenders, or their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall remain in full force and effect, and be assumed and be enforceable against the Reorganized Debtors on and after the Effective Date under the New Second Lien Credit Agreement and the other New Second Lien Documents pursuant to the Plan and the terms of the New Second Lien Documents. The indemnification and expense reimbursement provisions of the Second Lien Credit Agreement and Second Lien Documents shall continue to govern with respect to any obligations governing the relationship between the Second Lien Lenders (including those provisions relating the Second Lien Agent’s rights to seek expense reimbursement, indemnification and similar amounts from the Second Lien Lenders) or that may survive termination or maturity of the Second Lien Credit Agreement in accordance with the terms thereof.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash (i) all outstanding interest accrued prior to the Petition Date pursuant to the Second Lien Credit Agreement and (ii) interest accrued postpetition on the principal amount of $250 million at a rate equal to 2% per annum, in each case to the extent such amounts are not previously paid pursuant to an order of the Bankruptcy Court (the “Second Lien Interest Payment”), without the need for further notice to or approval by the Bankruptcy Court or any further corporate or other organizational action by the Debtors or Reorganized Debtors, as applicable.

6.	Issuance of New HoldCo Common Shares

Subject to and in accordance with the Amended Organizational Documents, the issuance of the New HoldCo Common Shares by New Holdco is authorized without the need for any further limited liability company action or any further action by the holders of Claims or Interests. All of the shares of New HoldCo Common Shares issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and nonassessable, except as provided in the Delaware Limited Liability Company Act (the “LLC Act”) as described below, and shall be subject to the terms and conditions of the New Holdco’s Amended Organizational Documents.

The LLC Act provides that a shareholder who receives a distribution and knew at the time of the distribution that the distribution was in violation of the LLC Act will be liable to New HoldCo for the amount of the distribution for three years from the date of the distribution. Under the LLC Act, New HoldCo may not make a distribution to a shareholder if, after the distribution, all of New HoldCo’s liabilities, other than liabilities to shareholders in respect of their shares and liabilities for which the recourse of creditors is limited to specific property of New HoldCo, would exceed the fair value of New HoldCo’s assets. For the purpose of determining the fair value of New HoldCo’s assets, the LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in New HoldCo’s assets only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the LLC Act, an assignee who becomes a shareholder is liable for the obligations of its assignor to make contributions to New HoldCo, except that the assignee is not obligated for liabilities unknown to it at the time it became a shareholder and that could not be ascertained from New HoldCo’s limited liability company agreement.

Certain Noteholders and Second Lien Lenders that will hold New HoldCo Common Shares constituting “control securities” or “restricted securities” that may not be sold without volume or manner of sale restrictions pursuant to Rule 144 under the Securities Act or otherwise (such securities, “Registrable Securities”), shall enter into the New HoldCo Registration Rights Agreement, to be attached as an exhibit to the Plan Supplement.

Each distribution and issuance referred to in Article V of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. On or before the Distribution Date, New Holdco shall issue the New HoldCo Common Shares for distribution pursuant to the provisions of the Plan. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.

Except as provided below, the Debtors intend for the New HoldCo Common Shares distributed under the Plan to be issued in book-entry form through the direct registry system of the transfer agent and DTC, and for the ownership interest of each holder of such New HoldCo Common Shares, and transfer of ownership interests therein, to be recorded on the records of the transfer agent and the direct and indirect participants in DTC.

7.	Section 1145 Exemption

To the extent provided in section 1145 of the Bankruptcy Code and under applicable nonbankruptcy law, the issuance under the Plan of the Plan Currency will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder.

8.	Cancellation of Notes, Certificates, and Instruments

Unless otherwise provided for herein, on the Effective Date, all promissory notes, stock, instruments, indentures, bonds, agreements, certificates or other documents evidencing, giving rise to, or governing any First Lien Claims, Second Lien Claims, and Notes Claims against the Debtors and the ARP Equity Interests shall be deemed cancelled and shall represent only the right, if any, to participate in the distributions to be made pursuant to the Plan. The obligations of the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged and, with respect to the ARP Equity Interests, retired and thereafter cease to exist, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. Notwithstanding the foregoing and anything else contained in the Plan, the Senior Notes shall continue in effect solely for the purposes of allowing distributions to be made under the Plan pursuant to the Notes Indentures and for the Notes Indenture Trustees to perform such other necessary functions with respect thereto with the benefit of all the protections and other provisions of the Senior Notes in doing so.

Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors or their interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in Article V.H of the Plan shall be deemed null and void and shall be of no force and effect, and the Debtors shall be entitled to continue to use (in accordance with the remaining provisions of such document, instrument, lease, or other agreement) any land, facilities, improvements, or equipment financed with the proceeds of the First Lien Credit Agreement, Second Lien Credit Agreement, and the Senior Notes. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any executory contract or lease to the extent such executory contract or lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder.

9.	Governance Documents and Corporate Existence

Except as otherwise provided in the Plan, the Debtors shall continue to exist after the Effective Date as the Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated and pursuant to the Amended Organizational Documents. For the avoidance of doubt, the form of Corporate Governance Documents for New HoldCo shall be included in the Plan Supplement.

10.	Reorganized Debtors’ Boards of Directors

To the extent not otherwise addressed in the Restructuring Support Agreement, prior to the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code the Debtors shall disclose the composition of each board of directors or managers of a Reorganized Debtor, as applicable, and, to the extent applicable, the officers of each Reorganized Debtor, which individuals shall be satisfactory to the Required Consenting Noteholders and Required Consenting Second Lien Lenders to the extent required under the Restructuring Support Agreement.

Except to the extent that a member of the board of directors or a manager, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager will be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

New HoldCo’s limited liability company agreement shall provide that the business and affairs of New HoldCo shall be managed by or under the direction of its Board of Directors. New HoldCo’s Board of Directors will consist of seven members. Directors will serve concurrent initial three-year terms and, thereafter, one-year terms. Following the initial term of the initial Board of Directors, for so long as the Preferred Share is held by ARP Mgt LLC, appointment of four of the seven members of the Board (the “Class A Directors”) shall be made by a majority of Class A Directors then in office. The initial Class A Directors will be identified in the Plan Supplement. The remaining initial three members of New HoldCo Board (the “Class B Directors”) will be designated as follows: two by the Ad Hoc Group and one by GSO Capital Partners LP. Following the initial term of the initial Board of Directors until the Fallaway Date (as defined in the Governance Term Sheet), nominations for Class B Directors will be made by a majority of Class B Directors then in office. After the Fallaway Date (as defined in the Governance Term Sheet), nominations for Class B directors shall be made by the nominating and governance committee of the New HoldCo Board of Directors or by the holders of a majority of the New HoldCo Common Shares, in accordance with the limited liability company agreement. Following the consummation of the exercise of a call right by New HoldCo on the Preferred Share held by ARP Mgt LLC, all seven directors will be designated as Class B Directors.

Pursuant to New HoldCo’s LLC Agreement, prior to the Fallaway Date the approval of any merger, consolidation, or sale of all or substantially all of the assets of New HoldCo by the Board of Directors will be solely at the discretion of the Class B Directors, and such directors will have the sole right to control such process relating to any such transaction as well as to bind New HoldCo with respect thereto. Additionally, until the Fallaway Date, certain transactions by New HoldCo (including all direct and indirect subsidiaries) will require not only the approval of a majority of the Board of Directors of New HoldCo, but also a majority of the Class B Directors. These matters include:

•	other than asset sales and dispositions in the ordinary course of business, the sale, lease or other disposition of any asset(s) in one or more related transaction(s) with a fair market value in excess of $50 million;

•	the acquisition of any asset(s) in one or more related transaction(s) for an amount in excess of $50 million;

•	a merger, consolidation, liquidation or dissolution of New HoldCo (but not any direct or indirect material subsidiaries);

•	the issuance of any equity interest of New HoldCo or any of its direct or indirect subsidiaries (other than equity issuances by any such subsidiary to New HoldCo or any of its direct or indirect wholly-owned subsidiaries);

•	except in the case of certain employment agreements or management incentive plans, the execution by New HoldCo or any of its direct or indirect subsidiaries of any agreement or transaction, or any modification, amendment or waiver of any existing agreement or transaction, with a member of the New HoldCo Board or any officer of ARP Mgt LLC or affiliate of ATLS or owner of the Preferred Share;

•	subject to certain exceptions, the incurrence of any indebtedness for borrowed money in excess of $100 million, or any modification or amendment of any existing indebtedness.

Moreover, certain matters will require the consent of the holders of at least majority of the outstanding New HoldCo Common Shares. These matters include (i) any sale of all or substantially all of the assets of New HoldCo and its subsidiaries taken as a whole, in a single transactions or series of transactions (other than any mortgage, pledge, hypothecation or grant of a security interest in assets, or any foreclosure or forced sale thereof), (ii) any dissolution of New HoldCo or New OpCo LLC, (iii) amendments to the limited liability company agreements of New HoldCo or New OpCo LLC, (iv) any merger of the type that would require shareholder approval under the NYSE rules (even if the New HoldCo Common Shares are not then listed on the NYSE), (v) any plan of conversion, and (vi) any election for New HoldCo to be taxed other than as a corporation.

New OpCo LLC is a member-managed limited liability company. New HoldCo, as the sole member of New OpCo LLC, will delegate its management powers and responsibilities with respect to New OpCo LLC to ARP Mgt LLC, subject to the approval rights described above, for so long as the Preferred Share is held by ARP Mgt LLC.

In addition, certain changes to methodology used to allocate costs from ARP Mgt LLC to New OpCo LLC and/or New HoldCo will require the approval of the Conflicts Committee (as defined in the Governance Term Sheet), such approval not to be unreasonably withheld or delayed.

11.	Management Incentive Program

Upon the Effective Date, the Reorganized Debtors shall adopt a long-term management incentive program for New HoldCo consistent with the terms set forth in the Restructuring Support Agreement (and, to the extent inconsistent with the Restructuring Support Agreement, acceptable to the Required Consenting Second Lien Lenders and Required Consenting Noteholders), which provides for a pool of 10% of the New HoldCo Common Shares (on a fully diluted basis) in New HoldCo. 2.5% of the New HoldCo Common Shares shall be granted upfront and shall be unrestricted, 5% of the New HoldCo Common Shares shall be granted upfront but vest over a three-year period, with one-third vesting each year, and be restricted. The remaining 2.5% of the New HoldCo Common Shares shall be reserved for future grants.

12.	Employee Matters

Upon the Effective Date, pursuant to Article VI.A of the Plan, the Reorganized Debtors shall enter into new employment agreements (the “Employment Agreements”) consistent in all respects with the Employment Agreements attached as Exhibit I to the Restructuring Support Agreement for the key executives listed on Exhibit B to the Plan. Any executive listed on Exhibit B to the Plan shall be employed according to the terms of such Employment Agreements. For the avoidance of doubt, (i) the occurrence of the Effective Date and the consummation of the transactions contemplated by the Plan shall not constitute a “change of control” under any Employment Agreement and shall not trigger any severance payment obligation by the

Reorganized Debtors and (ii) the Reorganized Debtors shall have no liability under the terms of the employment agreements between ATLS and the key executives listed on Exhibit B to the Plan (the “Existing Employment Agreements”).

13.	Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (1) selection of the directors and officers of the Reorganized Debtors; and (2) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors or officers of the Debtors or the Reorganized Debtors.

Except as otherwise provided in the Plan Supplement, the officers of the respective Reorganized Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date and in accordance with any Employment Agreement with the Reorganized Debtors and applicable nonbankruptcy law. After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, certificates of incorporation, operating agreements, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors. The authorizations and approvals contemplated by Article V of the Plan shall be effective notwithstanding any requirements under nonbankruptcy law.

14.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the board of directors thereof are authorized to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan or Restructuring Support Agreement.

15.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate and all Causes of Action (except those released pursuant to the Releases by the Debtors) shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

16.	Section 1146 Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property in contemplation of, in connection with, or pursuant to the Plan shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any restructuring transaction authorized by Article V of the Plan; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; or (d) assignments executed in connection with any transaction occurring under the Plan.

17.	D&O Liability Insurance Policies and D&O Indemnification Provisions

Notwithstanding anything herein to the contrary, as of the Effective Date, the D&O Liability Insurance Policies and D&O Indemnification Provisions belonging or owed to directors, officers, and employees of the Debtors (or the Estates) who served or were employed at any time by the Debtors shall be deemed to be, and shall be treated as though they are, executory contracts and the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue the D&O Liability Insurance Policies in full force) all of the D&O Liability Insurance Policies and D&O Indemnification Provisions pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies and D&O Indemnification Provisions.

18.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Releases by the Debtors provided by Article VIII.B of the Plan), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized

Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtors or Reorganized Debtors have released any Person on or before the Effective Date (including pursuant to the Releases by the Debtors or otherwise), the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in the Plan. Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or consummation of the Plan.

19.	Preservation of Royalty and Working Interests

Notwithstanding any other provision in the Plan, but subject in all respects to all payments authorized to be made pursuant to the Oil and Gas Obligations Order, on and after the Effective Date all Royalty and Working Interests shall be fully preserved and remain in full force and effect in accordance with the terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests, which granting instruments and governing documents shall equally remain in full force and effect, and no Royalty and Working Interests or any liabilities and obligations arising therefrom, including payment obligations, whether arising before or after the Petition Date, shall be compromised or discharged by the Plan.

20.	Closing of the Chapter 11 Cases

After an estate has been fully administered, the Reorganized Debtors shall promptly seek authority from the Bankruptcy Court to close the applicable Chapter 11 Case in accordance with the Bankruptcy Code and the Bankruptcy Rules.

21.	Certain Tax Matters

(i) Tax Characterization of the Restructuring: For U.S. federal income tax purposes (and all other applicable tax purposes), the Debtors and the Restructuring Support Parties agree that (i) the New HoldCo Conversion shall be treated as a reorganization described in section 368(a)(1)(F) of the Internal Revenue Code; (ii) the transfer of assets from ARP to New HoldCo shall be treated by reason of section 351(e)(2) of the Internal Revenue Code as a transaction governed by section 1001 of the Internal Revenue Code, pursuant to which ARP recognizes gain and/or loss with respect to the transferred assets; (iii) the cancellation of the First Lien Credit Agreement and its replacement with the Exit Facility and the cancellation of the Second Lien Credit Agreement and its replacement with the New Second Lien Loans shall be treated as a modification of the First Lien Credit Agreement and Second Lien Credit Agreement, respectively, and the assumption of such debt by New HoldCo for United States federal income tax purposes; and (iv) ARP shall recognize and report on its final federal, state, local and foreign income tax returns any income from the monetization of hedges used to repay a portion of the loans under the First Lien Credit Agreement and any and all cancellation of indebtedness or similar income arising as a result of the extinguishment of the 9.25% Senior Notes and the 7.75% Senior Notes.

(ii) In connection with the transfer of assets from ARP to New HoldCo, ATLS shall prepare and deliver to New HoldCo a copy of Form 8594, along with any required exhibits thereto, allocating the purchase price of the transferred assets among such assets in accordance with section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, ATLS, ARP and New HoldCo shall prepare and file all tax returns and reports in a manner consistent with such allocation.

(iii) ARP and New HoldCo shall elect pursuant to Treasury Regulation section 1.1274-5(b)(2) to treat any modification of the First Lien Credit Agreement and the Second Lien Credit Agreement as occurring after the transfer of assets of ARP to New HoldCo and New HoldCo’s assumption of or taking such assets subject to such debt.

(iv) On the Effective Date, ATLS, New HoldCo, and New OpCo LLC shall enter into the Tax Matters Agreement, which agreement shall govern the rights and obligations of each party thereto with respect to certain tax matters, including covenants providing that (i) ATLS shall be responsible for preparing or causing to be prepared, in its sole discretion, and filing all tax returns required to be filed by ARP and distributing Schedules K-1 to holders of ARP Equity Interests, (ii) ATLS shall be entitled to control the conduct of all tax proceedings with respect to ARP’s tax returns, (iii) New OpCo LLC shall promptly reimburse ATLS for all costs and expenses incurred in connection with preparation and filing of such tax returns and preparation and mailing of Schedules K-1, and for the conduct of any such tax proceeding, and (iv) New OpCo LLC shall assume, and shall indemnify and hold ATLS harmless against, any taxes imposed upon and payable by the Debtors.

22.	Restructuring Expenses

The Restructuring Expenses shall be Allowed Administrative Expenses without the need for any application to the Bankruptcy Court. On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses not previously paid pursuant to an order of the Bankruptcy Court in accordance with the terms of the applicable engagement letters entered into or acknowledged by the Debtors or other applicable contractual arrangements, including, for the avoidance of doubt, any fees and expenses or other obligations owed to any of the First Lien Secured Parties under the First Lien Documents whether arising prepetition or postpetition and that are outstanding on the Effective Date, without the need for any application or notice to or approval by the Bankruptcy Court. Restructuring Expenses invoiced after the Effective Date, covering the period prior to or on the Effective Date, shall be paid promptly by New HoldCo and the Reorganized Debtors following receipt of invoices therefor in accordance with the Restructuring Support Agreement and the terms of the applicable documents giving rise to such rights. Engagement agreements shall continue to be in full force and effect and shall not be terminated during the pendency of the Chapter 11 Cases and for a reasonable period of time following the Effective Date in order to attend to post-Effective Date matters.

E.	Treatment of Executory Contracts and Unexpired Leases

1.	Assumption of Executory Contracts and Unexpired Leases

Each Executory Contract and Unexpired Lease, including, without limitation, the Drilling Partnership Secured Hedging Facility Agreement, shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code. The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions, as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code. Moreover, the Confirmation Order will also constitute an order of the Bankruptcy Court approving the assignment of Executory Contracts or Unexpired Leases to which ARP is a party, from ARP to New OpCo LLC, pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. All Assumed Agreements shall remain in full force and effect for the benefit of the Reorganized Debtors, and be enforceable by the Reorganized Debtors in accordance with their terms notwithstanding any provision in such Assumed Agreement that prohibits, restricts or conditions such assumption, assignment or transfer. Any provision in the Assumed Agreements that purports to declare a breach or default based in whole or in part on commencement or continuance of these Chapter 11 Cases is hereby deemed unenforceable. Any provision of any agreement or other document that permits a person to terminate or modify an agreement or to otherwise modify the rights of the Debtors based on the filing of the Chapter 11 Cases or the financial condition of the Debtors shall be unenforceable. To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan (including any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Reorganized Debtors’ assumption of such Executory Contract or Unexpired Lease, then such provision will be deemed modified such that the transactions contemplated by the Plan will not entitle the non-debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Each Executory Contract and Unexpired Lease assumed pursuant to Article VI of the Plan will revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

2.	Assignment of Executory Contracts or Unexpired Leases

In the event of an assignment of an Executory Contract or Unexpired Lease (other than from ARP to New OpCo LLC pursuant to Article VI.A above) with the consent of the Required Consenting Creditors (not to be unreasonably withheld), at least twenty (20) days prior to the Confirmation Hearing, the Debtors will serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption and assignment, which will: (a) list the applicable Cure amount, if any; (b) identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and

(d) explain the process by which related disputes will be resolved by the Bankruptcy Court; additionally, the Debtors will file with the Bankruptcy Court a list of such Executory Contracts and Unexpired Leases to be assigned and the proposed Cure amounts. Any applicable Cure amounts will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree with the consent of the Required Consenting Creditors (not to be unreasonably withheld).

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assignment or any related Cure amount must be filed, served and actually received by the Debtors at least five (5) days prior to the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assignment or Cure amount will be deemed to have consented to such assignment of its Executory Contract or Unexpired Lease. The Confirmation Order will constitute an order of the Bankruptcy Court approving any proposed assignments of Executory Contracts or Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any Cure payment, (b) the ability of any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assigned or (c) any other matter pertaining to assignment, the applicable Cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assignment. If an objection to assignment or Cure amount is sustained by the Bankruptcy Court, the Reorganized Debtors in their sole option, may elect, with the consent of the Required Consenting Creditors (not to be unreasonably withheld), to reject such Executory Contract or Unexpired Lease in lieu of assuming and assigning it.

3.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash as and when due in the ordinary course or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree with the consent of the Required Consenting Creditors (not to be unreasonably withheld).

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption must be filed, served and actually received by the Debtors at least ten (10) days prior to the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assumption will be deemed to have assented and will be deemed to have forever released and waived any objection to the proposed assumption other than with respect to any alleged Cure amount, which may be asserted at any time. In the event of a dispute regarding (1) the amount of any payments to Cure a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption, the Cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. If an objection to Cure is sustained by the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, in their sole option, may elect, with the consent of the Required Consenting Creditors (not to be unreasonably withheld), to reject such Executory Contract or Unexpired Lease in lieu of assuming it.

4.	Reservation of Rights

Nothing contained in the Plan shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, with the consent of the Required Consenting Creditors (not to be unreasonably withheld) in which case the deemed assumptions and rejections provided for in the Plan shall not apply to such contract or lease.

5.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor will be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed executory contracts and unexpired leases) will survive and remain unaffected by entry of the Confirmation Order.

F.	Distributions Under the Plan

1.	Procedures for Treating Disputed Claims

(a) Filing Proofs of Claim. Holders of Claims need not file proofs of Claim with the Court. Any and all proofs of Claim shall be deemed expunged from the claims register on the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court and the Claim on which such proof of Claim was filed shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced.

(b) Disputed Claims. If the Debtors dispute any Claim as to which no proof of Claim has been filed, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced, provided, however, that the Reorganized Debtors may elect to object under section 502 of the Bankruptcy Code to any proof of Claim filed by or on behalf of a holder of a Claim.

(c) Objections to Claims. In the event a party files a proof of Claim with the Court, the Debtors, the Reorganized Debtors, and any other party in interest shall be entitled to object to such Claims. Any objections to Claims other than General Unsecured Claims shall be filed and served by the Claims Objection Deadline.

2.	Allowed Claims and Equity Interests

(a) Distributions Generally. The applicable Disbursing Agent shall make all distributions under the Plan to the appropriate holders of Allowed Claims in accordance with the terms of the Plan. Notwithstanding anything to the contrary herein, distributions to holders of Allowed First Lien Claims shall be made to or at the direction of the First Lien Agent, distributions to holders of Allowed Second Lien Claims shall be made to or at the direction of the Second Lien Agent, and the distributions for the Notes Claims shall be made to or at the direction of the 7.75% Senior Notes Indenture Trustee or the 9.25% Senior Notes Indenture Trustee, as applicable. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties, and all reasonable fees and expenses incurred by such Disbursing Agents directly related to distributions under the Plan shall be reimbursed by the Reorganized Debtors. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Article VII.B of the Plan.

(b) Distribution Record Date. As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date. In addition, with respect to payment of any Cure amounts or disputes over any Cure amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure amount.

(c) Date of Distributions. Except as otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as otherwise determined in accordance with the Plan, including the treatment provisions of Article III of the Plan, or as soon as practicable thereafter; provided that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

(d) Rights and Powers of Disbursing Agent.

From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including holders of Claims against the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No holder of a Claim or other party in interest shall have or pursue any Claim or Cause of Action vested in a Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by such Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby, and (iii) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

(e) Expenses of Disbursing Agent. Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent acting in such capacity (including reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

(f) No Postpetition Interest on Claims. Except as specifically provided for in the Plan, the RSA Assumption Order, the Cash Collateral Order, the Hedging Order, or any other order of the Bankruptcy Court granting adequate protection to the First Lien Secured Parties the Second Lien Agent, or the Second Lien Lenders, no Claims, Allowed or otherwise (including Administrative Expense Claims), shall be entitled, under any circumstances, to receive any interest on such Claim.

(g) Delivery of Distributions. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims. In the event that any distribution to any holder is returned as undeliverable, no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Disbursing Agent to attempt to locate holders of undeliverable distributions and, if located, assist such holders in complying with Article VII.B of the Plan.

(h) Unclaimed Property. Undeliverable or unclaimed distributions shall remain in the possession of the Debtors or Reorganized Debtors, as applicable, until such time as a distribution becomes deliverable or holder accepts distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of 180 days from the date of distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

(i) Time Bar to Cash Payments. Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within 180 days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.

(j) Manner of Payment under Plan. Except as otherwise specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

(k) Fractional Stock. No fractional New HoldCo Common Shares shall be issued or distributed pursuant to the Plan. If any distributions of New HoldCo Common Shares pursuant to the Plan would result in the issuance of a fractional share of New HoldCo Common Shares that is not a whole number, then the number of shares of New HoldCo Common Shares to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New HoldCo Common Shares to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in Article VII.B.xi of the Plan. No consideration shall be provided in lieu of fractional shares that are rounded down. Fractional shares of New HoldCo Common Shares, as applicable, that are not distributed in accordance with Article VII.B.xi of the Plan shall be cancelled.

(l) Setoffs. The Debtors and the Reorganized Debtors, as applicable, may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

(m) Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith, the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim or Equity Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

3.	Surrender of Cancelled Instruments or Securities

As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities, notes, or other documentation canceled pursuant to Article V.H of the Plan, the holder of such Claim will tender any applicable instruments, securities, notes or other documentation evidencing such Claim (or a sworn affidavit identifying the instruments, securities, notes or other documentation formerly held by such holder and certifying that they have been lost), to the Reorganized Debtors or another applicable Distribution Agent unless waived in writing by the Debtors or the Reorganized Debtors, as applicable.

4.	Allocation of Distributions Between Principal and Unpaid Interest

To the extent that any Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for U.S. federal income tax purposes, be allocated on the Debtors’ books and records to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the accrued but unpaid interest. For purposes of Article VII.D of the Plan, the Second Lien Payment shall not constitute a distribution.

G.	Settlement, Release, Injunction and Related Provisions

1.	Compromise and Settlement of Claims, Interests and Controversies

As set forth herein, the Plan embodies an overall negotiated settlement of numerous Claims and issues pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan. Except with respect to the Causes of Action retained pursuant to Article V.R. of the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a holder of a Claim or Interest may have with respect to any Impaired Allowed Claim or Interest, or any distribution to be made on account of such Impaired Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, with the consent of the Required Consenting Creditors (not to be unreasonably withheld), the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Persons.

2.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code and to the fullest extent allowed by applicable law, and except as otherwise specifically provided in the Plan or the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed and includes the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed expressly, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by the Debtors, the Reorganized Debtors, and the Estates, each on behalf of itself and its predecessors, successors, and assigns, subsidiaries, affiliates, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims or Causes of Action, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, the Estates, the holder of any Claim, or any other Person or Entity, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or the Estates ever had, now has, or hereafter can, shall, or may have, or would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring efforts and the negotiation, formulation or preparation of any transactions or documents in connection therewith, the Debtors’ intercompany transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by the Plan, the business or contractual arrangements and any other transaction or other arrangement between any Debtor, Reorganized Debtor, or Estate and any Releasing Party, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the Restructuring Transactions, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Definitive Documentation, the Restructuring Support Agreements, First Lien Documents, the Drilling Partnership Secured Hedging Facility Agreement, the Secured Swap Agreements, the Second Lien Credit Agreement, the Notes Indentures, the Swap Contracts, the Exit Facility, the New Second Lien Credit Agreement, the Plan Supplement or related agreements, instruments or other documents created or entered into before or during the Chapter 11 Cases, the distribution of Securities pursuant to the Plan, or upon any other act or omission, transaction, agreement, event or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing; provided, however, that nothing in Article VIII.B of the Plan shall be construed to release any party or entity from gross negligence, intentional fraud, willful misconduct, or criminal conduct, as determined by a Final Order; provided further, that notwithstanding any language to the contrary contained in the Disclosure Statement, the Plan and/or the Confirmation Order, no provision shall preclude the U.S. Securities and Exchange Commission from enforcing its police and regulatory powers; and provided further, that notwithstanding any language to the contrary contained in the Disclosure Statement, the Plan and/or the Confirmation Order, no provision shall release any non-Debtor from liability in connection with any legal action or claim brought by the U.S. Securities and Exchange Commission. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any of the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

3.	Releases by Holders of Claims

On and after the Effective Date, to the fullest extent allowed by applicable law, and except as otherwise specifically provided in the Plan or the Confirmation Order, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed and includes the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement that Plan, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors, their Estates, and the Released Parties from any and all claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims, asserted or assertable on behalf of a Debtor, the Estates, the holder of any Claim, or any other Person or Entity, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that such Person or Entity ever had, now has, or hereafter can, shall, or may have, or would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person or Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring efforts and the negotiation, formulation or preparation of any transactions or documents in connection therewith, the Debtors’ intercompany transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, including any tender rights provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by the Plan, the business or contractual arrangements and any other transaction or other arrangement between any Debtor or Estate and any Releasing Party, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the Restructuring Transactions, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Definitive Documentation, the Restructuring Support Agreements, the First Lien Documents, the Drilling Partnership Secured Hedging Facility Agreement, the Secured Swap Agreements, the Second Lien Credit Agreement, the Notes Indentures, the Swap Contracts, the Exit Facility, the New Second Lien Credit Agreement, the Plan Supplement or related agreements, instruments or other documents created or entered into before or during the Chapter 11 Cases, the distribution of Securities pursuant to the Plan, or upon any other act or omission, transaction, agreement, event or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing; provided, however, that nothing in Article VIII.C of the Plan shall be construed to release any party or entity from gross negligence, intentional fraud, willful misconduct or criminal conduct, as determined by a Final Order; provided further, however that Article VIII.C of the Plan shall not release the Debtors, the Reorganized Debtors, their Estates, and the Released Parties from any Cause of Action held by a governmental entity existing as of the Effective Date based on (i) the Internal Revenue Code or other domestic state, city, or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city, or municipality, (iii) any criminal laws of the United States or any domestic state, city, or municipality, (iv) the Securities and Exchange Act of 1934 (as now in effect or hereafter amended), the Securities Act of 1933 (as now in effect or hereafter amended), or other securities laws of the United States or any domestic state, city or municipality, (v) the Employee Retirement Income Security Act of 1974, as amended, or (vi) the laws and regulations of the Bureau of Customs and Border Protection of the United States Department of Homeland Security. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any of the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

4.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim, obligation, claims, cause of action or liability for any Exculpated Claim, except for gross negligence, intentional fraud or willful misconduct (to the extent such duty is imposed by applicable non-bankruptcy law) as determined by a Final Order, but in all respects such Persons or Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtors and the Reorganized Debtors and, to the extent applicable, the other Exculpated Parties (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the Plan securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

5.	Discharge of Claims and Termination of Interests

Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise expressly provided herein, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a First Lien Claims, Second Lien Claims, Notes Claims, or ARP Equity Interest, and any affiliate of such holder, shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interest, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors.

6.	Injunction

Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court or as agreed to by the Debtors and a holder of a Claim against or Interest in the Debtors, all Entities who have held, hold or may hold Claims against or Interests in any or all of the Debtors (whether proof of such Claims or Interests has been filed or not) and other parties in interest, along with such Entities respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished or released pursuant to the Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Released Parties or the property of any of the Released Parties, (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Released Parties or the property of any of the Released Parties, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or the property of any of the Released Parties, (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Released Parties or the property of any of the Released Parties, except as contemplated or allowed by the Plan; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest will be deemed to have affirmatively and specifically consented to be bound by the Plan, including the injunctions set forth in Article VIII.F of the Plan.

The injunctions in Article VIII.F of the Plan shall extend to any successors of the Debtors and the Reorganized Debtors and their respective property and interests in property.

7.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

8.	Release of Liens

Except as otherwise provided in the Plan, the Exit Facility Documents or the Swap Contracts or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, upon the payment in full in Cash of an Other Secured Claim, any Lien securing an Other Secured Claim that is paid in full, in Cash, shall be deemed released, and the holder of such Other Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases as may be requested by the Reorganized Debtors at the sole cost of the Reorganized Debtors.

9.	Termination of Subordination Rights

The classification and manner of satisfying all Claims and Equity Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise. Except as provided in the Existing Intercreditor Agreement or the Exit Intercreditor Agreement, as applicable, all subordination rights that a holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan, shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, distributions under the Plan to holders of Allowed Claims shall not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

H.	Conditions Precedent to Confirmation of the Plan and the Effective Date

1.	Conditions Precedent to Confirmation

The following are conditions precedent to confirmation of the Plan:

(a)	The Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Debtors and the Required Consenting Creditors approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

(b)	The Confirmation Order (a) shall be, in form and substance, reasonably acceptable to the Debtors and the Required Consenting Creditors, (b) shall include a finding by the Bankruptcy Court that the New HoldCo Common Shares to be issued on the Effective Date will be authorized and exempt from registration under applicable securities law pursuant to section 1145 of the Bankruptcy Code, and (c) shall approve entry into the Exit Facility and New Second Lien Credit Agreement as provided in Article V of the Plan.

(c)	The Restructuring Support Agreement has been approved pursuant to an order of the Bankruptcy Court acceptable to the Required Consenting Creditors, shall not have been terminated, and shall be in full force and effect.

(d)	The Cash Collateral Order shall have been entered by the Bankruptcy Court, shall have become a Final Order, and shall be in full force and effect.

(e)	The Hedging Order shall have been entered by the Bankruptcy Court, shall have become a Final Order, and shall be in full force and effect.

(f)	The Plan and the Plan Supplement, including any schedules, documents, supplements and exhibits thereto shall, in form and substance, be reasonably acceptable to the Debtors and the Required Consenting Creditors (unless a party’s consent is not otherwise required in accordance with the Plan), consistent in all material respects with the Restructuring Support Agreement, and consistent with the other provisions of the Plan.

2.	Conditions Precedent to the Effective Date

The following are conditions precedent to the Effective Date, unless such conditions have been waived pursuant to the provisions of Article IX.C of the Plan.

(a)	The Confirmation Order entered by the Bankruptcy Court shall be consistent with the Restructuring Support Agreement and otherwise reasonably satisfactory to the Debtors and the Required Consenting Creditors; provided further that (i) the Restructuring Support Agreement shall not have been terminated in accordance with the terms thereof, and such Restructuring Support Agreement shall be in full force and effect, and (ii) all conditions to closing set forth in the Restructuring Support Agreement shall have been satisfied.

(b)	The Confirmation Order shall not have been stayed, modified, or vacated on appeal.

(c)	The Definitive Documentation (as defined in the Restructuring Support Agreement) shall be in form and substance consistent with the Restructuring Support Agreement and reasonably acceptable to the Required Consenting Creditors (unless a party’s consent is not otherwise required in accordance therewith), and consistent with the other provisions of the Plan.

(d)	All authorizations, consents, and regulatory approvals required (if any) in connection with the consummation of the Plan shall have been obtained.

(e)	The First Lien Secured Parties’ Fees and Expenses shall have been paid in full in Cash in accordance with the Restructuring Support Agreement or the First Lien Documents, as applicable, whether incurred prior to or during the pendency of the Chapter 11 Cases.

(f)	The Hedging Facility Secured Parties’ Fees and Expenses shall have been paid in full in Cash in accordance with the Restructuring Support Agreement or the Drilling Partnership Secured Hedging Facility Agreement, as applicable, whether incurred prior to or during the pendency of the Chapter 11 Cases.

(g)	The Notes Indenture Trustees’ Fees and Expenses shall have been paid in full in cash in accordance with the Restructuring Support Agreement, whether incurred prior to or during the pendency of the Chapter 11 Cases.

(h)	The Reorganized Debtors shall have executed and delivered the Exit Facility Credit Agreement and all other Exit Facility Documents, and all conditions precedent to effectiveness of the Exit Facility shall have been satisfied or waived in accordance with the terms thereof.

(i)	The Reorganized Debtors shall have executed and delivered the New Second Lien Credit Agreement and all other New Second Lien Documents, and all conditions precedent to effectiveness of the New Second Lien Credit Agreement shall have been satisfied or waived in accordance with the terms thereof.

(j)	All Restructuring Expenses payable under the Restructuring Support Agreement and the Plan shall have been paid in full in Cash by the Debtors without any further notice to or action, order, or approval of the Bankruptcy Court, provided, for the avoidance of doubt, that subject to the terms of the applicable engagement letter, any Restructuring Expenses invoiced after the Effective Date, covering the period prior to or on the Effective Date, shall be paid promptly by New HoldCo and the Reorganized Debtors following receipt of invoices therefor.

(k)	All fees and expenses payable by the Debtors under the Cash Collateral Order and the Hedging Order shall have been paid in full in Cash.

(l)	All actions, documents, certificates, and agreements necessary to implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws.

3.	Waiver of Conditions

The Debtors, with the written consent of the Required Consenting Creditors (which consent shall not be unreasonably withheld), may waive the conditions to confirmation of the Plan and to consummation of the Plan set forth in Article IX of the Plan at any time without leave of or order of the Bankruptcy Court and without any formal action.

4.	Substantial Consummation

“Substantial consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

5.	Effect of Failure of Conditions

If the Effective Date of the Plan does not occur, the Plan will be null and void in all respects and nothing contained in the Plan or the Disclosure Statement will: (a) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any holders or any other Entity; (c) constitute an allowance of any Claim or Equity Interest; or (d) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any holders of Claims or Equity Interests, or any other Entity in any respect.

I.	Modification, Revocation or Withdrawal of the Plan

1.	Modification and Amendments

Subject to the limitations contained in the Plan, and subject to the terms of the Restructuring Support Agreement, (i) the Debtors reserve the right (with the consent of the Required Consenting Creditors and the First Lien Agent), in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and (ii) after entry of the Confirmation Order, with the consent of the Required Consenting Creditors and the First Lien Agent or the Exit Facility Agent, as applicable, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code. Notwithstanding the foregoing, the Confirmation Order shall authorize the Debtors or the Reorganized Debtors, as the case may be, with the consent of the Required Consenting Creditors and the First Lien Agent, to make appropriate technical adjustments, remedy any defect or omission, or reconcile any inconsistencies in the Plan, the documents included in the Plan Supplement, any and all exhibits to the Plan, and/or the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided, however, that such action does not materially and adversely affect the treatment of holders of Allowed Claims or Equity Interests pursuant to the Plan.

2.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

3.	Revocation or Withdrawal of the Plan

The Debtors reserve the right, subject to the Restructuring Support Agreement, to revoke or withdraw the Plan before the Confirmation Date. If the Debtors revoke or withdraw the Plan,

or if the Confirmation Date or the Effective Date of the Plan does not occur, the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), the assumption or rejection of Executory Contracts, Unexpired Leases or benefit plans effected by the Plan, any release, exculpation, or indemnification provided for in the Plan, and any document or agreement executed pursuant to the Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan shall be deemed to constitute a waiver or release of any Claims by or against or Equity Interests in the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or to constitute an admission of any sort by the Debtors or any other Person.

J.	Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters arising out of or related to the Chapter 11 Cases and the Plan including jurisdiction to:

1.	allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount or allowance of Claims;

2.	decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.	resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is party or with respect to which any Debtor or Reorganized Debtor may be liable and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including those matters related to any amendment to the Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed;

4.	ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5.	adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.	adjudicate, decide or resolve any and all matters related to any Cause of Action;

7.	adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8.	resolve any avoidance or recovery actions under sections 105, 502(d), 542 through 551 and 553 of the Bankruptcy Code;

9.	resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the consummation, interpretation or enforcement of the Plan or any Person’s obligations incurred in connection with the Plan;

10.	issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation or enforcement of the Plan;

11.	resolve any cases, controversies, suits, disputes or Causes of Action with respect to the discharge, releases, injunctions, exculpations, indemnifications and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

12.	resolve any cases, controversies, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article of the Plan

13.	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

14.	adjudicate any and all disputes arising from or relating to distributions under the Plan;

15.	consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

16.	hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

17.	hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

18.	hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

19.	determine any other matters that may arise in connection with or related to the Plan, the Disclosure Statement or the Confirmation Order;

20.	enforce all orders previously entered by the Bankruptcy Court;

21.	hear any other matter not inconsistent with the Bankruptcy Code; and

22.	enter an order concluding or closing the Chapter 11 Cases.

The Plan shall not modify the jurisdictional provisions of the Exit Facility Documents, the New Second Lien Documents, the Amended Organizational Documents for any of the Reorganized Debtors, the Corporate Governance Documents, the Management Incentive Program Agreements and any documents set forth in the Plan Supplement. Notwithstanding anything herein to the contrary, on and after the Effective Date, the Bankruptcy Court’s retention of jurisdiction pursuant to the Plan shall not govern the enforcement or adjudication of any rights or remedies with respect to or as provided in the Exit Facility Documents or the New Second Lien Documents, and the jurisdictional provisions of such documents shall control.

K.	Miscellaneous Provisions

1.	Immediate Binding Effect

As of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Person acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

2.	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

3.	Dissolution of any Statutory Committee

On the Effective Date, any statutory committee formed in connection with the Chapter 11 Cases shall dissolve automatically and all members thereof shall be released and discharged from all rights, duties and responsibilities arising from or related to the Chapter 11 Cases.

4.	Reservation of Rights

None of the Plan, any statement or provision contained in the Plan or any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests before the Effective Date.

5.	Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Person.

6.	Notices

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by electronic or facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.	if to the Debtors or the Reorganized Debtors:

Atlas Resource Partners, L.P.

712 Fifth Avenue, 11th Floor

New York, NY 10019

Attn: Daniel Herz, Chief Executive Officer

Tel.: (212) 506-3813

Fax: (646) 924-3048

Email: DHerz@atlasenergy.com

Attn: Lisa Washington

Tel: (215) 717-3387

Fax: (215) 405-3823

Email: LWashington@atlasenergy.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Suite 2700

Chicago, Illinois 60606

Attn: Ron E. Meisler

Tel.: (312) 407-0700

Fax.: (312) 407-8641

Email: ron.meisler@skadden.com

Attn: Felicia Gerber Perlman

Tel.: (312) 407-0700

Fax.: (312) 407-8582

Email: fperlman@skadden.com

Attn: Carl T. Tullson Tel.: (312) 407-0379 Fax.: (312) 827-9436 Email: carl.tullson@skadden.com

2.	if to the First Lien Lenders, the Exit Facility Lenders, the First Lien Agent, or the Exit Facility Agent:

Linklaters LLP

1345 Avenue of the Americas

New York, New York 10105

Attn: Margot Schonholtz

Tel.: (212) 903-9043

Fax.: (212) 903-9100

Email: margot.schonholtz@linklaters.com

Attn: Penelope Jensen

Tel.: (212) 903-9087

Fax.: (212) 903-9100

Email: penelope.jensen@linklaters.com

3.	if to the Second Lien Lenders or the Second Lien Agent:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10019

Attn: Adam J. Goldberg

Tel.:     (212) 906-1828

Fax.:     (212) 751-4864

Email: adam.goldberg@lw.com

Attn: Jonathan Rod

Tel.:     (212) 906-1363

Fax:     (212) 751-4864

Email: jonathan.rod@lw.com

4.	if to the Ad Hoc Group:

Akin, Gump, Strauss, Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, DC 20036-1564

Attn: Scott L. Alberino

Tel: (202) 887-4000

Fax: (202) 887-4288

Email: salberino@akingump.com

Akin, Gump, Strauss, Hauer & Feld LLP

1999 Avenue of the Stars, Suite 600

Los Angeles, CA 90067-3010

Attn: David P. Simonds

Tel.: (310) 229-1000

Fax: (310) 229-1001

Email: dsimonds@akingump.com

7.	Entire Agreement

Except as otherwise indicated, the Restructuring Support Agreement, the Plan, and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

8.	Severability of Plan Provisions

If, before confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court or any other court exercising jurisdiction to be invalid, void or unenforceable, the Bankruptcy Court or other court exercising jurisdiction shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. Notwithstanding the foregoing, if any provision of the Plan is materially altered or rendered unenforceable, the Plan shall not be confirmed without the written consent of the Debtors and the Required Consenting Creditors.

9.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon request to the Debtors’ counsel, by contacting Skadden, Arps, Slate, Meagher and Flom LLP, 4 Times Square, New York, New York 10036, at the Bankruptcy Court’s website at https://ecf.nysb.uscourts.gov/ or at the website of http://dm.epiq11.com/Atlas. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

10.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors and, to the extent applicable, the Exculpated Parties, will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of Plan securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the New HoldCo Common Shares offered and sold under the Plan.

11.	Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between the Plan and a Plan Supplement document, the Plan Supplement document shall govern and control; provided, further, that in the event of any conflict between the Plan and the Restructuring Support Agreement, the Restructuring Support Agreement shall govern and control. For the avoidance of doubt, in the event of any inconsistency between the Plan (including the Plan Supplement) and the Confirmation Order, the Confirmation Order shall govern.

After the Effective Date, the Debtors may, in their sole discretion, notify Entities that, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Persons who have filed such renewed requests.

VIII.	FINANCIAL INFORMATION AND PROJECTIONS

A.	Consolidated Condensed Projected Financial Information

The Debtors believe that the Plan is feasible as required by section 1129(a)(11) of the Bankruptcy Code, because confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors. In connection with the planning and development of a plan of reorganization and for purposes of determining whether the Plan will satisfy this feasibility standard, the Debtors have analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

In connection with the Disclosure Statement, the Debtors’ senior management team (“Management”) prepared financial projections (the “Projections”) for the six months ending December 31, 2016 and fiscal years 2017 through 2020 (the “Projection Period”). The Projections are based on a number of assumptions made by Management with respect to the future performance of the Reorganized Debtors’ operations.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Projections to holders of Claims or other parties in interest after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies pursuant to the provisions of the Plan. In connection with the planning and development of the Plan, the Projections were prepared by the Debtors, with the assistance of their professionals, to present the anticipated impact of the Plan. The Projections assume that the Plan will be implemented in accordance with its stated terms. The Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, continued volatility of the commodities markets, further competition within the oil and gas exploration and production sector, changes in interest rates and inflation, and/or a variety of other factors. Consequently, the estimates and assumptions underlying the Projections are inherently uncertain and are subject to material business, economic, and other uncertainties. Therefore, such Projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein. The Projections included herein were last updated on July 22, 2016. The Projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth below.

THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION.

ALTHOUGH MANAGEMENT HAS PREPARED THE PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, THE DEBTORS AND THE REORGANIZED DEBTORS CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED IN DETAIL IN THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTORS’ FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, ANY REVIEW OF THE PROJECTIONS SHOULD TAKE INTO ACCOUNT THE RISK FACTORS SET FORTH IN THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES.

MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, INDUSTRY-SPECIFIC RISK FACTORS, AND OTHER MARKET AND COMPETITIVE CONDITIONS, INCLUDING WITHOUT LIMITATION THOSE SET FORTH IN ARP’S ANNUAL REPORT ON FORM 10-K AND FORM 10-Q FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 2016 AND MAY 16, 2016 RESPECTIVELY. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS. THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED

AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, INDUSTRY, REGULATORY, LEGAL, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISERS.

B.	General Assumptions

(a) Methodology. Management developed a business plan for the Projection Period based on forecasted production estimates of the Debtors’ oil and gas reserves, estimated commodity pricing, estimated future incurred operating, capital expenditure and overhead costs, as well as estimated Drilling Partnership capital raises.

(b) Emergence Date. Emergence from Chapter 11 is assumed to occur on or about September 2, 2016.

(c) Operations. These Projections incorporate the Debtors’ production estimates and planned revenue reflected in their forecasted capital plan for the Projection Period. The production estimates are based on Management’s best efforts to forecast the decline curves for their existing proved developed producing wells, as well as new wells brought online during the Projection Period. The actual production from new and existing wells could vary considerably from the assumptions used to prepare the production forecast contained herein. The Debtors have also assumed reductions for operating costs and general and administrative expenses during the Projection Period. Management believes the forecasted cost reduction initiatives are achievable through price concessions and operational improvements. Material changes in the Debtors’ actual production results and their ability to reduce costs would have a material impact on the Projections.

C.	Assumptions With Respect to the Financial Projections

(a) Production. Oil and gas production volumes are estimates based on decline curves for existing producing wells and wells scheduled to be drilled and completed during the Projection Period.

(b) Average Realized Pricing. Commodity pricing is based on July 19, 2016 New York Mercantile Exchange (“NYMEX”) strip pricing for crude oil and natural gas. Assumptions regarding realized pricing (i.e., “differentials”) from NYMEX, are based on both input from Management and existing contracts.

Period Ending
	2H 2016	FY 2017E	FY 2018E	FY 2019E	FY 2020E
Oil ($/bbl)	$46.60	$49.96	$52.24	$53.78	$54.99
Gas ($/mcf)	$2.86	$3.12	$3.00	$3.00	$3.05

(c) Operating Expenses. Operating expenses are estimates based on historical realized costs and targeted near-term and longer-term projected cost savings.

(d) Production Taxes. Production taxes include severance and ad valorem taxes, and the amounts are based on production volumes and Management estimate of future tax obligations.

(e) General and Administrative. General and Administrative Costs (“G&A”) are primarily comprised of senior management and other personnel costs, rent, syndication costs, insurance, and corporate overhead necessary to manage the business and comply with public company reporting and other regulatory requirements. Projected G&A is based on current development plans, and includes certain adjustments for cost reduction initiatives.

(f) Partnership EBITDA. Partnership EBITDA is primarily comprised of management fees associated with well construction and completion, administration and oversight, and well services related to wells in Drilling Partnerships. Projected Partnership EBITDA is based on existing fee revenue streams and Management estimate of future annual partnership capital fundraises, based on historical averages.

(g) Capital Expenditures. Projections for capital expenditures were prepared with consideration of the Debtors’ current drilling program and future estimates. Capital expenditures are $53.5 million, $76 million (excluding approximately $118 million of projected asset sales), $99.7 million, $103.9 million, and $107.7 million in 2016, 2017, 2018, 2019, and 2020, respectively.

(h) Working Capital. Accounts receivable is projected based on historical patterns of cash receipts related to production revenue. Accounts payable is projected based on historical patterns of days of payables outstanding. Prepaid expenses are projected based on Management’s estimated timing of when such expenses will be paid throughout the year.

(i) Other Expenses. Management projects approximately $21.6 million in restructuring related fees during the six months ending December 31, 2016.

(j) Capital Structure and Liquidity. The projections assume that the Company’s capital structure post-emergence will consist of $692.0 million of total debt, including a revolving credit facility of $440.0 million and Second Lien debt of $252.0 million (comprised of $250.0 million principal balance and $2.0 million of accrued interest). The revolving credit facility will carry a weighted average interest rate of LIBOR + 4.0%. The Second Lien debt will carry an initial interest rate of LIBOR + 11.0% during the first nine months after emergence, of which up to 2.0% could be paid in cash, followed by an interest rate equal to either LIBOR + 9.0% (paid in cash) or LIBOR + 13.0% (of which up to 2.0% paid in cash) based on certain conditions.

D.	Summary Financial Projections[6]

	2016E	2016E	2017E	2018E	2019E	2020E
	Q4	FY	FY	FY	FY	FY
Production Volumes
Net Gas (mcf/d)	189,008	188,058	150,047	142,454	129,008	118,273
Net Oil (bbl/d)	5,243	4,531	4,781	5,387	6,041	6,494
Net NGLs (bbl/d)	2,157	2,270	874	863	869	871

Total Production (mcfe/d)	233,407	228,862	183,978	179,954	170,469	162,467

Realized Prices
NYMEX Gas ($/mcf)	$2.94	$2.44	$3.12	$3.00	$3.00	$3.05
NYMEX Oil ($/bbl)	46.87	42.97	49.96	52.24	53.78	54.99

Total Revenue	$66.8	$215.1	$233.4	$234.6	$237.1	$241.9

Total Production Costs	($35.3)	($135.3)	($116.2)	($119.7)	($121.2)	($123.2)
G&A	(6.9)	(54.9)	(33.2)	(32.2)	(31.2)	(30.2)
Hedge Margin	—	95.0	—	—	—	—
Partnership EBITDA	12.4	23.0	32.1	39.3	47.9	51.6
EBITDA	$36.9	$142.8	$116.1	$121.9	$132.5	$140.1

Partnership Funds Raised	$70	$70	$125	$150	$175	$200
Partnership Wells Spud	10	12	21	26	30	34

Cash Interest	($6.6)	($54.3)	($33.9)	($44.9)	($48.0)	($50.7)
Capital Expenditures	(31.0)	(53.5)	41.8	(99.7)	(103.9)	(107.7)
+ / - Change in Working Capital	1.8	(69.3)	6.5	1.1	0.0	(0.1)
Other Operating	2.4	(2.7)	9.5	9.5	9.5	9.5
Hedge Monetization	—	241.8	—	—	—	—
Revolver Draw (Paydown)	(27.9)	(179.9)	(139.9)	12.1	9.8	8.9
Transaction Fees	—	(21.6)	—	—	—	—

Total Cash Flow	($24.4)	$3.6	($0)	$0	($0)	($0)
Ending Cash Balance	$5.0	$5.0	$5.0	$5.0	$5.0	$5.0

Liquidity	$32.9	$32.9	$54.8	$42.7	$33.0	$24.1

[6]	The Debtors project the following quarterly LTM EBITDA and total debt figures for FY2017: Q1’17 LTM EBITDA of $130 million and total debt of $558 million, Q2’17 LTM EBITDA of $115 million and total debt of $570 million, Q3’17 LTM EBITDA of $109 million and total debt of $567 million, and Q4’17 LTM EBITDA of $116 million and total debt of $544 million.

IX.	RISK FACTORS TO BE CONSIDERED

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS THAT ARE IMPAIRED AND ENTITLED TO VOTE SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THESE RISK FACTORS ARE MANY, THESE FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE COMPANY’S BUSINESS OR THE PLAN AND ITS IMPLEMENTATION.

As noted above, there can be no guarantee that the assumptions, estimates, and projections underlying the Plan will continue to be accurate or valid at any time after the date hereof. This section of the Disclosure Statement explains that there are certain risk factors that each voting Holder of a Claim should consider in determining whether to vote to accept or reject the Plan. Accordingly, each Holder of a Claim who is entitled to vote on the Plan should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.

A.	General

The Plan sets forth the means for satisfying the Claims against and Interests in each of the Debtors. Certain Claims are not expected to be paid in full. Nevertheless, the reorganization of the Debtors’ business and operations under the proposed Plan avoids the potentially adverse impact of the likely increased delays and costs associated with a chapter 7 liquidation of the Debtors. The Plan has been proposed after a careful consideration of all reasonable restructuring alternatives. Despite the risks inherent in the Plan, as described herein, the Debtors believe that the Plan is in the best interests of Creditors when compared to all reasonable alternatives.

B.	Potential Adverse Effects of Chapter 11

Although the Debtors will seek to make their stay in chapter 11 as brief as possible and to obtain relief from the Bankruptcy Court so as to minimize any potential disruption to their business operations, it is possible that the commencement of the Chapter 11 Cases could materially adversely affect the relationship among the Debtors, customers, employees, vendors and service providers.

C.	Plan May Not Be Accepted

There can be no assurance that the requisite acceptances to confirm the Plan will be obtained. Thus, while the Debtors believe the Plan is confirmable under the standards set forth in Bankruptcy Code section 1129, there is no guarantee that the Plan will be accepted by the requisite Classes entitled to vote on the Plan.

D.	Certain Bankruptcy Considerations

Even if all voting Impaired Classes vote in favor of the Plan, and even if with respect to any Impaired Class deemed to have rejected the Plan the requirements for “cramdown” (discussed in more detail in Article XI.F herein) are met, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, may choose not to confirm the Plan. Bankruptcy Code section 1129 requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, and that the value of distributions to dissenting Holders of Claims and Interests will not be less than the value such Holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, see infra Article XI.C. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

E.	Risk Factors Related to the New HoldCo Common Shares Issued Under the Plan.

1.	There can be no assurances that the New HoldCo Common Shares will be registered under the Securities Exchange Act of 1934, as amended, or listed on any securities exchange.

There can be no assurances that the New HoldCo Common Shares will be registered pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or listed on any securities exchange. Because New HoldCo does not have, and may never have, a class of equity securities are listed on a national securities exchange, among other actions, it will not be required to comply with the corporate governance provisions applicable to companies with listed securities, including to maintain a board consisting of a majority of independent directors or to maintain an audit committee, nominating committee, or compensation committee consisting solely of independent directors (or any such committee at all). In addition, even if New HoldCo were to have a class of equity securities listed on a national securities exchange, it may be able to utilize certain exemptions from these requirements. Therefore, holders of New HoldCo Common Shares may not have the corporate governance protections afforded to equity holders of a company that has securities listed on a national securities exchange. New HoldCo also will not be required to have a majority of independent directors or to maintain an audit committee, nominating committee, or compensation committee consisting solely of independent directors (or to have any such committee) unless and until it lists equity securities on a national securities exchange, it would not be able to do so unless it is able to comply with the director independence and committee composition requirements of that exchange and the Securities Exchange Act of 1934, as amended, or it receives a waiver of those requirements or is able to utilize certain exemptions, such as the “controlled company” exemption.

2.	The ability to transfer shares of New HoldCo Common Shares may be limited by the absence of an active trading market.

There is no established trading market for shares of New HoldCo Stock and an active trading market for shares of New HoldCo Common Shares may not be developed or maintained in the future. Future trading prices of shares of New HoldCo Common Shares will depend on many factors, including, among other things, fluctuations in natural gas and oil prices, securities analysts’ recommendations and their estimates of New HoldCo Equity’s financial performance, prevailing interest rates, Reorganized Debtors’ operating results, the market for similar securities, departures of key personnel and changes in general conditions in the U.S. economy, financial markets or the natural gas and oil industry. The liquidity of any market for shares of New HoldCo Equity will depend on various factors, including the number of holders of the securities and the interest of security dealers in making a market for shares of New HoldCo Common Shares. If an active trading market is not developed and maintained or such trading market is not liquid, holders of shares of New HoldCo Common Shares may be unable to sell their shares of New HoldCo Common Shares at their fair market value or at all. Consequently, holders of the New HoldCo Common Shares may bear certain risks associated with holding securities for an indefinite period of time, including, but not limited to, the risk that the New HoldCo Equity will lose some or all of its value. The Reorganized Debtors cannot give any assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their New HoldCo Common Shares; or

•	the price at which holders would be able to sell their New HoldCo Common Shares.

3.	New HoldCo is under no obligation to declare or pay any dividends or other distributions on account of the New HoldCo Common Shares.

New HoldCo is under no obligation to declare or pay any dividends or other distributions on account of the New HoldCo Common Shares. The determination regarding the payment of dividends or other distributions will be made by its Board of Directors and will depend on a number of business and other factors deemed relevant by the Board of Directors. Covenants in the documents governing the New OpCo LLC and the Reorganized Debtors’ indebtedness also restrict New HoldCo’s ability to make distributions and certain other payments. Consequently, a holder’s only ability to recognize a return on the New HoldCo Common Shares may be through the sale of its New HoldCo Common Shares, and, as discussed above, the ability to sell the shares of New HoldCo Common Shares may be limited.

4.	The Reorganized Debtors’ operations might not be profitable after the Effective Date, which could have an adverse impact on the value of the New HoldCo Common Shares.

The Reorganized Debtors’ operating performance may be affected by, among other things, natural gas and oil prices and economic conditions and instability in the financial markets. Additional information about the risk associated with the Reorganized Debtors’ business can be found in ARP’s public filings.

5.	In the event of future issuances of New HoldCo Common Shares substantial dilution may occur.

The shares of New HoldCo Common Shares will be subject to dilution as a result of issuances under the Management Incentive Program. Subject to approval by a majority of the Class B Directors, New Holdco may issue additional shares of New HoldCo Common Shares or other equity securities after the consummation of the Plan, which may result in further dilution to the shares of New HoldCo Common Shares.

6.	The amount of shares of New HoldCo Common Shares to be provided to Holders of Notes and Second Lien Claims does not reflect any independent valuation of the shares of New HoldCo Common Shares or the Notes and Second Lien Claims.

The Debtors have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the relative values of shares of New HoldCo Common Shares.

7.	New HoldCo will be a holding company and, as a result, it will be dependent on its subsidiaries for its cash flows and ability to meet its obligations.

New HoldCo’s principal assets will consist of the shares of capital stock or other equity instruments of its subsidiaries and, accordingly, its cash flows and ability to meet its obligations will be dependent upon the earnings of its subsidiaries and the payment of such earnings to New HoldCo in the form of dividends, distributions, loans, or otherwise, and repayment of loans or advances from New HoldCo. These subsidiaries will be separate and distinct legal entities and will have no obligation (other than any existing contractual obligations, which may be suspended or altered in the Chapter 11 Cases) to provide New HoldCo with funds for its payment obligations or the payment of dividends or other distributions to holders of equity securities of New HoldCo. Other than certain required tax distributions and distributions of “available cash” required under the governing documents of New OpCo LLC and permitted by law, any decision by a subsidiary to provide New HoldCo with funds for its payment obligations will depend on, among other things, the subsidiary’s results of operations, financial condition, cash requirements, contractual restrictions (including covenants in its existing and future debt agreements), applicable law, and other factors. To the extent New HoldCo may be a creditor with recognized claims against any of its subsidiaries, New HoldCo’s claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by New HoldCo. Further, the rights of holders of the equity securities of New HoldCo, including holders of shares of New HoldCo Common Shares, are subordinated to the rights of creditors of New HoldCo and its subsidiaries as discussed below.

8.	Holders of shares of New HoldCo Common Shares may not be able to recover in future cases of bankruptcy, liquidation, insolvency, or reorganization.

Each holder of shares of New HoldCo Common Shares will be subordinated to all liabilities of New HoldCo’s subsidiaries and any creditors of New HoldCo. Therefore, the assets of New HoldCo and its subsidiaries would not be available for distribution to any holder of shares of New HoldCo Equity in any bankruptcy, liquidation, insolvency, or reorganization of New HoldCo unless and until all indebtedness of New HoldCo and its subsidiaries has been paid. The remaining assets of New HoldCo and its subsidiaries may not be sufficient to satisfy the outstanding claims of its equity holders, including the holders of shares of New HoldCo Common Shares.

9.	If a holder of Plan Securities is an underwriter (as defined in Section 1145 of the Bankruptcy Code), such Plan Securities may not be resold absent an effective registration statement under the Securities Act or pursuant to an applicable exemption therefrom.

In reliance upon section 1145 of the Bankruptcy Code, the issuance of the Plan securities will not be registered under the Securities Act, and the issuance will be deemed to be a public offering. Accordingly, the Plan securities may be resold without registration under the Securities Act, unless the holder is a control person within the meaning of the Securities Act or is otherwise an “underwriter” with respect to such securities, as that term is defined in section 1145 of the Bankruptcy Code. If the holder is a control person within the meaning of the Securities Act or is otherwise such an “underwriter” with respect to such securities, such securities may not be offered or resold under the Securities Act absent an effective registration statement under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act. There can be no assurances that any such exemption would be available and any such exemption, if available, may impose volume, manner of sale or other restrictions on the sale of the Plan securities. Any such transfers would also be subject to the risk described above under “—The ability to transfer shares of New HoldCo Common Shares may be limited by the absence of an active trading market.”

F.	Bankruptcy-Specific Risk Factors That Could Negatively Impact the Debtors’ Business

1.	The Debtors are subject to the risks and uncertainties associated with the Chapter 11 Cases.

For the duration of the Chapter 11 Cases, the Debtors’ operations and its ability to execute its business strategy will be subject to risks and uncertainties associated with bankruptcy. These risks include:

•	the Debtors’ ability to continue as a going concern;

•	the Debtors’ ability to obtain Bankruptcy Court approval with respect to motions filed in the Chapter 11 Cases from time to time;

•	the Debtors’ ability to develop, prosecute, confirm and consummate the proposed Plan outlined in the Restructuring Support Agreement or any other plan of reorganization with respect to the Chapter 11 Cases;

•	the ability of third parties to seek and obtain court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a plan of reorganization, to appoint a United States Trustee, or to convert the Chapter 11 Cases to chapter 7 cases;

•	the Debtors’ ability to retain key vendors or secure alternative supply sources;

•	the Debtors’ ability to obtain and maintain normal payment and other terms with vendors and service providers;

•	the Debtors’ ability to maintain contracts that are critical to its operations;

•	the Debtors’ ability to attract, motivate, and retain management; and

•	the Debtors’ ability to fund and execute their business plan.

2.	The Debtors’ business could suffer from a long and protracted restructuring.

The Debtors’ future results are dependent upon the successful confirmation and implementation of a plan of reorganization. Failure to obtain this approval in a timely manner could adversely affect its operating results, as its ability to obtain financing to fund operations may be harmed by protracted bankruptcy proceedings. If a liquidation or protracted reorganization were to occur, there is a significant risk that the value of the Debtors’ enterprise would be substantially eroded to the detriment of all stakeholders.

Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization. Even once a plan of reorganization is approved and implemented, the Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders, customers, or vendors to do business with a company that recently emerged from bankruptcy proceedings.

G.	Classification and Treatment of Claims and Interests

Bankruptcy Code section 1122 requires that the Plan classify Claims against, and Interests in, the Debtors. The Bankruptcy Code also provides that the Plan may place a Claim or Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests of such Class. The Debtors believe that all Claims and Interests have been appropriately classified in the Plan.

To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors would seek (i) to modify the Plan to provide for whatever classification might be required for confirmation and (ii) to use the acceptances received from any Creditor pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such Creditor ultimately is deemed to be a member. Any such reclassification of Creditors, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such Creditor was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan requires resolicitation, the Debtors will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan of any Holder of Claims pursuant to this solicitation will constitute a consent to the Plan’s treatment of such Holder regardless of the Class as to which such holder is ultimately deemed to be a member. The Debtors believe that under the Bankruptcy Rules, they would be required to resolicit votes for or against the Plan only when a modification adversely affects the treatment of the Claim of any creditor or equity holder.

The Bankruptcy Code also requires that the Plan provide the same treatment for each Claim or Interest of a particular Class unless the holder of a particular Claim or Interest agrees to a less favorable treatment of its Claim or Interest. The Debtors believe that the Plan complies with the requirement of equal treatment. To the extent that the Bankruptcy Court finds that the Plan does not satisfy such requirement, the Bankruptcy Court could deny confirmation of the Plan.

Issues or disputes relating to classification and/or treatment could result in a delay in the confirmation and consummation of the Plan and could increase the risk that the Plan will not be consummated.

H.	Conditions Precedent to Consummation of the Plan

The Plan provides for certain conditions that must be satisfied (or waived) prior to the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be satisfied (or waived). Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.

I.	Liquidation Under Chapter 7

If no plan can be confirmed, the Debtors’ Chapter 11 Cases may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that chapter 7 liquidation would have on the recoveries of holders of Claims and the Debtors’ Liquidation Analysis is described herein and attached hereto as Exhibit C.

J.	Certain Tax Consequences of the Plan Raise Unsettled and Complex Legal Issues and Involve Various Factual Determinations

Some of the material consequences of the Plan regarding United States federal income taxes are summarized in Article XIV below. Some of these tax issues raise unsettled and complex legal issues, and also involve factual determinations, that raise additional uncertainties. The Debtors cannot ensure that the IRS will not take a contrary view and no ruling from the IRS has been or will be sought regarding the tax consequences described in Article XIV. In addition, the Debtors cannot ensure that the IRS will not challenge various positions the debtors have taken, or intend to take, with respect to various tax issues, or that a court would not sustain such a challenge. For a more detailed discussion of risks relating to the specific positions the Debtors intend to take with respect to various tax issues, please see Article XIV.

X.	SOLICITATION AND VOTING PROCEDURES

A.	Voting Status of Each Class

Under the Bankruptcy Code, Creditors are entitled to vote if their contractual rights are Impaired by the Plan and they are receiving a distribution under the Plan. Creditors are not entitled to vote if their contractual rights are Unimpaired by the Plan or if they will receive no distribution of property under the Plan. The following table sets forth which Classes of Claims will or will not be entitled to vote on the Plan:

Class	Claim or Interest	Status	Voting Rights
1	Priority Non-Tax Claims	Unimpaired	No (Presumed to accept)
2	Other Secured Claims	Unimpaired	No (Presumed to accept)
3	First Lien Claims	Impaired	Yes
4	Second Lien Claims	Impaired	Yes
5	Notes Claims	Impaired	Yes
6	General Unsecured Claims	Unimpaired	No (Presumed to accept)
7	Intercompany Claims	Unimpaired	No (Presumed to accept)
8	Intercompany Equity Interests	Unimpaired / Impaired	No (Presumed to accept or deemed to reject)
9	ARP Equity Interests	Impaired	No (Deemed to reject)

B.	Classes Entitled to Vote

The following Classes are the only Classes entitled to vote to accept or reject the Plan:

Class	Claim or Interest	Status
3	First Lien Claims	Impaired
4	Second Lien Claims	Impaired
5	Notes Claims	Impaired

If your Claim or Interest is not included in any of these Classes, you are not entitled to vote and you will not receive a Solicitation Package.

Under the Bankruptcy Code, acceptance of a plan of reorganization by a Class of Claims is determined by calculating the number and the amount of Claims voting to accept, based on the actual total Allowed Claims voting on the Plan. Acceptance by a Class requires more than one-half of the number of total Allowed Claims in the Class to vote in favor of the Plan and at least two-thirds in dollar amount of the total Allowed Claims in the Class to vote in favor of the Plan.

C.	Voting Procedures

The Debtors retained Epiq Bankruptcy Solutions, LLC (“Epiq” or the “Voting Agent”) to, among other things, act as the Debtors’ agent in connection with the solicitation of votes to accept or reject the Plan.

1.	Voting Record Date

The Voting Record Date is July 21, 2016. The Voting Record Date is the date for determining (i) which Holders of Claims are entitled to vote to accept or reject the Plan and receive the Solicitation Package in accordance with the Solicitation Procedures (as defined in the Scheduling Motion for Prepackaged Chapter 11 Cases) and (ii) whether Claims have been properly assigned or transferred to an assignee under Bankruptcy Rule 3001(e) such that the assignee can vote as the Holder of a Claim. The Voting Record Date and all of the Debtors’ solicitation and voting procedures shall apply to all of the Debtors’ Creditors and other parties in interest.

2.	Distribution of Solicitation Packages

Under the Plan, Holders of Claims in Classes 3, 4, and 5 (collectively, the “Voting Classes”) are entitled to vote to accept or reject the Plan. As such, the Debtors are providing Solicitation Packages to record holders of the First Lien Claims, Second Lien Claims, and Notes Claims.

Holders of Notes Claims may hold their Claims through a broker, banker, nominee (or a proxy holder or agent) (each of the foregoing, a “Nominee”). If record holders of Notes Claim are Nominees that do not hold Notes Claims for their own account, such Nominees must provide copies of the Solicitation Package to their customers that are the holders thereof as of the Voting Record Date. Any holder of Notes Claims who has not received a Ballot should contact his, her, or its Nominee or the Voting Agent.

3.	General Voting Instructions

In order for the Holder of a Claim in the Voting Classes to have such Holder’s Ballot (as defined in the Scheduling and Solicitation Motion) counted as a vote to accept or reject the Plan, such Holder’s Ballot, must be properly completed, executed, and delivered in accordance with the instructions included in the Ballot by: (i) first class mail; (ii) courier; or (iii) personal delivery to the Voting Agent, so that such holder’s Ballot is actually received by the Voting Agent prior to 5 p.m. Prevailing Eastern Time on August 23, 2016 (the “Voting Deadline”). It is important that the Holder of a Claim in the Voting Classes follow the specific instructions provided on such Holder’s Ballot and the accompanying instructions. The Holder of a Claim should also provide all of the information requested by the Ballot, and should complete and return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot either to the Voting Agent or their nominee, as applicable. The Notes Indenture Trustee will not vote on behalf of its respective holders. Each holder of the Notes Claims must submit its own Ballot.

IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DETERMINE OTHERWISE IN THEIR SOLE AND ABSOLUTE DISCRETION. IF YOU HOLD YOUR NOTES CLAIMS THROUGH A NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR NOMINEE FOR RETURNING YOUR BENEFICIAL HOLDER BALLOT. UNLESS OTHERWISE INSTRUCTED, PLEASE RETURN YOUR BENEFICIAL HOLDER BALLOT TO YOUR NOMINEE OR YOUR VOTE WILL NOT BE COUNTED.

ANY BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM BUT THAT DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR ANY BALLOT THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

EACH HOLDER OF A CLAIM MUST VOTE ALL OF ITS CLAIMS WITHIN A PARTICULAR CLASS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT SUCH VOTES. BY SIGNING AND RETURNING A BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST.

IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT, AS APPROPRIATE, WHEN SUBMITTING A VOTE.

IF YOU ARE A HOLDER OF A CLAIM ENTITLED TO VOTE ON THE PLAN AND YOU DID NOT RECEIVE A BALLOT, YOU RECEIVED A DAMAGED BALLOT, OR YOU LOST YOUR BALLOT, OR IF YOU HAVE ANY QUESTIONS CONCERNING THIS DISCLOSURE STATEMENT, THE PLAN, OR PROCEDURES FOR VOTING ON THE PLAN, PLEASE CONTACT THE VOTING AGENT, EPIQ, AT (646)282-2500, OR AT TABULATION@EPIQSYSTEMS.COM.

4.	Beneficial Holders of Notes Claims

A beneficial holder holding Notes Claims in “street name” through a Nominee may vote on the Plan by one of the following two methods (as selected by such holder’s Nominee):

•	Complete and sign the enclosed beneficial holder Ballot. Return the beneficial holder Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process your instructions and return a completed master ballot (a “Master Ballot”) to the Voting Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

•	Complete and sign the pre-validated beneficial holder Ballot (as described below) provided to you by your Nominee. Return the pre-validated beneficial holder Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any beneficial holder Ballot returned to a Nominee by a holder will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Voting Agent that beneficial holder Ballot (properly validated) or a Master Ballot casting the vote of such holder.

If any holder owns the Notes Claims through more than one Nominee, such holder may receive multiple mailings containing the beneficial holder Ballots. The holder should execute a separate beneficial holder Ballot for each block of the Notes Claims that it holds through any particular Nominee and return each beneficial holder Ballot to the respective Nominee in the return envelope provided therewith. Holders who execute multiple beneficial holder Ballots with respect to the Notes Claims, Unsecured Note Claims or Preferred Stock Interests in a single class held through more than one Nominee must indicate on each beneficial holder Ballot the names of all such other Nominees and the additional amounts of such Notes Claims, Unsecured Note Claims or Preferred Stock Interests so held and voted.

5.	Nominees

A Nominee that, on the Voting Record Date, is the record holder of the Notes Claims for one or more holders can obtain the votes of the holders of such Notes Claims, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

(a)	Pre-Validated Ballots

The Nominee may “pre-validate” a beneficial holder Ballot by (i) signing the beneficial holder Ballot and indicating on the beneficial holder Ballot the name of the Nominee and DTC Participant Number, (ii) the amount and the account number of the Notes Claims held by the Nominee for the holder, and (iii) forwarding such beneficial holder Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the holder for voting. The holder must then complete the information requested in the remaining items of the beneficial holder Ballot, and return the beneficial holder Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is RECEIVED by the Voting Agent on or before the Voting Deadline. A list of the holders to whom “pre-validated” beneficial holder Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

(b)	Master Ballots

If the Nominee elects not to pre-validate beneficial holder Ballots, the Nominee may obtain the votes of holders by forwarding to the holders the unsigned beneficial holder Ballots, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such holder must then indicate his, her, or its vote on the beneficial holder Ballot, complete the information requested on the beneficial holder Ballot, review the certifications contained on the beneficial holder Ballot, execute the beneficial holder Ballot, and return it to the Nominee. After collecting the beneficial holder Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the beneficial holder Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent on or before the Voting Deadline. All beneficial holder Ballots returned by holders should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS ELIGIBLE HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

(c)	Tabulation of Pre-Validated Ballots and Master Ballots:

•	Votes cast by a beneficial holder on a pre-validated ballot or on a Master Ballot through a Nominee will be applied against the positions held by such entities in the applicable security as of the Voting Record Date, as evidenced by the record and depository listings. Votes submitted by a Nominee, pursuant to the master ballots or pre-validated beneficial ballots, will not be counted in excess of the amount of such securities held by such Nominee;

•	To the extent that conflicting votes or “overvotes” are submitted by a Nominee, the Voting Agent, in good faith, will attempt to reconcile discrepancies with the Nominee;

•	To the extent that any overvotes are not reconcilable prior to the preparation of the vote certification, the Voting Agent will apply the votes to accept and to reject the Plan in the same proportion as the votes to accept and reject the Plan submitted on the Master Ballots or pre-validated beneficial ballots that contained the overvote, but only to the extent of the Nominee’s position in the applicable security;

•	For the purposes of tabulating votes with respect to Senior Notes, each beneficial holder will be deemed to have voted the principal amount relating to such security, although the Voting Agent may adjust such principal amount to reflect the applicable claim amount, including prepetition interest;

•	A single Nominee may complete and deliver to the Voting Agent multiple Master Ballots. Votes reflected on multiple Master Ballots shall be counted except to the extent that they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the last properly completed Master Ballot received prior to the Voting Deadline shall, to the extent of such inconsistency, supersede any prior Master Ballot.

6.	Miscellaneous

All Ballots must be signed by the holder of record of the First Lien Claim, Second Lien Claim, or Notes Claim, as applicable, or any person who has obtained a properly completed Ballot proxy from the record holder of the First Lien Claim, Second Lien Claim, or Notes Claim, as applicable, on such date. For purposes of voting to accept or reject the Plan, the holders of the Notes Claims will be deemed to be the “holders” of the claims represented by such Notes Claims. An otherwise properly executed Ballot (other than a Master Ballot) that attempts to partially accept and partially reject the Plan will likewise not be counted. If you cast more than one Ballot voting the same Claim(s) before the Voting Deadline, the last valid Ballot received on or before the Voting Deadline will be deemed to reflect your intent, and thus, to supersede any prior Ballot. If you cast Ballots received by the Voting Agent on the same day, but which are voted inconsistently, such Ballots will not be counted.

The Ballots provided to holders will reflect the principal amount of such holder’s Claim; however, when tabulating votes with respect to Notes Claims, the Voting Agent may adjust the amount of such holder’s Notes Claim by multiplying the principal amount by a factor that reflects all amounts accrued prior to the Voting Record Date, including, without limitation, interest.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

7.	Fiduciaries And Other Representatives

If a beneficial holder Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate beneficial holder Ballot of each holder for whom they are voting.

XI.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

The following is a brief summary of the Confirmation process. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and to consult with their own advisors.

A.	The Confirmation Hearing

Bankruptcy Code section 1128(a) provides that the Bankruptcy Court, after notice, may conduct the Confirmation Hearing to consider Confirmation of the Plan. Bankruptcy Code section 1128(b) provides that any party in interest may object to Confirmation of the Plan.

B.	Confirmation Standards

The following requirements must be satisfied under Bankruptcy Code section 1129(a) before the Bankruptcy Court may confirm a plan of reorganization.

1.	The Plan complies with the applicable provisions of the Bankruptcy Code.

2.	The proponents of the Plan have complied with the applicable provisions of the Bankruptcy Code.

3.	The Plan has been proposed in good faith and not by any means forbidden by law.

4.	Any payment made or to be made by the proponent, by a Debtor, or by a person issuing securities or acquiring property under a Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

5.	The proponent of the Plan has disclosed the identity and affiliations of any individual proposed to serve, after Confirmation of the Plan, as a director, officer, or voting trustee of the Debtors, an Affiliate of the Debtors participating in a joint Plan with a Debtor or a successor to a Debtor under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of Creditors and Holders of Interests and with public policies.

6.	The proponent of the Plan has disclosed the identity of any Insider that will be employed or retained by the Reorganized Debtors and the nature of any compensation for such insider.

7.	Any governmental regulatory commission with jurisdiction, after Confirmation, over the rates of the Debtor has approved any rate change provided for in the Plan.

8.	With respect to each holder within an Impaired Class of Claims or Interests, each such Holder (i) has accepted the Plan or (ii) will receive or retain under the Plan on account of such Claim or Interest property of value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

9.	With respect to each Class of Claims or Interests, such Class (i) has accepted the Plan or (ii) is Unimpaired under the Plan; provided, however, that if the Plan is rejected by an Impaired Class, the Plan may be confirmed if it “does not discriminate unfairly” and is “fair and equitable” as to such Class, is feasible, and is in the “best interests” of Holders of Claims and Interests that are Impaired under the Plan.

10.	Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that:

11.	With respect to a Claim of a kind specified in Bankruptcy Code sections 507(a)(2) or 507(a)(3), on the Effective Date of the Plan, the Holder of the Claim will receive on account of such Claim Cash equal to the Allowed amount of such Claim, unless otherwise agreed;

12.	With respect to a Class of Claim of the kind specified in Bankruptcy Code sections 507(a)(1), 507(a)(4), 507(a)(5), 507(a)(6), or 507(a)(7), each Holder of a Claim of such Class will receive (i) if such Class has accepted the Plan, deferred Cash payments of a value, on the Effective Date of the Plan, equal to the Allowed amount of such Claim or (ii) if such Class has not accepted the Plan, Cash on the Effective Date of the Plan equal to the Allowed amount of such Claim; and

13.	With respect to a Priority Tax Claim of a kind specified in Bankruptcy Code section 507(a)(8), the Holder of such Claim will receive on account of such claim deferred Cash payments, over a period not exceeding five years after the date of the order for relief, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claim.

14.	If a Class of Claims is Impaired under the Plan, at least one Class of Claims that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any Insider.

15.	Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

16.	All fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the hearing on Confirmation of the Plan, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

17.	The Plan provides that following the Effective Date of the Plan, subject to the Reorganized Debtors’ rights, if any, under applicable non-bankruptcy law, unless otherwise ordered by the Bankruptcy Court, the Reorganized Debtors shall continue to pay all retiree benefits, as that term is defined in Bankruptcy Code section 1114, at the level established under subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to Confirmation, for the duration of the period the debtor has obligated itself to provide such benefits.

C.	Liquidation Analysis

As described above, Bankruptcy Code section 1129(a)(7) requires that each Holder of an Impaired Claim or Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

Based on the Liquidation Analysis attached hereto as Exhibit C, the Debtors believe that the value of any distributions if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code would be no greater than the value of distributions under the Plan.

D.	Financial Feasibility

Bankruptcy Code section 1129(a)(11) requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. The Debtors believe that the Plan meets the feasibility requirement set forth in Bankruptcy Code section 1129(a)(11). As part of this analysis, the Debtors prepared the Projections, which, together with the assumptions on which they are based, are set forth in Article VIII of this Disclosure Statement. Based on such Projections, the Debtors believe that they will be able to make all payments required under the Plan. Therefore, the Debtors believe that confirmation and consummation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

THE PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS.

The Projections have not been examined or compiled by independent accountants. The Debtors make no representation as to their ability to achieve the projected results. Many of the assumptions on which the projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the four-year period of the Projections may vary from the projected results, and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Projections are based in connection with their evaluation of the Plan.

E.	Acceptance by Impaired Classes

The Bankruptcy Code also requires, as a condition to Confirmation, that each Class of Claims or Interests that is Impaired but still receives distributions under the Plan vote to accept the Plan, unless the Debtors can “cramdown” such Classes, as described below. A Class that is Unimpaired is presumed to have accepted the Plan and, therefore, solicitation of acceptances with respect to such Class is not required. A Class is Impaired unless the Plan leaves unaltered the legal, equitable, and contractual rights to which the Claim or Interest entitles the Holder of such Claim or Interest, or the Debtors cure any default and reinstate the original terms of the obligation.

Under Bankruptcy Code sections 1126(c) and 1126(d) and except as otherwise provided in Bankruptcy Code section 1126(e): (i) an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than half in number of the voting Allowed Claims have voted to accept the Plan and (ii) an Impaired Class of Interests has accepted the Plan if the Holders of at least two-thirds in amount of the Allowed Interests of such Class actually voting have voted to accept the plan.

F.	Confirmation Without Acceptance by All Impaired Classes

Bankruptcy Code section 1129(b) allows the Bankruptcy Court to confirm the Plan, even if the Plan has not been accepted by all Impaired Classes, provided that the Plan has been accepted by at least one Impaired Class entitled to vote, without counting the vote of any insider, as defined in Bankruptcy Code section 101(31). Bankruptcy Code section 1129(b) permits the

Debtors to confirm the Plan, notwithstanding the failure of any Impaired Class to accept the Plan, in a procedure commonly known as “cramdown,” so long as the Plan “does not discriminate unfairly” and is “fair and equitable” as to each Impaired Class that has not accepted the Plan.

1.	No Unfair Discrimination

A plan “does not discriminate unfairly” if (i) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are similar to those of the nonaccepting class and (ii) no class receives payments in excess of that which it is legally entitled to receive for its claims or interests. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

The Debtors do not believe the Plan discriminates unfairly against any Impaired Class of Claims or Interests. The Debtors believe the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation.

2.	Fair and Equitable Treatment

With respect to a dissenting class of claims or interests, the “fair and equitable” standard requires that a plan provide that either the claims or interests in each class received everything to which they are legally entitled or, with respect to unsecured claims, that classes junior in priority to the class receive nothing.

The Bankruptcy Code establishes different “fair and equitable” tests for holders of secured claims, unsecured claims, and interests, which may be summarized as follows:

a. Secured Claims. Either (i) each holder of a claim in an impaired class of secured claims retains its liens securing its secured claim and it receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each holder of a claim in an impaired class of secured claims realizes the indubitable equivalent of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds and the treatment of such liens on proceeds as provided in clause (i) or (ii) of this subparagraph.

b. Unsecured Claims. Either (i) each holder of a claim in an impaired class of unsecured claims receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the chapter 11 plan, subject to the applicability of the judicial doctrine of contributing new value.

c. Interests. Either (i) each holder of an equity interest in an impaired class of interests will receive or retain under the chapter 11 plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock or (b) the value of the stock or (ii) the holders of interests that are junior to the stock will not receive any property under the chapter 11 plan, subject to the applicability of the judicial doctrine of contributing new value.

The Debtors believe that the distributions provided under the Plan satisfy the “fair and equitable” requirements of the Bankruptcy Code. Certain Classes of Claims and Interests will receive no distribution under the Plan and are therefore conclusively deemed to reject the Plan. Accordingly, the Debtors will seek to confirm the Plan under Bankruptcy Code 1129(b) with respect to such Classes. In addition, although the Plan is predicated on the substantial support of certain of the Debtors’ creditor constituencies, the Debtors reserve the right to seek confirmation of the Plan under Bankruptcy Code section 1129(b) if one or more voting Impaired Classes votes to reject the Plan.

XII.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors believe that the Plan affords Holders of Claims and Interests the potential for the greatest realization on the Debtors’ assets and, therefore, is in the best interests of such Holders. If the Plan is not confirmed, however, the theoretical alternatives include: (i) continuation of the pending Chapter 11 Cases; (ii) sale of the Debtors’ assets under Bankruptcy Code section 363; (iii) alternative plan or plans of reorganization; or (iv) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.

A.	Continuation of the Bankruptcy Cases

If the Debtors remain in chapter 11, they could continue to operate their business and manage their properties as debtors in possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtors could survive as a going concern in protracted chapter 11 cases. In particular, the Debtors could have difficulty gaining access to sufficient liquidity to allow them to continue their operations as a going concern. Moreover, protracted chapter 11 proceedings will make it difficult for the Debtors to expand their customer base, which is critical to the ultimate success of the Debtors’ business. As further discussed herein, the Debtors believe that they have accomplished the goals that chapter 11 has allowed them to achieve, and that the Debtors’ key remaining challenges are operational and therefore do not require that the Debtors remain in chapter 11.

B.	Sale of Substantially all of the Debtors’ Assets Under Bankruptcy Code Section 363

In lieu of the present Plan, the Debtors could sell substantially all of their assets to a buyer under Bankruptcy Code section 363. A section 363 sale would leave a residual estate consisting of the proceeds of the sale and any excluded assets and unassumed liabilities. Following the sale, the Debtors would remain in chapter 11 to administer this residual estate and distribute proceeds to Creditors pursuant to a chapter 11 plan of liquidation or a liquidation pursuant to chapter 7 of the Bankruptcy Code.

The Debtors believe that the Plan represents a superior structure than a sale under Bankruptcy Code section 363. The Debtors believe the Plan provides recoveries equal to or greater than what Creditors would likely achieve in a section 363 sale, but with the advantages of greater efficiency and greater certainty as to outcome. In particular, an asset sale is unlikely to be a value maximizing proposition. Given the current commodity price environment, such a sale would likely produce a lower recovery for creditors than they would otherwise obtain through confirmation of a plan. Indeed, the Debtors’ Plan accounts for and enables Creditors to share in the potentially materially greater future value of the Debtors. While the Debtors believe that a section 363 sale remains a viable restructuring option in the event the Plan is not confirmed, the Debtors maintain that the Plan is, for the reasons set forth above, in the best interests of Creditors.

C.	Alternative Plans of Reorganization

If the Plan is not confirmed, the Debtors, or, after the expiration of the Debtors’ exclusive period in which to propose and solicit a reorganization plan, any other party in interest in the Chapter 11 Cases, could propose a different plan or plans. Additionally, until the Plan is consummated, subject to certain conditions, the Debtors may determine to withdraw the Plan and propose and solicit different reorganization plans. Any such plans proposed by the Debtors or others might involve either a reorganization and continuation of the Debtors’ business, or an orderly liquidation of its assets, or a combination of both.

Although alternative plans of reorganization are possible, the present Plan is the result of a thorough assessment of restructuring alternatives undertaken in consultation with key stakeholders. Accordingly, the Debtors believe the prospect of an alternative plan of reorganization that delivers greater value to economic stakeholders is remote.

D.	Liquidation Under Chapter 7 or Chapter 11

If no plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code. In chapter 7 cases, a trustee or trustees would be appointed to liquidate the assets of the Debtors. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective Holders of Claims or Interests.

However, the Debtors believe that Creditors would lose the materially higher going concern value if the Debtors were forced to liquidate. In addition, the Debtors believe that in liquidation under chapter 7, before Creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants, and other professionals to assist such trustees would cause a substantial diminution in the value of the Estate. The assets available for distribution to Creditors would be reduced by such additional expenses and by claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors’ assets.

The Debtors may also be liquidated under a chapter 11 plan. In a liquidation under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. However, any distribution to the Holders of Claims or Interests under a chapter 11 liquidation plan probably would be delayed substantially. In addition, as with a chapter 7 liquidation, the Debtors believe that Creditors would lose the materially higher going concern value if the Debtors were forced to liquidate under a chapter 11 plan.

The Liquidation Analysis attached hereto as Exhibit C illustrates the recoveries the Debtors anticipate in a liquidation scenario. The Liquidation Analysis is premised upon a hypothetical liquidation in a chapter 7 case. In the Liquidation Analysis, the Debtors have taken into account the nature, status, and underlying value of their assets, the ultimate realizable value of their assets, and the extent to which such assets are subject to liens and security interests. The likely form of any liquidation in a chapter 7 proceeding would be the sale of individual assets. Based on this analysis, it is likely that a chapter 7 liquidation of the Debtors’ assets would produce less value for distribution to each class of Creditors than that recoverable under the Plan. In the Debtors’ opinion, the recoveries projected to be available in a chapter 7 liquidation are not likely to afford Holders of Claims and Interests as great a realization potential as does the Plan.

XIII.	CERTAIN SECURITIES LAW MATTERS

A.	Registration Exemption

The Plan provides for the Debtors to issue New HoldCo Common Shares to holders of Second Lien Claims and Notes Claims. The Debtors believe that the securities to be issued pursuant to the Plan constitute “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable Blue Sky Law. Section 1145 of the Bankruptcy Code provides that the registration requirements of section 5 of the Securities Act (and any state Blue Sky Law registration requirements) shall not apply to the offer or sale of securities by a debtor if (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor; and (c) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for cash and property. In reliance upon this exemption, the issuance of the Plan securities will not be registered under the Securities Act or any state Blue Sky Law, and the issuance will be deemed to be a public offering. Accordingly, the Plan securities may be resold without registration under the Securities Act, unless the holder is a control person within the meaning of the Securities Act or is otherwise an “underwriter” (as discussed below) with respect to such securities, as that term is defined in section 1145 of the Bankruptcy Code. The Debtors are relying on exemptions under sections 3(a)(9) and/or 4(a)(2) of the Securities Act and similar exemptions of Blue Sky Laws for the solicitation, as well as, to the extent applicable, the exemption from the Securities Act and equivalent state law registration requirements provided by section 1145(a)(1) of the Bankruptcy Code, to exempt from registration under the Securities Act and Blue Sky Law the issuance of the Plan securities. In addition, the Plan securities generally may be able to be resold without registration under state securities laws pursuant to various exemptions provided by the respective Blue Sky Laws of those states; however, the availability of such exemptions cannot be known unless individual state Blue Sky Laws are examined.

Therefore, recipients of the Plan securities are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state Blue Sky Law in any given instance and as to any applicable requirements or conditions to such availability.

B.	Resales of Plan Securities; Definition of Underwriter

If the holder of the Plan securities is an underwriter, the Plan securities will be “restricted securities” and may not be resold under the Securities Act and applicable state Blue Sky Law absent an effective registration statement under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act, including Rule 144 promulgated thereunder. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer,” (A) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest; (B) offers to sell securities offered or sold under a plan for the holders of such securities; (C) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (D) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a Person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11), is intended to cover “controlling persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. Ownership and control of 10% of the voting securities of an issuer can generally be used as a guidepost of presumptive control, but a determination of control will depend on the particular facts and circumstances of each case. If the issuance of the Plan securities is not pursuant to Section 1145(b)(1) of the Bankruptcy Code, any resale of such securities must either be pursuant to an effective registration statement, an exemption therefrom or in a transaction not subject thereto. Under certain circumstances, holders of Plan securities who are deemed to be “underwriters” may be entitled to resell their Plan securities pursuant to the limited safe harbor resale provisions of Rule 144. Generally, Rule 144 would permit the public sale of securities received by such person if current information regarding the issuer is publicly available and if volume limitations, manner of sale requirements and certain other conditions are met. Whether any particular Person would be deemed to be an “underwriter” (including whether such Person is a “controlling person”) with respect to the Plan securities would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view whether any Person would be deemed an “underwriter” with respect to the Plan securities. In view of the complex nature of the question of whether a particular Person may be an “underwriter,” the Debtors make no representations concerning the right of any Person to freely resell Plan securities. Accordingly, the Debtors recommend that potential recipients of Plan securities consult their own counsel concerning their ability to freely trade such securities without compliance with the federal and state securities laws.

XIV.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain United States federal income tax consequences of the implementation of the Plan to the Debtors and to certain holders of Claims and holders of ARP Equity Interests. The following summary does not address the United States federal income tax consequences to all holders whose Claims are not impaired.

The following summary is based on the Internal Revenue Code, Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the United States federal income tax consequences described below.

The United States federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given that the IRS will not challenge, nor that a court will sustain, any of the considerations discussed herein. In addition, this summary generally does not address foreign, state or local tax consequences of the Plan, nor does it address the United States federal income tax consequences of the Plan to special classes of taxpayers (such as broker-dealers, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations (including, without limitation, certain pension funds), persons holding a Claim as part of a constructive sale, straddle or other integrated transaction, and investors in pass-through entities). Except where specifically noted below, this summary does not address the consequences to holders of Claims or ARP Equity Interests that are not U.S. persons (as defined in the Internal Revenue Code).

For purposes of this discussion, a “non-U.S. holder” means any holder of a Claim or ARP Equity Interest (other than a partnership or other pass-through entity) that is not a “U.S. holder.” A “U.S. holder” means a holder of a Claim or ARP Equity Interest that, for United States federal income tax purposes is, or is treated as, a citizen or individual resident of the United States, a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds a Claim or ARP Equity Interest, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership.

This discussion also assumes that the New HoldCo Common Shares are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code, and that the various debt and other arrangements to which the Debtors are parties will be respected for United States federal income tax purposes in accordance with their form.

Accordingly, the following summary of certain United States federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim or ARP Equity Interest.

A.	Consequences to the Debtors

With the exception of New HoldCo (which does not have any material assets or liabilities from a United States federal income tax perspective), each of the Debtors is treated as a partnership or “disregarded entity” for United States federal income tax purposes. Accordingly, the United States federal income tax consequences of the Plan will generally not be borne by the Debtors, but instead will be borne by holders of ARP Equity Interests.

1.	Transfer of Property to New HoldCo

In connection with the implementation of the Plan, ARP will contribute all of its ownership interests in its directly-owned subsidiaries to New HoldCo in exchange for New HoldCo Common Shares. Because the directly-owned subsidiaries are disregarded entities, such transfer is treated as a transfer of the assets held by such entities subject to the loans under the Exit Facility and the New Second Lien Loans to New HoldCo for United States federal income tax purposes. Furthermore, because ARP is a Debtor and the New HoldCo Common Shares will be used to satisfy Notes Claims and to make the Second Lien Payment, the transfer of such property to New HoldCo will likely be treated as a taxable exchange under the Internal Revenue Code. Accordingly, New HoldCo will have an initial tax basis in the assets of its subsidiaries equal to their respective fair market values immediately after the transfer.

2.	Cancellation of Indebtedness and other Income from the Plan

Cancellation of indebtedness (“COD”) income is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor. Certain statutory or judicial exceptions can apply to limit the amount of COD income, though in the case of a partnership (such as ARP), such exceptions are applied at the partner level. ARP intends to take the position that because all of the indebtedness related to the Notes Claims that is being discharged pursuant to the Plan is assumed by ARP immediately before the effectiveness of the Plan, ARP and not New HoldCo will recognize any COD income as a result of the extinguishment of the Notes Claims. However, it is possible that the IRS may successfully challenge this position and assert that the indebtedness pursuant to the Notes Claim is assumed by New HoldCo and subsequently discharged. In that event, New HoldCo believes that it would be entitled to exclude all of the resulting COD income under a provision of the Internal Revenue Code that excludes COD income from a corporation’s taxable income if the COD income is recognized while the corporation is in a title 11 (bankruptcy) proceeding (the “bankruptcy exception”). The amount of COD income excluded from gross income under the bankruptcy exception would then be applied to reduce New HoldCo’s tax basis in its assets and its other tax attributes (if any) by the amount of any COD income. Any reduction in tax attributes in respect of excluded COD income does not occur until the end of the taxable year in which the COD income is incurred.

In addition, in certain cases, COD income can be realized even when existing debt is modified with no reduction in such debt’s stated principal amount. As a result of the modifications between (a) the loans under the First Lien Credit Agreement and the loans under the Exit Facility and (b) the loans under the Second Lien Credit Agreement and the New Second Lien Loans, the Debtors believe there will likely be a deemed “exchange” of (x) the loans under the First Lien Credit Agreement for the loans under the Exit Facility and (y) the loans under the Second Lien Credit Agreement for New Second Lien Loans. Therefore, the extent of COD income with respect to the loans under the First Lien Credit Agreement and the loans under the Second Lien Credit Agreement respectively, is the amount that the “adjusted issue price” of the loans under the First Lien Credit Agreement exceeds the “ issue price” of the loans under the Exit Facility and the amount that the “adjusted issue price” of the loans under the Second Lien Credit Agreement exceeds the “issue price” the New Second Lien Loans.

The “issue price” of a debt instrument depends on whether, at any time during the prescribed period, such interests are treated as traded on an “established market.” If the debt instrument is treated for this purpose as traded on an “established market,” the issue price of the debt instrument will equal (or approximate) the fair market value of such interests, as of the Effective Date. If the debt instrument is not treated as traded on an “established market,” the issue price for such interests should be the stated principal amount of the debt instrument. The Debtors believe that the loans under the Exit Facility will likely be treated as traded on an “established market.” The Debtors believe that the New Second Lien Loans will likely not be treated as traded on an “established market.” However, since this is outside of the control of the Debtors and New HoldCo, there can be no assurance that the Exit Facility will be treated as traded on an “established market” or that the New Second Lien Loans will not be treated as traded on an “established market” on or after the Effective Date. COD income will thus be recognized to the extent that the “adjusted issue price” of the loans under the First Lien Credit Agreement exceeds the “issue price” of the loans under the Exit Facility or the “adjusted issue price” of the loans under the Second Lien Credit Agreement exceeds the “issue price” the New Second Lien Loans.

ARP and New HoldCo intend to make the election under section 1.1274-5(b)(2) of the Treasury Regulations to treat any COD income resulting from the modification of the loans under the First Lien Credit Agreement and the loans under the Second Lien Credit Agreement as being recognized by New HoldCo. New HoldCo believes that it will be entitled to exclude all of the resulting COD income under the bankruptcy exception and that it will be required to reduce its tax attributes in respect of such excluded COD income as described above.

Moreover, the Debtors monetized their hedge portfolio and used the proceeds to pay down a portion of the loans under the First Lien Credit Facility. Under applicable tax accounting rules, the Debtors are generally required to defer the recognition of the taxable gain realized upon monetization of the hedges until the disposition of the underlying commodity being hedged. The Debtors believe that the transactions contemplated by the Plan will accelerate the recognition of this hedge income, which will be recognized by ARP.

B.	Consequences to Holders of Certain Claims

1.	Consequences to holders of First Lien Claims

Pursuant to the Plan and in satisfaction of their Allowed Claims, holders of First Lien Claims shall receive their Pro Rata Share of the loans under the Exit Facility in exchange for satisfaction of the loans under the First Lien Credit Agreement.

As part of the Plan, the loans under the First Lien Credit Agreement will be satisfied with loans under the Exit Facility. For United States federal income tax purposes, this will be treated as a modification of the loans under the First Lien Credit Agreement. Generally, a modification of a debt instrument will be treated, for United States federal income tax purposes, as resulting in a “deemed exchange” of an old debt instrument for a new debt instrument if the modification is “significant,” as determined for United States federal income tax purposes. The Treasury Regulations provide that a modification of a debt instrument is generally a “significant modification” for United States federal income tax purposes if, based on all the facts and circumstances and considering certain modifications of the debt instrument collectively, the degree to which the legal rights and obligations are altered is “economically significant.” As a result of the modifications between the loans under the First Lien Credit Agreement and the Exit Facility, the Debtors believe there will be an “exchange” of the loans under the First Lien Credit Agreement for loans under the Exit Facility, and will result in holders of First Lien Claims recognizing gain or loss.

Each holder of an Allowed First Lien Claim generally should recognize gain or loss in an amount equal to the difference, if any, between (x) the “amount realized” by such holder in satisfaction of its Claim (other than in respect of any Claim for accrued but unpaid interest) and (y) the holder’s adjusted tax basis in its Claim (other than any basis attributable to accrued but unpaid interest). For a discussion of the tax consequences of any Claim for accrued but unpaid interest, see —“Character of Gain or Loss” below.

A holder’s “amount realized” will generally equal the holder’s Pro Rata Share of the “issue price” of the loans under the Exit Facility received in exchange for its Allowed Claim.

The “issue price” of the loans under the Exit Facility depends on whether, at any time during the 31-day period ending 15 days after the issue date, such interests are treated as traded on an “established market.” If the loans under the Exit Facility are treated for this purpose as traded on an “established market,” the issue price of the loans under the Exit Facility will equal (or approximate) the fair market value of such interests, as of the Effective Date. If the loans under the Exit Facility are not treated as traded on an “established market,” the issue price for such interests should be the stated principal amount of the loans under the Exit Facility. The Debtors believe that the loans under the Exit Facility will likely be treated as traded on an “established market.” However, since this is outside of the control of the Debtors and New HoldCo, there can be no assurance that the loans under the Exit Facility will be treated as traded on an “established market” on or after the Effective Date.

(a)	Character of Gain or Loss

If gain or loss is recognized by a holder in respect of the satisfaction of its First Lien Claim, the character of such gain or loss will generally be long-term capital gain or loss if the holder has held the claim for more than a year, subject to the “market discount” rules discussed below. Each holder of a First Lien Claim is urged to consult its tax advisor for a determination of the character of any gain or loss recognized in respect to the satisfaction of its First Lien Claim. Holders of First Lien Claims who recognize capital losses as a result of the distributions under the Plan will be subject to limits on their use of capital losses.

The extent to which property received or deemed received by a holder of a First Lien Claim will be attributable to accrued but unpaid interest is unclear. Pursuant to the Plan, distributions to any holder of First Lien Claims will be allocated, on the Debtors’ books and records, first, to the principal amount of such Claims, as determined for United States federal income tax purposes, and thereafter, to the portion of such Claim, if any, representing accrued but unpaid interest or original issue discount (“OID”). A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” (described above) by more than a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the facility, other than qualified stated interest. There is no assurance, however, that the IRS would respect such allocation for United States federal income tax purposes.

In general, to the extent that any consideration received pursuant to the Plan by a holder of a First Lien Claim is received in satisfaction of accrued but unpaid interest or OID during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, a holder generally recognizes a loss to the extent any accrued but unpaid interest claimed, amortized market discount or OID was previously included in its gross income and is not paid in full. The IRS, however, has privately ruled that a holder of a security of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. It is also unclear whether a holder of a Claim of a non-corporate issuer would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full. Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest or OID for United States federal income tax purposes.

A holder that purchased its First Lien Claim from a prior holder at a “market discount” (relative to the “adjusted issue price” of the existing notes at the time of acquisition) may be subject to the market discount rules of the Internal Revenue Code. If a holder purchased its existing interests at a price less than such interest’s principal amount, the difference would constitute “market discount” for United States federal income tax purposes. In general, a debt obligation (other than a debt obligation with a fixed maturity of one year or less) that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a “market discount bond” as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having OID, the revised issue price) exceeds the adjusted tax basis of the bond in the holder’s hands immediately after its acquisition. However, a debt obligation will not be a “market discount bond” if such excess is less than a statutory de minimis amount. Any gain recognized by such holder on the receipt of cash in respect of its existing notes would be treated as ordinary income to the extent of the accrued but unrecognized market discount.

(b)	Tax Basis and Holding Period

A holder’s initial tax basis in its loans under the Exit Facility for United States federal income tax purposes will equal the amount taken into account in determining the holder’s amount realized. A holder’s holding period in such loans will generally begin the day following the Effective Date.

2.	Ownership and Disposition of Loans under the Exit Facility

(a)	Stated Interest and Original Issue Discount

A holder of loans under the Exit Facility will be required to include stated interest on the loans under the Exit Facility in income in accordance with the holder’s regular method of tax accounting to the extent such stated interest is “qualified stated interest.” Stated interest is “qualified stated interest” if it is payable in cash at least annually.

As described above, a debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the facility, other than qualified stated interest.

As previously discussed, the “issue price” of the loans under the Exit Facility (as described above) depends on whether, at any time during the prescribed period, such interests are treated as traded on an “established market.” If the loans under the Exit Facility are treated for this purpose as traded on an “established market,” the issue price of the loans under the Exit Facility will equal (or approximate) the fair market value of such interests, as of the Effective Date. In such event, a loan under the Exit Facility interest will be treated as issued with additional OID to the extent that its issue price is less than its principal amount. Depending on the fair market value of the loans under the Exit Facility, the total amount of OID could be substantial. As stated above, the Debtors believe that the loans under the Exit Facility will be treated as traded on an “established market,” but since this is outside of the control of the Debtors and New HoldCo, there can be no assurance that the loans under the Exit Facility will be traded on an “established market” on or after the Effective Date. If the loans under the Exit Facility are not treated as traded on an “established market,” the issue price for such interests should be the stated principal amount of the loans under the Exit Facility.

A holder of the loans under the Exit Facility will be required to include any OID in income over the term of the loans (for so long as the loans continue to be owned by the holder) in accordance with a constant yield-to-maturity method, regardless of such holder’s method of accounting and in advance of the receipt of cash with respect thereto. A holder’s tax basis in the loans under the Exit Facility will be increased by the amount of any OID included in income. A holder of the loans under the Exit Facility will not be separately taxable on any cash payments of interest that have already been taxed under the OID rules, but will reduce its tax basis in such loans by the amount of such payments.

(b)	Sale or Other Disposition of the Exit Facility Loans

Any gain or loss recognized by a holder on a sale, exchange or other disposition of loans under the Exit Facility should generally be capital gain or loss in an amount equal to the difference, if any, between the amount realized by the holder and the holder’s adjusted tax basis in the loans immediately before the sale, exchange, redemption or other disposition (such tax basis increased for any OID accrued through the date of disposition). Any such gain or loss should generally be long-term capital gain or loss if the holder’s holding period in its interests is more than one year at that time. As noted above, there are limitations that apply to the deduction of capital losses.

3.	Consequences to Holders of Second Lien Claims

Pursuant to the Plan and in satisfaction of their Allowed Claims, holders of Second Lien Claims shall receive their Pro Rata Share of the (a) 10% of the New HoldCo Common Shares and (b) New Second Lien Loans, in exchange for satisfaction of the loans under the Second Lien Credit Agreement.

As part of the Plan, the loans under the Second Lien Credit Agreement will be satisfied with New Second Lien Loans. For United States federal income tax purposes, this will be treated as a modification of the loans under the Second Lien Credit Agreement. Such modification will be determined in accordance with the rules described above in “—Consequences to Holders of First Lien Claims.” As a result of the modifications between the loans under the Second Lien Credit Agreement and the New Second Lien Loans, the Debtors believe there will be an “exchange” of the loans under the Second Lien Credit Agreement for New Second Lien Loans, and will result in holders of Second Lien Claims recognizing gain or loss.

Each holder of an Allowed Second Lien Claim generally should recognize gain or loss in an amount equal to the difference, if any, between (x) the “amount realized” by such holder in satisfaction of its Claim (other than in respect of any Claim for accrued but unpaid interest) and (y) the holder’s adjusted tax basis in its Claim (other than any basis attributable to accrued but unpaid interest). For a discussion of the tax consequences of any Claim for accrued but unpaid interest, see — “Consequences to Holders of First Lien Claims—Character of Gain or Loss.”

A holder’s “amount realized” will generally equal the holder’s Pro Rata Share of the “issue price” of the New Second Lien Loans received in exchange for its Allowed Claim.

The “issue price” of the New Second Lien Loans depends on whether, at any time during the 31-day period ending 15 days after the issue date, such interests are treated as traded on an “established market.” If the New Second Lien Loans are treated for this purpose as traded on an “established market,” the issue price of the New Second Lien Loans will equal (or approximate) the fair market value of such interests, as of the Effective Date. If the New Second Lien Loans are not treated as traded on an “established market,” the issue price for such interests should be the stated principal amount of the New Second Lien Loans. The Debtors believe that the New Second Lien Loans will not be treated as traded on an “established market.” However, since this is outside of the control of the Debtors and New HoldCo, there can be no assurance that the New Second Lien Loans will not be treated as traded on an “established market” on or after the Effective Date.

(a)	Character of Gain or Loss

The character of such gain or loss with respect to the “exchange” of the loans under the Second Lien Credit Agreement for New Second Lien Loans will be determined in accordance with the rules described above in —“Consequences to Holders of First Lien Claims—Character of Gain or Loss.”

The tax treatment of the receipt of New HoldCo Common Shares by a holder of a Second Lien Claim pursuant to the Plan is unclear because there are no authorities that directly address the treatment of such payment. ARP and New HoldCo intend to treat the Second Lien Payment as a separate fee taxable as ordinary income. ARP and New HoldCo also intend to treat the Second Lien Payment as subject to withholding of United States federal income tax to any holder that does not provide an IRS Form W-9 or otherwise provide an exemption from withholding (such as an IRS Form W-8ECI). The Plan requires that each holder of an Allowed Claim that is to receive a distribution shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including any such withholding tax obligation. Any party issuing any instrument or making any distribution under the Plan has the right not to make such a distribution until the holder has made arrangement satisfactory to such party for payment of any such tax obligation. Withholding of United States federal income tax at a rate of 30% will be imposed on the transfer of the Second Lien Payment to a non-U.S. holder, unless an exemption from or reduction of withholding tax is applicable, either because such amounts are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States or because of an applicable income tax treaty with the United States. In order to claim an exemption from or reduction of withholding tax, the non-U.S. holder must deliver a properly executed IRS Form W-8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) or IRS Form W8BEN or W-8BEN-E (with respect to treaty benefits) claiming such exemption or reduction, and certifying an exemption from withholding under sections 1471-1474 of the Internal Revenue Code. Holders are urged to consult their tax advisors as to the proper treatment of the receipt of the Second Lien Payment.

(b)	Tax Basis and Holding Period

A holder’s tax basis in its New Second Lien Loans for United States federal income tax purposes will equal the amount taken into account in determining the holder’s amount realized. A holder’s tax basis in its New HoldCo Common Shares will equal its fair market value on the Effective Date. A holder’s holding period in such stock or loans will generally begin the day following the Effective Date.

4.	Ownership and Disposition of New Second Lien Loans

A holder of New Second Lien Loans will be required to include stated interest on the New Second Lien Loans (as applicable) in income in accordance with the holder’s regular method of tax accounting to the extent such stated interest is “qualified stated interest.” Stated interest is “qualified stated interest” if it is payable in cash at least annually. The 2% portion of the interest payable in cash is qualified stated interest, however, the PIK interest payments on the New Second Lien Loans are not qualified stated interest and will be subject to tax in accordance with the OID rules.

As described above, a debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the facility, other than qualified stated interest. Because the New Second Lien Loans will provide for PIK interest payments, the New Second Lien Loans will be considered to be issued with OID.

As previously discussed, the “issue price” of the New Second Lien Loans (as described above) depends on whether, at any time during the prescribed period, such interests are treated as traded on an “established market.” If the New Second Lien Loans are treated for this purpose as traded on an “established market,” the issue price of the New Second Lien Loans will equal (or approximate) the fair market value of such interests, as of the Effective Date. In such event, a New Second Lien Loan interest will be treated as issued with additional OID to the extent that its issue price is less than its principal amount. Depending on the fair market value of the New Second Lien Loans, the total amount of OID could be substantial. If the New Second Lien Loans are not treated as traded on an “established market,” the issue price for such interests should be the stated principal amount of the New Second Lien Loans. Also, as stated above, although the Debtors believe that the New Second Lien Loans will not be treated as traded on an “established market,” since this is outside of the control of the Debtors and New HoldCo, there can be no assurance that the New Second Lien Loans will not be traded on an “established market” on or after the Effective Date.

The consequences of including OID income over the term of the New Second Lien Loans to a holder of a Second Lien Claim will be as described above under “Ownership and Disposition of Loans under the Exit Facility—Stated Interest and Original Issue Discount.”

The consequences of a sale or other disposition of the New Second Lien Loans to a holder of a Second lien Claim will be as described above under “Ownership and Disposition of Loans under the Exit Facility—Sale or Other Disposition of Loans under the Exit Facility.”

5.	Ownership and Disposition of New HoldCo Common Shares

(a)	Distributions

Distributions, if any, with respect to the New HoldCo Common Shares will be subject to tax as dividend income when paid to the extent of New HoldCo’s current and accumulated earnings and profits as determined under United States federal income tax principles. Any portion of a distribution that exceeds New HoldCo’s current and accumulated earnings and profits will generally be treated first as a return of capital, on a share-by-share basis, to the extent of the holder’s tax basis in the New HoldCo Common Shares (and will reduce the holder’s basis in such stock), and, to the extent such portion exceeds the holder’s tax basis in its New HoldCo Common Shares, will be treated as gain from the disposition of the stock, the tax treatment of which is discussed below in “Sale or Other Disposition.”

(i)	U.S. Holders

Dividends paid by New HoldCo will generally be eligible for the preferential tax rate applicable to “qualified dividend income” of eligible non-corporate U.S. holders provided that the U.S. holder meets certain holding period requirements and for the “dividends received deduction” for corporate shareholders, provided that certain requirements are met.

(ii)	Non-U.S. Holders

Subject to the discussion below regarding dividends that are effectively connected with a trade or business in the United States, dividends paid to a non-U.S. holder with respect to New HoldCo Common Shares will generally be subject to United States federal withholding tax at a 30% rate on the gross amount of the dividend, or such lower rate as may be provided by an applicable income tax treaty, provided that the non-U.S. holder furnishes proper certification of the applicability of such income tax treaty. In addition, because New HoldCo believes that it will be treated as a “United States real property holding corporation” (as described below) upon execution of the Plan, New HoldCo may, if required, withhold 15% of any distribution that exceeds New HoldCo’s current and accumulated earnings and profits. Such withholding does not apply if New HoldCo’s stock is regularly traded on an established securities market and the non-U.S. holder did not own (directly, indirectly or constructively) more than 5% of New HoldCo Common Shares at any time during the shorter of the five-year period ending on the date of the distribution or the period that the non-U.S. holder held New HoldCo Common Shares. There can be no assurance that New HoldCo Common Shares will qualify as regularly traded on an established securities market.

Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by timely filing a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) upon which the non-U.S. holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such distributions.

Dividends that (i) are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, (ii) if an income tax treaty requires, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, will not be subject to United States federal withholding tax, assuming that the non-U.S. holder timely files a properly executed IRS Form W-8ECI certifying an exemption from withholding with respect to such dividends. Instead, such dividends will be subject to tax on a net income basis at regular graduated United States federal income tax rates, in the manner applicable to U.S. persons. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with the conduct of a trade or business in the United States (and, if an income tax treaty requires, that are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) may be subject to a branch profits tax at a 30% rate, or at a lower rate if provided by an applicable income tax treaty.

(b)	Sale or Other Disposition

(i)	U.S. Holders

Any gain or loss recognized by a U.S. holder on the sale, exchange, or other disposition of New HoldCo Common Shares should generally be capital gain or loss in an amount equal to the difference, if any, between the amount realized by the stockholder and the stockholder’s adjusted tax basis in the New HoldCo Common Shares immediately before the sale, exchange, or other disposition. Any such gain or loss should generally be long-term if the stockholder’s holding period for its stock is more than one year at that time. The use of capital losses is subject to limitations.

Generally, if a U.S. holder received the New HoldCo Common Shares in exchange for an Allowed Second Lien Claim, any gain recognized by the holder upon a subsequent taxable disposition of the stock (or any stock or property received for it in a later tax-free exchange) would be treated as ordinary income for United States federal income tax purposes to the extent of the sum of any (i) bad debt deductions or charges to bad debt reserves claimed with respect to such Allowed Claim, (ii) ordinary loss taken on the exchange of such Allowed Claim for such New HoldCo Common Shares, and (iii) income not recognized due to the use of the cash method of tax accounting with respect to the Allowed Claim exchanged.

(ii)	Non-U.S. Holders

Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act, a non-U.S. holder will generally not be subject to United States federal income tax on gain recognized on a sale, exchange or other taxable disposition of New HoldCo Common Shares unless (i) the non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met, (ii) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty requires, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or (iii) New HoldCo is a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held New HoldCo Common Shares, and either (a) the non-U.S. holder owns or owned (directly, indirectly, or constructively), at any time during the shorter of such periods, more than 5 percent of New HoldCo Common Shares, or (b) New HoldCo Common Shares has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale, exchange, or other taxable disposition occurs.

Under United States federal income tax laws, New HoldCo will be a “United States real property holding corporation” if the fair market value of New HoldCo’s “United States real property interests” equals or exceeds 50% of the sum of (i) New HoldCo’s real property interests, plus (ii) any other of New HoldCo’s assets used or held for use in a trade or business. New HoldCo believes that it will be treated as a “United States real property holding corporation” on the Effective Date. Nevertheless, a non-U.S. holder will not be subject to United States federal income tax on a disposition of New HoldCo Common Shares so long as (i) the non-U.S. holder did not own (directly, indirectly, or constructively) more than 5% of New HoldCo Common Shares at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held New HoldCo Common Shares, and (ii) New HoldCo Common Shares are regularly traded on an established securities market. If such conditions are not satisfied, a non-U.S. holder will be subject to United States federal income tax on a disposition of New HoldCo Common Shares as if the gain were effectively connected with the conduct of the non-U.S. holder’s trade or business in the United States, as discussed below. In addition, if New HoldCo Common Shares are not treated as regularly traded on an established securities market, a buyer of New HoldCo Common Shares from a non-U.S. holder generally would be required to withhold tax in an amount equal to 15% of the amount realized by the non-U.S. holder on the sale or other taxable disposition of the New HoldCo Common Shares. There can be no assurance that New HoldCo Common Shares will qualify as regularly traded on an established securities market. The rules regarding “United States real property holding corporations” are complex, and non-U.S. holders are urged to consult with their own tax advisors on the application of these rules based on their particular circumstances.

An individual non-U.S. holder who is subject to U.S. tax because such holder was present in the United States for 183 days or more during the year of disposition will generally be taxed on such holder’s gain from the disposition of New HoldCo Common Shares at a flat rate of 30% (net of any United States-source capital loss recognized in such year), or at a lower rate if provided by an applicable income tax treaty. However, non-U.S. holders whose gain from the disposition of New HoldCo Common Shares is treated as effectively connected (including for reasons described in the preceding paragraph) with such non-U.S. holder’s conduct of a trade or business in the United States (and, if an income tax treaty requires, that is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) will generally be taxed on such disposition on a net income basis at regular graduated United States federal income tax rates, in the same manner in which citizens or residents of the United States would be taxed. In addition, gain recognized by a corporate non-U.S. holder that is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if an income tax treaty requires, that is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) may be subject to a branch profits tax at a 30% rate, or at a lower rate if provided by an applicable income tax treaty. Accordingly, non-U.S. holders of New HoldCo Common Shares are urged to consult their tax advisors regarding the United States federal income tax consequences to them of owning, selling or disposing of New HoldCo Common Shares.

(iii)	Foreign Account Tax Compliance Act

Under certain provisions of the Internal Revenue Code referred to as the Foreign Account Tax Compliance Act, withholding at a rate of 30% will generally be required in certain circumstances on dividends in respect of, and after December 31, 2018, gross proceeds from the sale or other disposition of, shares of New HoldCo Common Shares held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to certain interests in, or accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which New HoldCo Common Shares is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and after December 31, 2018, gross proceeds from the sale or other disposition of, New HoldCo Common Shares held by a holder that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which in turn will be required to be provided to the United States Department of the Treasury. Holders should consult their tax advisors regarding the possible implications of these rules on their ownership in New HoldCo Common Shares.

6.	Consequences to Holders of Notes Claims

Pursuant to the Plan and in satisfaction of their Allowed Claims, the holders of Notes Claims shall receive their pro rata share of 90% of the New HoldCo Common Shares in satisfaction of the Notes Claims.

Each holder of an Allowed Notes Claim should generally recognize gain or loss in an amount equal to the difference, if any, between (x) the “amount realized” by such holder in satisfaction of its Claim (other than in respect of any Allowed Notes Claim with respect to accrued but unpaid interest) and (y) the holder’s adjusted tax basis in its Claim (other than any basis attributable to accrued but unpaid interest). For a discussion of the tax consequences of any Claim for accrued but unpaid interest, see “—Consequences to Holders of First Lien Claims—Character of Gain or Loss”. A holder’s “amount realized” will generally equal the fair market value of the New HoldCo Common Shares received in the exchange. The character of such gain or loss will be determined in accordance with the rules described above in “—Consequences to Holders of First Lien Claims—Character of Gain or Loss” and the tax basis and holding period for such stock shall be determined as described above under “—Consequences to Holders of Second Lien Claims—Tax Basis and Holding Period.”

The consequences of the ownership and disposition of New HoldCo Common Shares to a holder of a Note Claim will be as described above under “—Ownership and Disposition of New HoldCo Common Shares.”

C.	Consequences of the Plan to Holders of ARP Equity Interests

1.	Cancellation of Indebtedness and Other Income from the Plan

The Debtors will recognize COD income and other amounts of income, each of which could be significant in amount, as a result of the transactions contemplated by the Plan. COD income is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor.

In particular, the exchange of the Allowed Notes Claims for New HoldCo Common Shares will result in the recognition of COD income, which could be significant in amount. The amount of such COD income will be equal to the difference between the fair market value of the New HoldCo Common Shares and the “adjusted issue price” of the Allowed Note Claims exchanged therefor. Although the Debtors intend to take the position that the transfer of the New HoldCo Common Shares to holders of Allowed Notes Claims will generate COD income (which is taxable as ordinary income), the IRS could assert that the New HoldCo Common Shares transferred in exchange for the Notes Indentures should be taxable as short-term capital gains rather than COD income. COD income and short term capital gain are both taxed at ordinary income rates and, accordingly, the difference should not be material to ARP Equity Interest holders.

Moreover, as described in greater detail in “—Consequences to the Debtors —Cancellation of Indebtedness and other Income from the Plan,” in certain cases, COD income can be realized even when existing debt is modified with no reduction in such debt’s stated principal amount. ARP and New HoldCo intend to make the election under section 1.1274-5(b)(2) of the Treasury Regulations to treat any COD income resulting from the modification of the loans under the First Lien Credit Agreement and the loans under the Second Lien Credit Agreement as being recognized by New HoldCo. Accordingly, holders of common ARP Equity Interest will not receive an allocation of COD income with respect to the loans under the First Lien Credit Agreement and the loans under the Second Lien Credit Agreement.

In addition, the Debtors monetized their hedge portfolio and used the proceeds to pay down a portion of the First Lien Credit Facility. Under applicable tax accounting rules, the Debtors are generally required to defer the recognition of the taxable gain realized upon monetization of the hedges until the disposition of the underlying commodity being hedged. The Debtors believe that the transactions contemplated by the Plan will accelerate the recognition of this hedge gain, which is taxable as ordinary income.

Because the entities recognizing such COD income and hedge income are partnerships or “disregarded entities” for United States federal income tax purposes, the entities themselves will not be taxed on the income. Instead, ARP will allocate such income to the holders of common ARP Equity Interests in accordance with ARP’s partnership agreement, like other items of ARP income, gain, loss and deduction allocated to holders of common ARP Equity Interests. This income is not itself an additional tax due, but is an amount that must be reported as ordinary income by the common ARP Equity Interest holder, potentially increasing such holder’s tax liabilities.

Exceptions are available that would allow COD income to be excluded from gross income if the COD income is taken into account by a taxpayer that is bankrupt or insolvent. However, these exclusions apply at the common ARP Equity Interest holder level, and thus the fact that the Debtors are a debtors in a title 11 (bankruptcy) proceeding and insolvent will not prevent the COD income from being allocated to, or taken into account by, holders of common ARP Equity Interests. There is no exception similar exclusion for the hedge income. Therefore, COD and hedge income will be allocated to common ARP Equity Interest holders as a result of the transactions contemplated by the Plan, which could be significant in amount.

Holders of ARP Equity Interests are not entitled to any recovery pursuant to the Plan and all ARP Equity Interest units will be cancelled without the receipt of any consideration. Additionally, ARP will not make a corresponding cash distribution with respect to such allocation of COD income or hedge income and therefore common ARP Equity Interest holders will need to satisfy their tax liabilities associated with such allocations (if any) using such holder’s own resources.

The transfer of ARP’s assets to New HoldCo will be treated as a taxable exchange under the Internal Revenue Code. ARP believes that as a result of this transfer an overall net loss will be recognized by ARP when determined with reference to ARP’s tax basis in its assets. Furthermore, although several provisions of the Internal Revenue Code can defer or disallow a loss recognized as a result of a transfer of assets to a subsidiary, the Debtors believe, and intend to take the position, that such provisions do not apply to the transfer of ARP’s assets to New HoldCo pursuant to the Plan. No assurance can be made, however, that the IRS will not successfully challenge and disallow any loss recognized as a result of this taxable exchange.

ARP has in effect an election under section 754 of the Internal Revenue Code pursuant to which a common ARP Equity Interest purchaser’s share of the tax basis in ARP’s assets is adjusted to reflect his or her purchase price. Accordingly, the extent to which a holder of common ARP Equity Interests will be allocated a loss will depend on that holder’s particular Internal Revenue Code section 743(b) adjustment to such basis and thus will vary depending on the price and time at which a holder acquired its common ARP Equity Interests. It is therefore possible that, because of these basis adjustment rules, common ARP Equity Interest holders who purchased such equity at certain times and at certain prices per ARP Equity Interest may be allocated little or no loss (and may even be allocated gain) as a result of the transfer of ARP’s assets to New HoldCo, while such holder would still be allocated its full pro rata share of any COD income and any income from the monetization of the hedge portfolio.

ARP expects that a majority of the overall net loss allocated to a holder of common ARP Equity Interests will be an ordinary loss under section 1231 of the Internal Revenue Code and the balance will be a capital loss associated with syndication costs incurred by ARP with respect to its oil and gas drilling partnership program which capital loss is deductible under section 1211 and section 1212 of the Internal Revenue Code. As a general matter, a holder’s share of this ordinary loss under section 1231, as well as operating losses that are ordinary in character allocated to such holder with respect to ARP’s current taxable year and unused operating losses that are ordinary in character allocated to such holder in prior years, if any, should be available to offset COD income, income from the sale of the hedge portfolio, and other income and gain realized and allocated to such ARP Equity Interest holder as a result of the Plan. The capital loss allocated to a holder would generally not be available to offset the COD income and hedge income allocated to such holder, and the deductibility of capital losses is subject to limitations.

It must be emphasized that ARP Equity Interest holders may not have sufficient ordinary loss tax attributes available to offset the COD income and hedge income allocated to them as a result of the Plan. Each ARP Equity Interest holder’s tax situation is different. Holders are urged to consult an advisor regarding the availability of offsetting tax attributes, as such availability depends on a holder’s particular circumstances.

Allocations of COD income and other amounts of income, gain, loss and deduction attributable to the consummation of the transactions under the Plan will be allocated to the ARP Equity Interest holder of record as of the Effective Date. No COD income or other amounts of income, gain, or loss related to the consummation of the Plan should be allocated to a holder with respect to such holder’s units which are sold and settled before that date. ARP Equity Interest holders wishing to sell units before such allocations are made are highly encouraged to consult their brokers as soon as possible to make appropriate arrangements to ensure that there is sufficient time for their brokers to process such sales, and for such sales to settle, no later than the business day prior to the Effective Date. Prospective purchasers of ARP Equity Interests should be aware that, as a result of purchasing ARP Equity Interests, they will receive an allocation of substantial taxable income as a result of the consummation of the Plan for which there will not be any corresponding cash distribution, and, therefore, they will have a resulting cash tax liability significantly in excess of their economic return with respect to the ARP Equity Interests.

2.	Liquidation of ARP

Following the transfer of all of its assets to New HoldCo, ARP will liquidate. As a result, ARP’s tax year will end and all income, gain and loss recognized by ARP over the course of its tax year will be allocated to ARP Equity Interest holders in accordance with ARP’s partnership agreement. Holders of ARP Equity Interests will recognize a capital loss to the extent such holder has remaining outside basis in such ARP Equity Interests. The deductibility of capital losses is subject to limitations. Because such a loss would be capital in nature, it would not be available to offset any COD income or other ordinary income (such as income from the monetization of the hedge portfolio).

D.	Information Reporting And Withholding

All distributions to holders of Allowed Notes Claims and Allowed Second Lien Claims under the Plan are generally subject to any applicable tax withholding. The Plan requires that each holder of an Allowed Claim that is to receive a distribution shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including any such withholding tax obligation. Any party issuing any instrument or making any distribution under the Plan has the right not to make such a distribution until the holder has made arrangement satisfactory to such party for payment of any such tax obligation. Under United States federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding.” Backup withholding generally applies if the holder (a) fails to furnish its social security number or other TIN, (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding.

Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its United States federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

The foregoing summary has been provided for informational purposes only. All holders of Claims receiving a distribution under the Plan are urged to consult their tax advisors concerning the United States federal, state and local and foreign tax consequences applicable under the Plan.

XV.	RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that holders of Claims entitled to vote on the Plan vote to accept the Plan and support confirmation of the Plan.

Dated: July 25, 2016	ATLAS RESOURCE PARTNERS, L.P. on behalf of itself and all other Debtors

Exhibit A

Plan of Reorganization

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF NEW YORK

x
In re: ATLAS RESOURCE PARTNERS, L.P., et al. Debtors.[1]	: : : : : : : x	Case No. 16- Chapter 11

JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF ATLAS RESOURCE PARTNERS, L.P., ET

AL., PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

David M. Turetsky

SKADDEN, ARPS, SLATE, MEAGHER

& FLOM, LLP

Four Times Square

New York, New York 10036-6522

Telephone: (212) 735-3000

Fax: (212) 735-2000

-and-

Ron E. Meisler

Felicia Gerber Perlman

Carl T. Tullson

155 N. Wacker Dr.

Chicago, Illinois 60606-1720

Telephone: (312) 407-0700

Fax: (312) 407-0411

Proposed Counsel for Debtors and Debtors in Possession

Dated: [            ], 2016

[1]	The Debtors and the last four digits of their taxpayer identification numbers (as applicable) are as follows: Atlas Resource Partners, L.P. (1625), ARP Barnett Pipeline, LLC (2295), ARP Barnett, LLC (2567), ARP Eagle Ford, LLC (6894), ARP Mountaineer Production, LLC (9365), ARP Oklahoma, LLC (5193), ARP Production Company, LLC (9968), ARP Rangely Production, LLC (1625), Atlas Barnett, LLC (4688), Atlas Energy Colorado, LLC (0015), Atlas Energy Indiana, LLC (0546), Atlas Energy Ohio, LLC (5198), Atlas Energy Securities, LLC (5987), Atlas Energy Tennessee, LLC (0794), Atlas Noble, LLC (5139), Atlas Pipeline Tennessee, LLC (4919), Atlas Resource Finance Corporation (2516), Atlas Resource Partners Holdings, LLC (5285), Atlas Resources, LLC (2875), ATLS Production Company, LLC (0124), REI-NY, LLC (5147), Resource Energy, LLC (5174), Resource Well Services, LLC (5162), Viking Resources, LLC (5124). The address of the Debtors’ corporate headquarters is Park Place Corporate Center One, 1000 Commerce Drive, Suite 400, Pittsburgh, PA 15275.

TABLE OF CONTENTS

Article I DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation; Application of Definitions and Rules of Construction	18
C.	Governing Law	18
D.	Reference to Monetary Figures	18
Article II ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS		19
A.	Administrative Expense Claims	19
B.	Priority Tax Claims	19
Article III CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		20
A.	Classification in General	20
B.	Formation of Debtor Groups for Convenience Only	20
C.	Summary of Classification	20
D.	Treatment of Claims and Interests	21
E.	Special Provision Governing Unimpaired Claims	23
F.	Discharge of Claims	24
Article IV ACCEPTANCE REQUIREMENTS; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS		24
A.	Impaired Classes to Vote on Plan	24
B.	Acceptance by Class of Creditors	24
C.	Cramdown	24
Article V MEANS FOR IMPLEMENTATION OF THE PLAN		25
A.	Non-Substantive Consolidation	25
B.	Operations Between the Confirmation Date and Effective Date	25
C.	Restructuring Transactions	25
D.	Exit Facility	26
E.	New Second Lien Credit Agreement	27
F.	Issuance of New HoldCo Common Shares	28
G.	Section 1145 Exemption	29
H.	Cancellation of Notes, Certificates, and Instruments	29
I.	Governance Documents and Corporate Existence	29
J.	Reorganized Debtors’ Boards of Directors	30
K.	Management Incentive Program	30
L.	Employee Matters	30
M.	Corporate Action	31
N.	Effectuating Documents; Further Transactions	31
O.	Vesting of Assets in the Reorganized Debtors	31
P.	Section 1146 Exemption from Certain Taxes and Fees	32
Q.	D&O Liability Insurance Policies and D&O Indemnification Provisions	32
R.	Preservation of Causes of Action	32
S.	Preservation of Royalty and Working Interests	33
T.	Closing of the Chapter 11 Cases	33
U.	Certain Tax Matters	33
V.	Restructuring Expenses	34

i

Article VI TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		35
A.	Assumption of Executory Contracts and Unexpired Leases	35
B.	Assignment of Executory Contracts or Unexpired Leases	35
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	36
D.	Reservation of Rights	37
E.	Contracts and Leases Entered Into After the Petition Date	37
Article VII DISTRIBUTIONS UNDER THE PLAN		37
A.	Procedures for Treating Disputed Claims	37
B.	Allowed Claims and Equity Interests	38
C.	Surrender of Cancelled Instruments or Securities	40
D.	Allocation of Distributions Between Principal and Unpaid Interest	41
Article VIII SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		41
A.	Compromise and Settlement of Claims, Interests and Controversies	41
B.	Releases by the Debtors	41
C.	Releases by Holders of Claims	43
D.	Exculpation	44
E.	Discharge of Claims and Termination of Interests	44
F.	Injunction	44
G.	Term of Injunctions or Stays	45
H.	Release of Liens	45
I.	Termination of Subordination Rights	46
Article IX CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE		46
A.	Conditions Precedent to Confirmation	46
B.	Conditions Precedent to the Effective Date	47
C.	Waiver of Conditions	48
D.	Substantial Consummation	48
E.	Effect of Failure of Conditions	48
Article X MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		49
A.	Modification and Amendments	49
B.	Effect of Confirmation on Modifications	49
C.	Revocation or Withdrawal of the Plan	49
Article XI RETENTION OF JURISDICTION		50
Article XII MISCELLANEOUS PROVISIONS		52
A.	Immediate Binding Effect	52
B.	Additional Documents	52
C.	Dissolution of any Statutory Committee	52
D.	Reservation of Rights	52
E.	Successors and Assigns	52
F.	Notices	52
G.	Entire Agreement	54
H.	Severability of Plan Provisions	55
I.	Exhibits	55
J.	Votes Solicited in Good Faith	55
K.	Conflicts	55

ii

TABLE OF EXHIBITS

Exhibit A: Restructuring Support Agreement

Exhibit B: Key Executives

iii

INTRODUCTION

Each of Atlas Resource Partners, L.P.; ARP Barnett, LLC; ARP Barnett Pipeline, LLC; ARP Eagle Ford, LLC; ARP Mountaineer Production, LLC; ARP Oklahoma, LLC; ARP Production Company, LLC; ARP Rangely Production, LLC; Atlas Barnett, LLC; Atlas Energy Colorado, LLC; Atlas Energy Indiana, LLC; Atlas Energy Ohio, LLC; Atlas Energy Securities, LLC; Atlas Energy Tennessee, LLC; Atlas Noble, LLC; Atlas Pipeline Tennessee, LLC; Atlas Resource Finance Corporation; Atlas Resources, LLC; Atlas Resource Partners Holdings, LLC; ATLS Production Company, LLC; REI-NY, LLC; Resource Energy, LLC; Resource Well Services, LLC; and Viking Resources, LLC (each, a “Debtor” and, collectively, the “Debtors”) respectfully propose this joint prepackaged chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Article I.A.

Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of (i) the history, business, and operations of the Debtors and their subsidiaries, (ii) a summary and analysis of the Plan, and (iii) certain related matters, including risk factors relating to the consummation of this Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw this Plan prior to its substantial consummation in accordance with the Restructuring Support Agreement.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE ENCOURAGED TO READ THE PLAN, THE ACCOMPANYING DISCLOSURE STATEMENT, AND THEIR RESPECTIVE EXHIBITS IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

A.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form:

1. “7.75% Senior Notes” means the 7.75% senior unsecured notes due 2021 issued by Holdings and FinCo pursuant to the 7.75% Senior Notes Indenture.

2. “7.75% Senior Notes Claims” means any Claim arising under or in connection with the 7.75% Senior Notes.

3. “7.75% Senior Notes Indenture” means the Indenture, dated as of January 23, 2013, by and among Holdings, ARP, FinCo, certain subsidiary guarantors named therein and the 7.75% Senior Notes Indenture Trustee, as trustee, relating to the 7.75% Senior Notes, as amended, restated, supplemented or otherwise modified from time to time as of the date hereof.

1

4. “7.75% Senior Notes Indenture Trustee” means U.S. Bank National Association and/or its duly appointed successor, in its capacity as indenture trustee under the 7.75% Senior Notes Indenture.

5. “9.25% Senior Notes” means the 9.25% senior unsecured notes due 2021 issued by Holdings and FinCo pursuant to the 9.25% Senior Notes Indenture.

6. “9.25% Senior Notes Claims” means any Claim arising under or in connection with the 9.25% Senior Notes.

7. “9.25% Senior Notes Indenture” means the Indenture, dated as of July 30, 2013, by and among Holdings, ARP, FinCo, certain subsidiary guarantors named therein and the 9.25% Senior Notes Indenture Trustee, as trustee, relating to the 9.25% Senior Notes, as amended, restated, supplemented or otherwise modified from time to time as of the date hereof.

8. “9.25% Senior Notes Indenture Trustee” means U.S. Bank National Association and/or its duly appointed successor, in its capacity as indenture trustee under the 9.25% Senior Notes Indenture.

9. “Ad Hoc Group” has the meaning set forth in the Restructuring Support Agreement.

10. “Administrative Expense Claim” means a Claim for payment of costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Fee Claims for the period commencing on the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates pursuant to chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1–4001; (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code; (e) the Restructuring Expenses, and (f) all other claims entitled to administrative claim status pursuant to an order of the Bankruptcy Court.

11. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

12. “Allowed” means, with respect to a Claim or Interest within a particular Class, an Allowed Claim or Allowed Interest (or any portion thereof) that the Debtors have assented to the validity of or that has been (a) allowed by an order of the Bankruptcy Court, (b) allowed pursuant to the terms of this Plan, (c) allowed by agreement between the Holder of such Claim and the Debtors or Reorganized Debtors, with the consent of the Required Consenting Creditors, not to be unreasonably withheld, or (d) allowed by an order of a court in which such Claim could have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, however, that, notwithstanding anything herein to the contrary, by treating a Claim as an “Allowed Claim” or an Equity Interest as an “Allowed Equity Interest,” the Debtors do not waive their rights to contest the amount and validity of such Claim or Equity Interest to the extent it is disputed, contingent or unliquidated, in the manner and venue in which such Claim or Equity Interest would have been determined, resolved or adjudicated if the Chapter 11 Cases had

2

not been commenced; and provided, further that the amount of any Allowed Claim or Allowed Equity Interest shall be determined in accordance with the Bankruptcy Code, including sections 502(b), 503(b) and 506 of the Bankruptcy Code. An Allowed Claim (i) includes a disputed Claim to the extent such Claim becomes Allowed after the Effective Date and (ii) shall be net of any valid setoff exercised with respect to such Claim pursuant to the provisions of the Bankruptcy Code and applicable law. Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code or by Final Order of the Bankruptcy Court, “Allowed Claim” shall not, for purposes of distributions under the Plan, include interest on such Claim accruing from and after the Petition Date.

13. “Amended Organizational Documents” means the forms of certificates of incorporation, certificates of formation, limited liability company agreements, partnership agreements, or other forms of organizational documents and bylaws for the Reorganized Debtors, consistent with the Restructuring Support Agreement and otherwise acceptable in all material respects to the Debtors and the Required Consenting Creditors. To the extent such Amended Organizational Documents reflect material changes to the Debtors’ existing forms of organizational documents and bylaws, substantially final forms of such Amended Organizational Documents will be included in the Plan Supplement.

14. “ARP” means Atlas Resources Partners, L.P., a Delaware limited partnership organized as a master limited partnership. On the Effective Date, ARP shall liquidate without the need for unitholder approval.

15. “ARP Equity Interest” means an Equity Interest in ARP.

16. “ARP Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Atlas Resource Partners, L.P., dated as of March 13, 2012, as amended by Amendment No. 1 dated as of July 25, 2012, Amendment No. 2 dated as of July 31, 2013, Amendment No. 3 dated as of October 2, 2014, Amendment No. 4 dated as of November 3, 2014, Amendment No. 5 dated as of February 27, 2015, and Amendment No. 6 dated as of April 14, 2015.

17. “ARP Mgt LLC” means [LEGAL NAME], a subsidiary of ATLS that shall be formed on or before the Effective Date of the Plan in accordance with the Restructuring Support Agreement. ARP Mgt LLC shall manage New OpCo LLC as the delegate of New HoldCo.

18. “Assumed Agreement” means an Executory Contract or Unexpired Lease which has been assumed by the Debtors.

19. “ATLS” means Atlas Energy Group, LLC, the general partner of ARP.

20. “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors arising under Chapter 5 of the Bankruptcy Code, including, sections 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code.

3

21. “Ballot” means the form distributed to each holder of a Claim in an Impaired Class entitled to vote on the Plan on which to indicate its acceptance or rejection of the Plan and, if applicable, such other elections as may be made thereon.

22. “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.

23. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the Southern District of New York.

24. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as well as the general and local rules of the Bankruptcy Court.

25. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

26. “Cash” means legal tender of the United States of America.

27. “Cash Collateral Order” means, collectively, the interim order authorizing the use of prepetition collateral and cash collateral and granting adequate protection and the final order granting such relief, entered by the Bankruptcy Court on [DATES], respectively which order shall be in substantially similar form to the interim cash collateral order attached as Exhibit F to the Restructuring Support Agreement with any changes as agreed to by the First Lien Agent, and to the extent set forth in the Restructuring Support Agreement, the Required Consenting Second Lien Lenders and the Required Consenting Noteholders.

28. “Causes of Action” means any action, proceeding, agreement, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. Causes of Action also include: (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law preferential or fraudulent transfer or other avoidance claim, and (f) any Avoidance Action.

29. “Chapter 11 Cases” means the chapter 11 cases commenced by the Debtors.

4

30. “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code, as against any Debtor.

31. “Claims Objection Deadline” means the first Business Day that is the later of (a) one hundred and eighty (180) days after the Effective Date or (b) such later date the Bankruptcy Court may establish upon a motion by the Debtors or Reorganized Debtors, which motion may be approved without a hearing and without notice to any party.

32. “Class” means any group of Claims or Interests classified as set forth in Article III of the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

33. “Compensation and Benefits Plans” means employee-related plans including 401(k) plans, employee insurance benefits, and flexible spending accounts.

34. “Common Units” means ARP’s issued and outstanding Common Units, as defined in the ARP Limited Partnership Agreement.

35. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order.

36. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider confirmation of the Plan, as such hearing may be continued from time to time.

37. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be reasonably acceptable to the Debtors and the Required Consenting Creditors.

38. “Corporate Governance Documents” means the certificate of incorporation, certificate of formation, limited liability company agreement, partnership agreement, bylaws, and other formation documents of the Debtors and the Reorganized Debtors, including New HoldCo, which documents shall be consistent with the Restructuring Support Agreement and otherwise acceptable in all material respects to the Debtors and the Required Consenting Creditors.

39. “Cure” means the payment of Cash by the Debtors, or the distribution of other property or other action (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an Executory Contract or Unexpired Lease of the Debtors that the Debtors may assume under section 365(a) of the Bankruptcy Code.

40. “D&O Indemnification Provisions” means each of the indemnification provisions, agreements or obligations in place as of the Petition Date, whether in the bylaws, certificate of incorporation or other formation and organizational documents, board resolutions or employment contracts, for the Debtors and the current and former directors, officers, members, employees, attorneys, other professionals and agents of the Debtors.

41. “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’ and officers’ liability.

5

42. “Debtor” or “Debtors” has the meaning set forth in the introductory paragraph of the Plan.

43. “Debtors in Possession” means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

44. “Definitive Documentation” has the meaning set forth in the Restructuring Support Agreement.

45. “Disbursing Agent” means any Entity acting in its capacity as an agent to make or facilitate distributions pursuant to the Plan under Article VII of the Plan (including any Debtor, Reorganized Debtor, the First Lien Agent, the Second Lien Agent, or the Indenture Trustees, as applicable).

46. “Disclosure Statement” means the disclosure statement for the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

47. “Distribution Date” means, with respect to holders of First Lien Claims, the Effective Date and, with respect to holders of other Allowed Claims, the date occurring as soon as practicable on or after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims as provided in Article VII of the Plan and any date thereafter on which the Disbursing Agent makes distributions to holders of Allowed Claims as provided in Article VII of the Plan.

48. “Distribution Record Date” means the record date for purposes of making distributions under the Plan, other than with respect to public securities, which date shall be the Confirmation Date or such other date as designated in an order of the Court. Distributions with respect to public securities shall be made in accordance with Article VII.C of the Plan.

49. “Drilling Partnership Secured Hedging Facility Agreement” means that certain Secured Hedging Facility Agreement, dated as of March 5, 2012 (as amended, supplemented, or otherwise modified from time to time) by and among Atlas Resources LLC, as master general partner, the Participating Partnerships (as defined in the Drilling Partnership Secured Hedging Facility Agreement), each hedge provider party thereto, and Wells Fargo Bank, National Association, as collateral agent.

50. “DTC” means The Depository Trust Company.

51. “Employment Agreements” shall have the meaning ascribed to such term in Article V.L of the Plan.

52. “Effective Date” means the first business day after which all provisions, terms and conditions specified in Article IX.B have been satisfied or waived pursuant to Article IX.C.

53. “Entity” shall have the meaning set forth in section 101 of the Bankruptcy Code.

6

54. “Equity Interest” means (a) an Interest in any of the Debtors and (b) any Section 510(b) Claims.

55. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

56. “Excluded Releasing Party” shall mean the holders of Impaired Claims who (i) have been deemed to reject the Plan, (ii) have abstained from voting, or (iii) have voted to reject the Plan and have checked the box on the applicable ballot indicating that they opt to not grant the third-party releases provided in the Plan.

57. “Exculpated Claim” means any Cause of Action or any Claim related to any act or omission derived from, based upon, related to, or arising from the Debtors’ in or out-of-court restructuring efforts, the Chapter 11 Cases, the marketing process, formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan, the Restructuring Support Agreement, the Definitive Documentation, or any contract, instrument, release or other agreement or document created or entered into in connection with any of the foregoing, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance including: (a) the issuance of the New Holdco Common Shares; (b) the execution, delivery, and performance of the Exit Facility Documents, the New Second Lien Credit Agreement, and the Definitive Documentation; and (c) the distribution of property under the Plan or any other agreement under the Plan; provided that the Exculpated Parties shall be entitled, in all respects, to reasonably rely upon the advice of counsel with respect to the foregoing; provided further that the foregoing shall not be deemed to release, affect, or limit any of the rights and obligations of the Exculpated Parties from, or exculpate the Exculpated Parties with respect to, any of the Exculpated Parties’ obligations or covenants arising under the Confirmation Order, the Plan, the Exit Facility Documents, the New Second Lien Credit Agreement, the Definitive Documentation, and any contracts, instruments, releases, and other agreements or documents delivered in connection with, or contemplated by, the foregoing.

58. “Exculpated Party” means, other than any Excluded Releasing Party, each of: (a) the Debtors, (b) the Reorganized Debtors, (c) [any statutory committee appointed in these Chapter 11 Cases and the current and former members thereof, in their capacity as such]; (d) holders of First Lien Claims; (e) the First Lien Secured Parties; (f) the Hedging Facility Secured Parties; (g) the Second Lien Lenders and other holders of Second Lien Claims; (h) the Second Lien Agent; (i) holders of Notes Claims; (j) the Indenture Trustees; (k) the Restructuring Support Parties; (l) the Hedging Lenders; (m) the Exit Facility Agent; (n) the Exit Facility Lenders; (o) the New Second Lien Agent, (p) the New Second Lien Lenders; (q) counsel and other advisors to the Ad Hoc Group; and (r) with respect to each of the foregoing Entities in clauses (a) through (q), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment advisors, investment bankers, investment managers, consultants, representatives, and other professionals, each solely in their capacity as such.

59. “Exculpation” means the exculpation provision set forth in Article VIII.D hereof.

7

60. “Executory Contract” means a contract to which any of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

61. “Existing Employment Agreements” shall have the meaning ascribed to such term in Article V.L of the Plan.

62. “Existing Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of February 23, 2015, among certain of the Debtors, the First Lien Agent and the Second Lien Agent.

63. “Exit Facility” means the new senior secured reserve-based revolving loan and letter of credit facility entered into by the Reorganized Debtors, the Exit Facility Agent and the Exit Facility Lenders under the Exit Facility Documents, which facility shall have a maximum commitment amount of $440 million.

64. “Exit Facility Agent” means Wells Fargo Bank, N.A., as administrative agent under the Exit Facility Credit Agreement.

65. “Exit Facility Collateral” shall have the meaning ascribed to the term “Collateral” and any similar term in the Exit Facility Documents or the New Second Lien Documents, as applicable, which shall, from and after the Effective Date secure (a) the Exit Facility pursuant to the Exit Facility Documents on a first-priority basis and (b) subject to the Exit Intercreditor Agreement, the obligations under the New Second Lien Loan Documents on a second priority basis.

66. “Exit Facility Credit Agreement” means the credit agreement, to be effective as of the Effective Date, that will govern the Exit Facility, containing terms consistent with the Exit Facility Term Sheet, acceptable to the Required Consenting First Lien Lenders, the Exit Facility Agent, the Hedging Lenders and the Debtors and, to the extent set forth in the Restructuring Support Agreement, the Required Consenting Second Lien Lenders and the Required Consenting Noteholders.

67. “Exit Facility Documents” means, collectively, the Exit Facility Credit Agreement and all related amendments, supplements, ancillary agreements, notes, pledges, collateral agreements, mortgages, deeds of trust, and other documents or instruments to executed or delivered in connection with the Exit Facility, which shall be in form and substance satisfactory to the Exit Facility Agent, the Exit Facility Lenders and the Hedging Lenders and, to the extent set forth in the Restructuring Support Agreement, the Required Consenting Second Lien Lenders and the Required Consenting Noteholders and subject to the Exit Intercreditor Agreement.

68. “Exit Facility Lenders” means, collectively, the Exit Facility Revolver Lenders and the Exit Facility Term Lenders.

69. “Exit Facility Revolver Lenders” means the First Lien Lenders and each other lender that shall become a revolving loan lender under the Exit Facility from time to time in accordance with the Exit Facility Credit Agreement.

8

70. “Exit Facility Term Lenders” means the First Lien Lenders and each other lender that shall become a term loan lender under the Exit Facility from time to time in accordance with the Exit Facility Credit Agreement.

71. “Exit Facility Term Sheet” means the term sheet for the Exit Facility annexed to the Restructuring Support Agreement as Exhibit A.

72. “Exit Intercreditor Agreement” means the intercreditor agreement governing the rights of the Exit Facility Agent and the New Second Lien Agent with respect to the Exit Facility Collateral, which shall be in the same form as the Existing Intercreditor Agreement with such other modifications consistent with the Restructuring Support Agreement and as mutually agreed to among the Exit Facility Agent, the New Second Lien Agent, the Exit Facility Lenders, and the New Second Lien Lenders.

73. “Fee Claim” means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Effective Date by professional persons retained by the Debtors or any statutory committee appointed in the Chapter 11 Cases, if any, by an order of the Bankruptcy Court pursuant to sections 327, 328, 329, 330, 331, or 503(b) of the Bankruptcy Code in the Chapter 11 Cases.

74. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

75. “FinCo” means Atlas Resource Finance Corporation, a Delaware corporation that, on or before the Effective Date, will be renamed ARP FinanceCo LLC and become New HoldCo on the Effective Date.

76. “First Lien Agent” means Wells Fargo Bank, National Association (including its predecessors, successors, and assigns) in its capacities as administrative agent and collateral agent under the First Lien Credit Agreement and other First Lien Documents.

77. “First Lien Claims” means any Claim arising under or in connection with the First Lien Documents, the Secured Swap Agreements, and agreements with Bank Products Providers for Bank Products (as such terms are defined in the First Lien Documents).

78. “First Lien Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2013 by and among ARP, the lenders from time to time party thereto, and the First Lien Agent, as amended, amended and restated, supplemented or otherwise modified prior to the date hereof.

79. “First Lien Credit Facility” means the reserve-based revolving credit facility under the First Lien Credit Agreement.

9

80. “First Lien Documents” means, collectively, the First Lien Credit Agreement, all other “Loan Documents” under and as defined in the First Lien Credit Agreement, and all related amendments, supplements, ancillary agreements, notes, pledges, documents, collateral agreements, mortgages, deeds of trust, and other documents or instruments executed or delivered in connection with the First Lien Credit Agreement, in each case as amended, amended and restated, supplemented or otherwise modified prior to the date hereof.

81. “First Lien Lenders” means, collectively, those entities identified as “Lenders,” “Issuing Banks,” “Secured Swap Providers,” or “Bank Product Providers” under the First Lien Documents and any other entity that is covered by the indemnification and expense provisions pursuant to the First Lien Documents and their respective predecessors, successors, and assigns.

82. “First Lien Secured Parties” means, collectively, (a) the First Lien Agent, (b) the First Lien Lenders, and (c) with respect to each of the foregoing entities in clauses (a) and (b), solely as to the release, exculpation and injunction provisions of the Plan or to the extent such obligation otherwise exists under the First Lien Documents, such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each solely in their capacity as such.

83. “General Unsecured Claims” means any Claim against any Debtor, unless such Claim is: (a) an Intercompany Claim, (b) an Administrative Expense Claim, (c) a Priority Tax Claim, (d) a Priority Non-Tax Claim, (e) a Section 510(b) Claim, (f) an Other Secured Claim, and any deficiency claim arising therefrom, (g) Notes Claims, (h) a Second Lien Claim, (i) a First Lien Claim, or (j) based on any Equity Interest.

84. “Hedging Facility Secured Parties” means, collectively, (a) those entities identified as “Hedge Providers” under the Drilling Partnership Secured Hedging Facility Agreement and their predecessors, successors, and assigns, (b) Wells Fargo Bank, National Association (including its predecessors, successors, and assigns), in its capacity as collateral agent under the Drilling Partnership Secured Hedging Facility Agreement, and (c) with respect to each of the foregoing entities in clauses (a) and (b), solely as to the release, exculpation and injunction provisions of the Plan or to the extent such obligation otherwise exists under the Drilling Partnership Secured Hedging Facility Agreement, such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each solely in their capacity as such.

10

85. “Hedging Lenders” has the meaning ascribed to such term in the Restructuring Support Agreement.

86. “Hedging Order” has the meaning ascribed to such term in the Restructuring Support Agreement.

87. “Holdings” means Atlas Resource Partners Holdings, LLC, a Delaware limited liability company that is a direct, wholly-owned subsidiary of ARP.

88. “Impaired” means, when used in reference to a Claim or an Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

89. “Impaired Class” means a Class that is impaired within the meaning of section 1124 of the Bankruptcy Code.

90. “Indenture Trustees” means the 7.75% Senior Notes Indenture Trustee and the 9.25% Senior Notes Indenture Trustee.

91. “Indenture Trustees’ Fee and Expense Claims” means compensation, as agreed upon pursuant to the Senior Notes Indentures governing the Senior Notes, and all reasonable disbursements, advances and expenses incurred or made by such Indenture Trustee, which shall include the reasonable compensation, disbursements and expenses of such Indenture Trustee’s agents and counsel incurred by the Indenture Trustees and their attorneys in connection with the Chapter 11 Cases, including negotiation, evaluation, formulation and consummation of the Plan and the distributions under the Plan, which compensation, fees, and expenses shall be treated as Allowed Administrative Claims hereunder and paid without the need for any application to the Bankruptcy Court.

92. “Intercompany Claim” means any Claim held by a Debtor or Non-Debtor Affiliate against a Debtor or Non-Debtor Affiliate.

93. “Intercompany Equity Interest” means any Equity Interest held by a Debtor.

94. “Interest” means any equity security in the Debtors as defined in section 101(16) of the Bankruptcy Code, including the Preferred Units, the Common Units, and all issued, unissued, authorized or outstanding shares of capital stock of the Debtors together with any warrants, options or contractual rights (including any rights under registration agreements or equity incentive agreements) to purchase or acquire such equity securities at any time and all rights arising with respect thereto.

95. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

96. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

97. “Management Incentive Program” means the management incentive program described in Article V.K, which shall be implemented after the Effective Date and which shall be consistent with the terms of the Restructuring Support Agreement.

11

98. “Management Incentive Program Agreements” means the agreements that will govern the terms of the Management Incentive Program, which shall be consistent with the terms of the Restructuring Support Agreement and, to the extent inconsistent with the Restructuring Support Agreement, acceptable to the Required Consenting Second Lien Lenders and Required Consenting Noteholders.

99. “New HoldCo” means the new parent company of the Reorganized Debtors organized under Delaware law, which shall be in accordance with the Restructuring Support Agreement and named ARP FinanceCo LLC or Titan Energy Holdings LLC, or such other name as determined by the Debtors and the Required Consenting Creditors. On the Effective Date, New HoldCo shall hold 100% of the common membership interest in New OpCo LLC.

100. “New HoldCo Common Shares” means common shares representing limited liability company interests in New HoldCo to be issued pursuant to this Plan (including shares issuable pursuant to the Management Incentive Plan).

101. “New HoldCo Registration Rights Agreement” means the registration rights agreement that shall provide registration rights to certain holders of New HoldCo Common Shares, in substantially the form attached as Exhibit [●] to the Plan Supplement, and which shall be consistent with the Restructuring Support Agreement and acceptable to the Debtors, the Required Consenting Noteholders and the Required Consenting Second Lien Lenders.

102. “New OpCo LLC” means Titan Energy Operating LLC, the new limited liability company to be formed by the Effective Date in accordance with the Restructuring Support Agreement and wholly owned by New HoldCo. Upon the Effective Date, all of the assets of the Debtors’ Estates shall be vested in New OpCo LLC and its subsidiaries.

103. “New Second Lien Agent” means Wilmington Trust, National Association, and/or its duly appointed successor, in its capacity as administrative agent and collateral agent under the New Second Lien Credit Agreement.

104. “New Second Lien Credit Agreement” means the credit agreement, to be effective as of the Effective Date, containing terms consistent with the “Second Lien Exit Facility Term Sheet,” annexed as Exhibit B to Restructuring Support Agreement, and the Exit Intercreditor Agreement, and satisfactory to the Second Lien Agent, the Required Consenting Second Lien Lenders, and the Debtors and, to the extent forth in the Restructuring Support Agreement, the First Lien Agent or the Exit Facility Agent, as applicable, the Required Consenting First Lien Lenders, and the Required Consenting Noteholders.

105. “New Second Lien Documents” means, collectively, the New Second Lien Credit Agreement and all other loan documents, security agreements, pledge agreements, guarantees, mortgages, control agreements and other documents, instruments and filings related thereto, subject to the Exit Intercreditor Agreement, each of which shall be in form and substance satisfactory to the New Second Lien Agent, the Second Lien Lenders, and the Debtors and, to the extent forth in the Restructuring Support Agreement, the First Lien Agent or the Exit Facility Agent, as applicable, the Required Consenting First Lien Lenders, and the Required Consenting Noteholders.

12

106. “New Second Lien Lenders” means the lenders under the New Second Lien Credit Agreement.

107. “New Second Lien Loans” means those certain term loans to be extended or deemed extended pursuant to the New Second Lien Credit Agreement in the principal amount of $250 million plus the amount resulting from the accrual of interest on the principal amount of $250 million at a rate equal to the Adjusted LIBO Rate (as defined in the Second Lien Credit Agreement) plus 9% per annum during the period commencing on the Petition Date and ending on the effective date of the New Second Lien Credit Agreement.

108. “Non-Debtor Affiliate” means any Affiliate of the Debtors that has not filed a case under chapter 11 of the Bankruptcy Code.

109. “Noteholders” means holders of Notes Claims.

110. “Notes Claims” means the 7.75% Senior Notes Claims and 9.25% Senior Notes Claims.

111. “Notes Indentures” means the 7.75% Senior Notes Indenture and 9.25% Senior Notes Indenture.

112. “Oil and Gas Obligations Order” means the order entered by the Bankruptcy Court (Docket No. [●]).

113. “Other Secured Claims” means any Secured Claim against a Debtor other than a First Lien Claim or Second Lien Claim.

114. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

115. “Petition Date” means the date on which the Debtors filed their petitions for reorganization relief in the Bankruptcy Court.

116. “Plan” means this Joint Prepackaged Chapter 11 Plan of Reorganization of Atlas Resources Partners, L.P., et al., including the Plan Supplement, all exhibits, appendices and schedules hereto, which are incorporated herein by reference, in either present form or as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the Bankruptcy Code and the Bankruptcy Rules, in each case reasonably acceptable to the Debtors and Required Consenting Creditors; provided, however, that such amendments, restatements, supplements, or other modifications shall not alter the consent rights provided to certain parties herein; provided, further, that the Plan may not be amended, restated, supplemented, or otherwise modified so as to be inconsistent with the Restructuring Support Agreement without the consent of the Required Consenting Creditors.

117. “Plan Currency” means the mixture of Cash, New Second Lien Loans, and New HoldCo Common Shares to be distributed to holders of Allowed Claims pursuant to the Plan.

118. “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan to be filed by the Debtors and in each case reasonably

13

acceptable to the Debtors and the Required Consenting Creditors (unless a party’s consent is not otherwise required in accordance with this Plan or the Restructuring Support Agreement, in which case such document(s) need not be reasonably satisfactory to such party; provided, that if a party’s consent rights with respect to such document(s) are absolute elsewhere in this Plan or in the Restructuring Support Agreement, such document(s) must be satisfactory to such party) and in accordance with the Restructuring Support Agreement, including any exhibits and appendices to the Plan to the extent not already appended and attached.

119. “Preferred Units” means all issuances of preferred equity issued by any Debtor, including (a) the Class A Units, (b) the Class C Preferred Units, (c) the Class D Preferred Units, and (d) the Class E Preferred Units, in each case as defined in the ARP Limited Partnership Agreement.

120. “Priority Non-Tax Claims” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than (a) an Administrative Claim or (b) a Priority Tax Claim.

121. “Priority Tax Claim” means any Claim of a governmental unit, as defined in section 101(27) of the Bankruptcy Code, of the kind specified in section 507(a)(8) of the Bankruptcy Code.

122. “Pro Rata Share” means, as applicable, the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in that Class, or the proportion that all Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in such Class and other Classes entitled to share in the same recovery under the Plan; provided, however, that Section 510(b) Claims shall not be considered for purposes of “Pro Rata Shares” among all Classes.

123. “Proof of Claim” means any proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

124. “Reinstate,” “Reinstated” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered not Impaired in accordance with section 1124 of the Bankruptcy Code.

125. “Released Party” means each of: (a) the Debtors; (b) the Reorganized Debtors, (c) [any statutory committee appointed in these Chapter 11 Cases and the current and former members thereof, in their capacity as such]; (d) holders of First Lien Claims, (e) the First Lien Secured Parties; (f) the Hedging Facility Secured Parties; (g) the Second Lien Lenders and other holders of Second Lien Claims; (h) the Second Lien Agent, (i) holders of Notes Claims; (j) the Indenture Trustees, (k) the Restructuring Support Parties, (l) the Hedging Lenders; (m) the Exit Facility Agent, (n) the Exit Facility Lenders, (o) the New Second Lien Agent, (p) the New Second Lien Lenders, (q) counsel and other advisors to the Ad Hoc Group, and (r) with respect to each of the foregoing Entities in clauses (a) through (q), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective

14

current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment advisors, investment bankers, investment managers, consultants, representatives, and other professionals, each solely in their capacity as such; provided, however, that any Person or Entity that is an Excluded Releasing Party shall not be a “Released Party.”

126. “Releasing Party” means each of the following solely in its capacity as such: (a) the First Lien Agent, (b) the Second Lien Agent, (c) the holders of Notes Claims, (d) the Indenture Trustees, (e) the Restructuring Support Parties, (f) the Hedging Lenders, (g) all holders of Impaired Claims other than the Excluded Releasing Parties, (h) the holders of Unimpaired Claims, (i) counsel and other advisors to the Ad Hoc Group, and (j) with respect to the foregoing Entities in clauses (a) and (i), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment advisors, investment bankers, investment managers, consultants, representatives, and other professionals, each solely in their capacity as such. To the extent a Person or Entity is an Excluded Releasing Party with respect to one or more Claims or Interests but is a Releasing Party with respect to one or more Claims or Interests, then such Person or Entity shall be a Releasing Party with respect to all Claims and Interests.

127. “Required Consenting Creditors” has the meaning ascribed to such term in the Restructuring Support Agreement.

128. “Required Consenting First Lien Lenders” has the meaning ascribed to such term in the Restructuring Support Agreement.

129. “Required Consenting Second Lien Lenders” has the meaning ascribed to such term in the Restructuring Support Agreement.

130. “Required Consenting Noteholders” has the meaning ascribed to such term in the Restructuring Support Agreement.

131. “Restructuring Expenses” means, subject to the terms of the Restructuring Support Agreement, (a) the reasonable and documented fees and expenses (i) of Linklaters LLP and Vinson & Elkins LLP, as counsel to the First Lien Agent, (ii) Opportune LLP, as financial advisor to Linklaters LLP as counsel to the First Lien Agent, (iii) Latham & Watkins LLP, as counsel to the Second Lien Lenders, (iv) PJT Partners LP, as investment banker to Latham & Watkins LLP as counsel to the Second Lien Lenders, (v) Akin, Gump, Strauss, Hauer & Feld LLP, as counsel to the Ad Hoc Group, and (vi) Centerview Partners LLC, as financial advisor and investment banker to Akin, Gump, Strauss, Hauer & Feld LLP as counsel to the Ad Hoc Group; provided, however, that such reasonable and documented fees pursuant to (i) through (vi) are incurred in accordance with the engagement letters (if any); and (b) the reasonable and documented fees and expenses of the First Lien Secured Parties, the Hedging Facility Secured Parties, the Hedging Lenders, the Second Lien Agent, the Indenture Trustees, and the Second

15

Lien Lenders payable by the Debtors pursuant to the First Lien Credit Agreement, the other First Lien Documents, the Second Lien Credit Agreement, the other Second Lien Documents, the Notes Indentures, the Cash Collateral Order or the Hedging Order.

132. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of July 25, 2016, by and among the Debtors and the Restructuring Support Parties annexed to the Plan as Exhibit A, including all exhibits, appendices, schedules or annexes thereto, as may be amended in accordance with its terms.

133. “Restructuring Support Parties” has the meaning ascribed to such term in the Restructuring Support Agreement.

134. “Restructuring Transactions” shall have the meaning set forth in Article V.C.

135. “Reorganized” means, with respect to the Debtors, any Debtor or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

136. “Royalty and Working Interests” means the working interests granting the right to exploit oil and gas, and certain other royalty or mineral interests including but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, nonparticipating royalty interests, production payments, and all rights to payment or production arising from such interests.

137. “RSA Assumption Order” means the order entered by the Bankruptcy Court (Docket No. [●]) authorizing the Debtors to assume and perform their obligations under the Restructuring Support Agreement.

138. “Second Lien Agent” means Wilmington Trust, National Association, and/or its duly appointed successor, in its capacity as administrative agent and collateral agent under the Second Lien Credit Agreement.

139. “Second Lien Claims” means any Claim arising under or in connection with the Second Lien Credit Agreement or other Second Lien Documents.

140. “Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of February 23, 2015 by and among ARP, the lenders from time to time party thereto, and the Second Lien Agent, as amended, amended and restated, supplemented or otherwise modified prior to the date hereof.

141. “Second Lien Documents” means, collectively, the Second Lien Credit Agreement, all other “Loan Documents” under and as defined in the Second Lien Credit Agreement, and all related amendments, supplements, ancillary agreements, notes, pledges, documents, collateral agreements, mortgages, deeds of trust, and other documents or instruments executed or delivered in connection with the Second Lien Credit Agreement, in each case as amended, amended and restated, supplemented or otherwise modified prior to the date hereof.

142. “Second Lien Interest Payment” shall have the meaning ascribed to such term in Article V.E of the Plan.

16

143. “Second Lien Lenders” means the lenders under the Second Lien Credit Agreement and any other entity that is covered by the indemnification and expense provisions pursuant to the Second Lien Documents and their respective predecessors, successors, and assigns.

144. “Second Lien Payment” means a payment made to the holders of Second Lien Claims of 10% of the New HoldCo Common Shares as of the Effective Date, subject to dilution on account of the Management Incentive Program.

145. “Section 510(b) Claim” means any Claim against ARP that is subject to section 510(b) of the Bankruptcy Code.

146. “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which the Estate of the Debtor against which the Claim is asserted has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, to the extent of the value of the creditor’s interest in the Estate’s interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code; (b) subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the property subject to setoff; or (c) otherwise Allowed pursuant to the Plan as a Secured Claim.

147. “Secured Swap Agreement” has the meaning ascribed to such term in the First Lien Credit Agreement.

148. “Securities Act” means the Securities Act of 1933, as amended.

149. “Senior Notes” means the 7.75% Senior Notes and 9.25% Senior Notes.

150. “Swap Contract” means the “Postpetition Secured Swap Agreements” entered into by the Debtors pursuant to the Hedging Orders in accordance with the Restructuring Support Agreement.

151. “Tax Code” means the Internal Revenue Code of 1986, as amended from time to time.

152. “Tax Matters Agreement” means the tax matters agreement to be entered into on the Effective Date by and among ATLS, New HoldCo, and New OpCo LLC, which shall govern the rights and obligations of each party with respect to certain tax matters, in substantially the form attached as Exhibit [●] to the Plan Supplement, and consents thereto shall be governed by the Restructuring Support Agreement.

153. “Unexpired Lease” means a lease to which any of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

154. “Unimpaired” means any Claim or Interest that is not designated as Impaired.

17

155. “U.S. Trustee” means the United States Trustee for the Southern District of New York.

156. “Voting Deadline” means 5:00 p.m. (prevailing Eastern time) on August 23, 2016.

B.	Rules of Interpretation; Application of Definitions and Rules of Construction

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, all references herein to “Sections” are references to Sections hereof or hereto; (4) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (5) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation of the Debtors or Reorganized Debtors, as applicable.

D.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

18

ARTICLE II

ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III and shall have the following treatment:

A.	Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to different treatment, each holder of an Allowed Administrative Expense Claim shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that Restructuring Expenses invoiced prior to the Effective Date shall be paid on or before the Effective Date in accordance with Article V.V. hereof; provided, further, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions. For the avoidance of doubt, the Fee Claims and Restructuring Expenses shall be Allowed Administrative Expense Claims. All statutory fees payable under 28 U.S.C. § 1930(a) shall be paid as such fees become due. Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ rights in respect of any Administrative Expense Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Administrative Expense Claims, including the right to Cure any arrearages or defaults that may exist with respect to contracts to be assumed under the Plan.

B.	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Allowed Priority Tax Claim, at the sole option of the Debtors, with the consent of the Required Consenting Creditors, not to be unreasonably withheld, or the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years from and after the Petition Date, provided, that the Debtors reserve the right to prepay all or a portion of any such amounts at any time under this option. Except as

19

otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ rights in respect of any Priority Tax Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Priority Tax Claims.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

B.	Formation of Debtor Groups for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets. Except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

C.	Summary of Classification

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Fee Claims, and Priority Tax Claims have not been classified. The classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.D of the Plan.

Class	Designation	Treatment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (Presumed to accept)
2	Other Secured Claims	Unimpaired	No (Presumed to accept)
3	First Lien Claims	Impaired	Yes
4	Second Lien Claims	Impaired	Yes
5	Notes Claims	Impaired	Yes
6	General Unsecured Claims	Unimpaired	No (Presumed to accept)
7	Intercompany Claims	Unimpaired	No (Presumed to accept)
8	Intercompany Equity Interests	Unimpaired / Impaired	No (Presumed to accept or deemed to reject)
9	ARP Equity Interests	Impaired	No (Deemed to reject)

20

D.	Treatment of Claims and Interests

1.	Class 1 – Priority Non-Tax Claims.

a. Impairment and Voting. Class 1 is Unimpaired by the Plan. Each holder of an Allowed Priority Non-Tax Claim is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted the Plan.

b. Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, unless the holder of a Priority Non-Tax Claim and the Debtors, with the consent of the Required Consenting Creditors, agree to different treatment, each holder of an Allowed Priority Non-Tax Claim shall have its Claim Reinstated.

2.	Class 2 – Other Secured Claims.

a. Impairment and Voting. Class 2 is Unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted the Plan.

b. Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a holder of an Allowed Other Secured Claim and the Debtors, with the consent of the Required Consenting Creditors, agree to less favorable treatment, each holder of an Allowed Other Secured Claim shall have its Claim Reinstated.

3.	Class 3 – First Lien Claims.

a. Allowance. The First Lien Claims are Allowed Claims in the aggregate amount of all outstanding principal, interest and other obligations due under the First Lien Documents, including those arising after the Petition Date.

b. Impairment and Voting. Class 3 is Impaired by the Plan. Each holder of an Allowed First Lien Claim is entitled to vote to accept or reject the Plan.

c. Distribution. On the Effective Date, each holder of an Allowed First Lien Claim shall receive, in full satisfaction of and in exchange for such Allowed First Lien Claim, its Pro Rata Share of: (i) Cash in an amount equal to the principal amount of loans and the face amount of issued letters of credit outstanding under the First Lien Credit Agreement on the Effective Date minus $440,000,000.00, (ii) accrued and unpaid interest, fees, indemnities and other obligations and claims, including expense reimbursement obligations, through the Effective Date as set forth in the Cash Collateral Order or under the First Lien Documents, to the extent not previously paid, and (iii) the Exit Facility as a term loan under the Exit Facility Credit Agreement; provided, however, that holders of Allowed First Lien Claims which elect to participate in the Exit Facility as Exit Facility Revolver Lenders shall receive revolving loans under the Exit Facility Credit Agreement.

21

4.	Class 4 – Second Lien Claims.

a. Allowance. The Second Lien Claims are Allowed Claims in the aggregate amount of all outstanding principal, interest and other obligations due under the Second Lien Documents, including those arising after the Petition Date.

b. Impairment and Voting. Class 4 is Impaired by the Plan. Each holder of an Allowed Second Lien Claim is entitled to vote to accept or reject the Plan.

c. Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a holder of a Second Lien Claim and the Debtors agree to a less favorable treatment, in full and final satisfaction of any and all obligations arising under the Second Lien Credit Agreement, each holder of an Allowed Second Lien Claim shall receive its Pro Rata Share of (i) the Second Lien Payment, (ii) the New Second Lien Loans, and (iii) the Second Lien Interest Payment.

5.	Class 5 – Notes Claims.

a. Allowance. The Notes Claims are Allowed Claims in the aggregate amount of all outstanding principal and interest as of the Petition Date.

b. Impairment and Voting. Class 5 is Impaired by the Plan. Each holder of an Allowed Notes Claim is entitled to vote to accept or reject the Plan.

c. Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that the holder of such Claim and the Debtors, with the consent of the Required Consenting Creditors, not to be unreasonably withheld, agree to different treatment, in full and final satisfaction of all obligations arising under the Notes Indentures, each holder of an Allowed Notes Claim shall receive its Pro Rata Share of 90% of the New HoldCo Common Shares as of the Effective Date, subject to dilution on account of the Management Incentive Program.

6.	Class 6 – General Unsecured Claims.

a. Impairment and Voting. Class 6 is Unimpaired by the Plan. Each holder of an Allowed General Unsecured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted the Plan.

b. Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that the holder of such Claim and the Debtors agree to different treatment (with the consent of the Required Consenting Creditors, not to be unreasonably withheld), in full and final satisfaction of any and all obligations under all Allowed General Unsecured Claims, each holder of an Allowed General Unsecured Claim shall have its Claim Reinstated.

22

7.	Class 7 – Intercompany Claims.

a. Impairment and Voting. Class 7 is Unimpaired by the Plan. Each Holder of an Allowed Intercompany Claim is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted the Plan.

b. Distribution. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a holder of an Intercompany Claim and the Debtors, with the consent of the Required Consenting Creditors (such consent not to be unreasonably withheld), agree to less favorable treatment, each holder of an Intercompany Claim shall have its Interests Reinstated.

8.	Class 8 – Intercompany Equity Interests.

a. Impairment and Voting. Class 8 shall be, at the option of the Debtors with the consent of the Required Consenting Creditors (such consent not to be unreasonably withheld), either Unimpaired or Impaired by the Plan. Each holder of an Allowed Intercompany Equity Interest is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted or rejected the Plan, as applicable.

b. Distribution. Except to the extent otherwise provided in the Plan, Class 8 Interests shall be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. For the avoidance of doubt, ARP’s Intercompany Equity Interest in Atlas Resource Partners Holdings, LLC shall be contributed to New HoldCo in accordance with Article V.C.iv of the Plan and shall not be Reinstated, as ARP shall be liquidated under the Plan.

9.	Class 9 – ARP Equity Interests.

a. Impairment and Voting. Class 9 is Impaired by the Plan. Notwithstanding the foregoing, each holder of an Allowed ARP Equity Interest is conclusively deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

b. Distribution. On the Effective Date, ARP Equity Interests shall be cancelled and discharged and shall be of no further force or effect, whether surrendered for cancellation or otherwise, and holders of ARP Equity Interests shall receive no distribution on account of such ARP Equity Interests.

E.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims, including the right to Cure any arrearages or defaults that may exist with respect to contracts to be assumed under the Plan.

23

F.	Discharge of Claims

Except as otherwise provided in the Plan, and effective as of the Effective Date: (i) the rights afforded herein and the treatment of all Claims herein will be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (ii) the Plan will bind all holders of Claims, notwithstanding whether any such holders were solicited under the Plan, abstained from voting to accept or reject the Plan, or voted to reject the Plan; (iii) all Claims will be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto will be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (iv) except as otherwise expressly provided for in the Plan, all entities will be precluded from asserting against, derivatively on behalf of, or through, the Debtors, the Debtors’ Estates, the Reorganized Debtors, each of their successors and assigns, and each of their assets and properties, any other Claims based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

ARTICLE IV

ACCEPTANCE REQUIREMENTS; EFFECT OF REJECTION BY ONE OR MORE

CLASSES OF CLAIMS

A.	Impaired Classes to Vote on Plan

Each holder of a Claim or Equity Interest in an Impaired Class, not otherwise deemed to have rejected the Plan, shall be entitled to vote separately to accept or reject the Plan. The Claims included in Classes 3, 4, and 5 are Impaired and entitled to vote to accept or reject the Plan. The Classes of Intercompany Claims and Intercompany Equity Interests are deemed to have accepted the Plan by virtue of proposing the Plan.

B.	Acceptance by Class of Creditors

An Impaired Class of holders of Claims shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have voted to accept or reject the Plan.

C.	Cramdown

The Debtors intend to undertake to have the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code because Class 9 (ARP Equity Interests) is Impaired and deemed to reject the Plan. In the event that any Impaired Class of Claims fails to accept the Plan in accordance with section 1129(a) of the Bankruptcy Code, the Debtors reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code as to such Class.

24

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Non-Substantive Consolidation

On the Effective Date, the Debtors’ estates shall not be deemed to be consolidated for purposes of the Plan. Any Claims against one or more of the of the Debtors based upon a guaranty, indemnity, co-signature, surety, or otherwise, of Claims against another Debtor shall be treated as separate and distinct Claims against the estates of the respective Debtors and shall be entitled to the treatment provided for under the Plan’s provisions concerning distributions.

B.	Operations Between the Confirmation Date and Effective Date

During the period from the Confirmation Date through and until the Effective Date, the Debtors may continue to operate their businesses as debtors in possession, subject to all applicable orders of the Bankruptcy Court and any limitations or agreements set forth in the Restructuring Support Agreement.

C.	Restructuring Transactions

Prior to the Effective Date, New HoldCo shall convert into a limited liability company and New HoldCo shall file an entity classification election on Internal Revenue Service Form 8832 to be treated as a corporation for U.S. federal income tax purposes effective as of the date of its conversion into a limited liability company (the “New HoldCo Conversion”).

On the Effective Date, the following transactions (the “Restructuring Transactions”) shall be effectuated in the following order:

(i) Transfer of Obligation. The Debtors shall transfer to ARP, and ARP shall assume, all of the Debtors’ outstanding obligations related to the Senior Notes that are being discharged pursuant to the Plan.

(ii) Exit Facility and New Second Lien Credit Agreement. Except as expressly set forth in Articles V.D and V.E. below, the Debtors obligations under the First Lien Credit Agreement and the Second Lien Credit Agreement shall be discharged, and the Reorganized Debtors shall enter into the Exit Facility and the New Second Lien Credit Agreement, as set forth below in Article V.D and V.E of the Plan.

(iii) Contribution of Assets to New HoldCo. ARP shall transfer all of its assets (i.e., the equity interests in its subsidiaries) to New HoldCo in exchange for 5,000,000 shares of New HoldCo Common Shares (to be transferred to the holders of Notes Claims and Second Lien Claims).

(iv) Equitization of Senior Notes; Second Lien Payment. ARP shall distribute 90% of the New HoldCo Common Shares to the Noteholders (subject to dilution for the Management Incentive Program) and the Senior Notes shall be cancelled. Additionally, ARP shall distribute the Second Lien Payment to the holders of Second Lien Claims.

25

(v) Contribution of Assets to New OpCo LLC. New HoldCo shall transfer all of its assets (i.e., the equity interests in its subsidiaries) to New OpCo LLC in exchange for 100% of the interests in New OpCo LLC. New OpCo LLC shall be managed by New HoldCo, as its managing member.

(vi) ARP Mgt LLC. ARP Mgt LLC shall receive a preferred share of equity in New HoldCo, entitling it to receive 2% of the economics of New HoldCo, as of the Effective Date, subject to the terms of the Restructuring Support Agreement, and such other rights as provided for in the Restructuring Support Agreement.

D.	Exit Facility

On or before the Effective Date, the Reorganized Debtors shall enter into the Exit Facility Credit Agreement, the Exit Facility Documents and any other documents necessary or appropriate to satisfy the conditions to the effectiveness of the Exit Facility. Upon confirmation of the Plan, the Debtors shall be authorized, without the need for any further corporate action or without further action by the Debtors or Reorganized Debtors, as applicable, to enter into, and perform under, the Exit Facility Credit Agreement, the other Exit Facility Documents and any other documents or instruments necessary or appropriate to satisfy the conditions to effectiveness of the Exit Facility. For the avoidance of doubt, any letters of credit issued and outstanding under the First Lien Credit Agreement on the Effective Date shall be “rolled” into the Exit Facility, and the Swap Contracts, to the extent in effect as of the Effective Date, shall become obligations of New OpCo LLC and be secured by the Exit Facility Collateral. The Exit Facility shall be Secured by first priority security interests and liens in the Exit Facility Collateral.

On the Effective Date, (a) upon the execution and delivery of the Exit Facility Documents and any related Definitive Documentation, and upon the granting of the lien and security interests, the obligations arising under the Exit Facility Documents shall be valid, binding, effective, non-avoidable, and enforceable in accordance with their terms, and the Exit Facility Agent for the benefit of the Exit Facility Lenders shall have a valid, binding, perfected, non-avoidable, and enforceable second-priority lien on and security interest in the Exit Facility Collateral, subject only to such Liens and security interests as permitted under the Exit Facility Documents, and valid, binding, and enforceable guarantee and collateral documentation; and (b) upon the execution and delivery of guarantees, mortgages, pledges, security interests and other liens in accordance with the Plan, the guarantees, mortgages, pledges, security interests and other liens granted or purported to be granted to secure or guarantee the obligations under the Exit Facility Credit Agreement and the other Exit Facility Documents shall be granted in good faith, shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, and the priorities of such guarantees, mortgages, pledges, security interests and other liens shall be as set forth in the Exit Facility Documents, related guarantee and collateral documentation, and the Exit Intercreditor Agreement.

For the avoidance of doubt, all indemnification obligations and expense reimbursement obligations of the Debtors arising under the First Lien Documents in favor of the First Lien Secured Parties, or their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall remain in full force and effect, and shall be assumed and be enforceable against the Reorganized Debtors on and after the Effective Date

26

under the Exit Facility Credit Agreement and the other Exit Facility Documents pursuant to this Plan and the terms of the Exit Facility Documents. The indemnification and expense reimbursement provisions of the First Lien Credit Agreement and First Lien Documents shall continue to govern with respect to any obligations governing the relationship between the First Lien Secured Parties (including those provisions relating to the First Lien Agent’s rights to seek expense reimbursement, indemnification and similar amounts from the First Lien Lenders) or that may survive termination or maturity of the First Lien Credit Facility in accordance with the terms thereof.

E.	New Second Lien Credit Agreement

On or before the Effective Date, the Debtors shall be authorized, without the need for any further corporate action and without further action by the Debtors or Reorganized Debtors, as applicable, to enter into, and perform under, the New Second Lien Credit Agreement, the New Second Lien Documents and any other documents or instruments necessary or appropriate to satisfy the conditions to effectiveness of the New Second Lien Credit Agreement. The obligations under the New Second Lien Documents shall be Secured by second priority interests and liens in the Exit Facility Collateral.

On the Effective Date, the Exit Facility Agent, on behalf of itself and each Exit Facility Lender, the New Second Lien Agent, on behalf of itself and each New Second Lien Lender, and the Debtors, inter alia, shall enter into the Exit Intercreditor Agreement.

On the Effective Date, (a) upon the execution and delivery of the New Second Lien Documents and any related Definitive Documentation, and upon the granting of the lien and security interests the obligations arising under the New Second Lien Documents shall be valid, binding, effective, non-avoidable, and enforceable in accordance with their terms, and the New Second Lien Agent for the benefit of the New Second Lien Lenders shall have a valid, binding, perfected, non-avoidable, and enforceable second-priority lien on and security interest in the Exit Facility Collateral, subject only to such Liens and security interests as permitted under the New Second Lien Documents, and valid, binding, and enforceable guarantee and collateral documentation; and (b) upon the execution and delivery of guarantees, mortgages, pledges, security interests and other liens in accordance with the Plan, the guarantees, mortgages, pledges, security interests and other liens granted or purported to be granted to secure or guarantee the obligations under the New Second Lien Credit Agreement and the other New Second Lien Documents shall be granted in good faith, shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, and the priorities of such guarantees, mortgages, pledges, security interests and other liens shall be as set forth in the New Second Lien Documents, related guarantee and collateral documentation, and the Exit Intercreditor Agreement.

For the avoidance of doubt, all indemnification obligations and expense reimbursement obligations of the Debtors arising under the Second Lien Documents in favor of the Second Lien Agent and Second Lien Lenders, or their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall remain in full force and effect, and be assumed and be enforceable against the Reorganized Debtors on and after the Effective Date under the New Second Lien Credit Agreement and the other New Second Lien

27

Documents pursuant to this Plan and the terms of the New Second Lien Documents. The indemnification and expense reimbursement provisions of the Second Lien Credit Agreement and Second Lien Documents shall continue to govern with respect to any obligations governing the relationship between the Second Lien Lenders (including those provisions relating the Second Lien Agent’s rights to seek expense reimbursement, indemnification and similar amounts from the Second Lien Lenders) or that may survive termination or maturity of the Second Lien Credit Agreement in accordance with the terms thereof.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash (i) all outstanding interest accrued prior to the Petition Date pursuant to the Second Lien Credit Agreement and (ii) interest accrued postpetition on the principal amount of $250 million at a rate equal to 2% per annum, in each case to the extent such amounts are not previously paid pursuant to an order of the Bankruptcy Court (the “Second Lien Interest Payment”), without the need for further notice to or approval by the Bankruptcy Court or any further corporate or other organizational action by the Debtors or Reorganized Debtors, as applicable.

F.	Issuance of New HoldCo Common Shares

Subject to and in accordance with the Amended Organizational Documents, the issuance of the New HoldCo Common Shares by New Holdco is authorized without the need for any further corporate action or any further action by the holders of Claims or Interests. All of the shares of New HoldCo Common Shares issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and nonassessable, and shall be subject to the terms and conditions of the New Holdco’s Amended Organizational Documents.

Certain Noteholders and Second Lien Lenders that will hold New HoldCo Common Shares constituting “control securities” or “restricted securities” that may not be sold without volume or manner of sale restrictions pursuant to Rule 144 under the Securities Act or otherwise (such securities, “Registrable Securities”), shall enter into the New HoldCo Registration Rights Agreement, in substantially the form attached as Exhibit [●] to the Plan Supplement.

Each distribution and issuance referred to in Article V hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. On or before the Distribution Date, New Holdco shall issue the New HoldCo Common Shares for distribution pursuant to the provisions hereof. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.

Except as provided below, the Debtors intend for the New HoldCo Common Shares distributed under the Plan to be issued in book-entry form through the direct registry system of the transfer agent and DTC, and for the ownership interest of each holder of such New HoldCo Common Shares, and transfer of ownership interests therein, to be recorded on the records of the transfer agent and the direct and indirect participants in DTC.

28

G.	Section 1145 Exemption

To the extent provided in section 1145 of the Bankruptcy Code and under applicable nonbankruptcy law, the issuance under the Plan of the Plan Currency will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder.

H.	Cancellation of Notes, Certificates, and Instruments

Unless otherwise provided for herein, on the Effective Date, all promissory notes, stock, instruments, indentures, bonds, agreements, certificates or other documents evidencing, giving rise to, or governing any First Lien Claims, Second Lien Claims, and Notes Claims against the Debtors and the ARP Equity Interests shall be deemed cancelled and shall represent only the right, if any, to participate in the distributions to be made pursuant to the Plan. The obligations of the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged and, with respect to the ARP Equity Interests, retired and thereafter cease to exist, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. Notwithstanding the foregoing and anything else contained in the Plan, the Senior Notes shall continue in effect solely for the purposes of allowing distributions to be made under the Plan pursuant to the Notes Indentures and for the Indenture Trustees to perform such other necessary functions with respect thereto with the benefit of all the protections and other provisions of the Senior Notes in doing so.

Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors or their interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this Article V.H shall be deemed null and void and shall be of no force and effect, and the Debtors shall be entitled to continue to use (in accordance with the remaining provisions of such document, instrument, lease, or other agreement) any land, facilities, improvements, or equipment financed with the proceeds of the First Lien Credit Agreement, Second Lien Credit Agreement, and the Senior Notes. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any executory contract or lease to the extent such executory contract or lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder.

I.	Governance Documents and Corporate Existence

Except as otherwise provided in the Plan, the Debtors shall continue to exist after the Effective Date as the Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated and pursuant to the Amended Organizational Documents. For the avoidance of doubt, the form of Corporate Governance Documents for New HoldCo shall be included in the Plan Supplement.

29

J.	Reorganized Debtors’ Boards of Directors

To the extent not otherwise addressed in the Restructuring Support Agreement, prior to the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code the Debtors shall disclose the composition of each board of directors or managers of a Reorganized Debtor, as applicable, and, to the extent applicable, the officers of each Reorganized Debtor, which individuals shall be satisfactory to the Required Consenting Noteholders and Required Consenting Second Lien Lenders to the extent required under the Restructuring Support Agreement.

Except to the extent that a member of the board of directors or a manager, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager will be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

K.	Management Incentive Program

Upon the Effective Date, the Reorganized Debtors shall adopt a long-term management incentive program for New HoldCo consistent with the terms set forth in the Restructuring Support Agreement (and, to the extent inconsistent with the Restructuring Support Agreement, acceptable to the Required Consenting Second Lien Lenders and Required Consenting Noteholders), which provides for a pool of 10% of the New HoldCo Common Shares (on a fully diluted basis) in New HoldCo. 2.5% of the New HoldCo Common Shares shall be granted upfront and shall be unrestricted, 5% of the New HoldCo Common Shares shall be granted upfront but vest over a three-year period, with one-third vesting each year, and be restricted. The remaining 2.5% of the New HoldCo Common Shares shall be reserved for future grants.

L.	Employee Matters

Upon the Effective Date, pursuant to Article VI.A of the Plan, the Reorganized Debtors shall enter into new employment agreements (the “Employment Agreements”) consistent in all respects with the Employment Agreements attached as Exhibit I to the Restructuring Support Agreement for the key executives listed on Exhibit B to the Plan. Any executive listed on Exhibit B to the Plan shall be employed according to the terms of such Employment Agreements. For the avoidance of doubt, (i) the occurrence of the Effective Date and the consummation of the transactions contemplated by the Plan shall not constitute a “change of control” under any Employment Agreement and shall not trigger any severance payment obligation by the Reorganized Debtors and (ii) the Reorganized Debtors shall have no liability under the terms of the employment agreements between ATLS and the key executives listed on Exhibit B to the Plan (the “Existing Employment Agreements”).

30

M.	Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (1) selection of the directors and officers of the Reorganized Debtors; and (2) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors or officers of the Debtors or the Reorganized Debtors.

Except as otherwise provided in the Plan Supplement, the officers of the respective Reorganized Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date and in accordance with any Employment Agreement with the Reorganized Debtors and applicable nonbankruptcy law. After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, certificates of incorporation, operating agreements, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors. The authorizations and approvals contemplated by this Article V shall be effective notwithstanding any requirements under nonbankruptcy law.

N.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the board of directors thereof are authorized to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan or Restructuring Support Agreement.

O.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate and all Causes of Action (except those released pursuant to the Releases by the Debtors) shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

31

P.	Section 1146 Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property in contemplation of, in connection with, or pursuant to the Plan shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any restructuring transaction authorized by Article V hereof; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; or (d) assignments executed in connection with any transaction occurring under the Plan.

Q.	D&O Liability Insurance Policies and D&O Indemnification Provisions

Notwithstanding anything herein to the contrary, as of the Effective Date, the D&O Liability Insurance Policies and D&O Indemnification Provisions belonging or owed to directors, officers, and employees of the Debtors (or the Estates) who served or were employed at any time by the Debtors shall be deemed to be, and shall be treated as though they are, executory contracts and the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue the D&O Liability Insurance Policies in full force) all of the D&O Liability Insurance Policies and D&O Indemnification Provisions pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies and D&O Indemnification Provisions.

R.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Releases by the Debtors provided by Article VIII.B hereof), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtors or Reorganized Debtors have released any Person on or before the Effective Date (including pursuant to the Releases by the Debtors or otherwise), the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in the Plan.

32

Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or consummation of the Plan.

S.	Preservation of Royalty and Working Interests

Notwithstanding any other provision in the Plan, but subject in all respects to all payments authorized to be made pursuant to the Oil and Gas Obligations Order, on and after the Effective Date all Royalty and Working Interests shall be fully preserved and remain in full force and effect in accordance with the terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests, which granting instruments and governing documents shall equally remain in full force and effect, and no Royalty and Working Interests or any liabilities and obligations arising therefrom, including payment obligations, whether arising before or after the Petition Date, shall be compromised or discharged by the Plan.

T.	Closing of the Chapter 11 Cases

After an estate has been fully administered, the Reorganized Debtors shall promptly seek authority from the Bankruptcy Court to close the applicable Chapter 11 Case in accordance with the Bankruptcy Code and the Bankruptcy Rules.

U.	Certain Tax Matters

(i) Tax Characterization of the Restructuring: For U.S. federal income tax purposes (and all other applicable tax purposes), the Debtors and the Restructuring Support Parties agree that (i) the New HoldCo Conversion shall be treated as a reorganization described in section 368(a)(1)(F) of the Internal Revenue Code; (ii) the transfer of assets from ARP to New HoldCo shall be treated by reason of section 351(e)(2) of the Internal Revenue Code as a transaction governed by section 1001 of the Internal Revenue Code, pursuant to which ARP recognizes gain and/or loss with respect to the transferred assets; (iii) the cancellation of the First Lien Credit Agreement and its replacement with the Exit Facility and the cancellation of the Second Lien Credit Agreement and its replacement with the New Second Lien Loans shall be treated as a modification of the First Lien Credit Agreement and Second Lien Credit Agreement, respectively, and the assumption of such debt by New HoldCo for United States federal income tax purposes; and (iv) ARP shall recognize and report on its final federal, state, local and foreign income tax returns any income from the monetization of hedges used to repay a portion of the loans under the First Lien Credit Agreement and any and all cancellation of indebtedness or similar income arising as a result of the extinguishment of the 9.25% Senior Notes and the 7.75% Senior Notes.

(ii) In connection with the transfer of assets from ARP to New HoldCo, ATLS shall prepare and deliver to New HoldCo a copy of Form 8594, along with any required exhibits thereto, allocating the purchase price of the transferred assets among such assets in accordance

33

with section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, ATLS, ARP and New HoldCo shall prepare and file all tax returns and reports in a manner consistent with such allocation.

(iii) ARP and New HoldCo shall elect pursuant to Treasury Regulation section 1.1274-5(b)(2) to treat any modification of the First Lien Credit Agreement and the Second Lien Credit Agreement as occurring after the transfer of assets of ARP to New HoldCo and New HoldCo’s assumption of or taking such assets subject to such debt.

(iv) On the Effective Date, ATLS, New HoldCo, and New OpCo LLC shall enter into the Tax Matters Agreement, which agreement shall govern the rights and obligations of each party thereto with respect to certain tax matters, including covenants providing that (i) ATLS shall be responsible for preparing or causing to be prepared, in its sole discretion, and filing all tax returns required to be filed by ARP and distributing Schedules K-1 to holders of ARP Equity Interests, (ii) ATLS shall be entitled to control the conduct of all tax proceedings with respect to ARP’s tax returns, (iii) New OpCo LLC shall promptly reimburse ATLS for all costs and expenses incurred in connection with preparation and filing of such tax returns and preparation and mailing of Schedules K-1, and for the conduct of any such tax proceeding, and (iv) New OpCo LLC shall assume, and shall indemnify and hold ATLS harmless against, any taxes imposed upon and payable by the Debtors.

V.	Restructuring Expenses

The Restructuring Expenses shall be Allowed Administrative Expenses without the need for any application to the Bankruptcy Court. On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses not previously paid pursuant to an order of the Bankruptcy Court in accordance with the terms of the applicable engagement letters entered into or acknowledged by the Debtors or other applicable contractual arrangements, including, for the avoidance of doubt, any fees and expenses or other obligations owed to any of the First Lien Secured Parties under the First Lien Documents whether arising prepetition or postpetition and that are outstanding on the Effective Date, without the need for any application or notice to or approval by the Bankruptcy Court. Restructuring Expenses invoiced after the Effective Date, covering the period prior to or on the Effective Date, shall be paid promptly by New HoldCo and the Reorganized Debtors following receipt of invoices therefor in accordance with the Restructuring Support Agreement and the terms of the applicable documents giving rise to such rights. Engagement agreements shall continue to be in full force and effect and shall not be terminated during the pendency of the Chapter 11 Cases and for a reasonable period of time following the Effective Date in order to attend to post-Effective Date matters.

34

ARTICLE VI

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

Each Executory Contract and Unexpired Lease, including, without limitation, the Drilling Partnership Secured Hedging Facility Agreement, shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code. The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions, as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code. Moreover, the Confirmation Order will also constitute an order of the Bankruptcy Court approving the assignment of Executory Contracts or Unexpired Leases to which ARP is a party, from ARP to New OpCo LLC, pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. All Assumed Agreements shall remain in full force and effect for the benefit of the Reorganized Debtors, and be enforceable by the Reorganized Debtors in accordance with their terms notwithstanding any provision in such Assumed Agreement that prohibits, restricts or conditions such assumption, assignment or transfer. Any provision in the Assumed Agreements that purports to declare a breach or default based in whole or in part on commencement or continuance of these Chapter 11 Cases is hereby deemed unenforceable. Any provision of any agreement or other document that permits a person to terminate or modify an agreement or to otherwise modify the rights of the Debtors based on the filing of the Chapter 11 Cases or the financial condition of the Debtors shall be unenforceable. To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan (including any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Reorganized Debtors’ assumption of such Executory Contract or Unexpired Lease, then such provision will be deemed modified such that the transactions contemplated by the Plan will not entitle the non-debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Each Executory Contract and Unexpired Lease assumed pursuant to this Article of the Plan will revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

B.	Assignment of Executory Contracts or Unexpired Leases

In the event of an assignment of an Executory Contract or Unexpired Lease (other than from ARP to New OpCo LLC pursuant to Article VI.A above) with the consent of the Required Consenting Creditors (not to be unreasonably withheld), at least twenty (20) days prior to the Confirmation Hearing, the Debtors will serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption and assignment, which will: (a) list

35

the applicable Cure amount, if any; (b) identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court; additionally, the Debtors will file with the Bankruptcy Court a list of such Executory Contracts and Unexpired Leases to be assigned and the proposed Cure amounts. Any applicable Cure amounts will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree with the consent of the Required Consenting Creditors (not to be unreasonably withheld).

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assignment or any related Cure amount must be filed, served and actually received by the Debtors at least five (5) days prior to the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assignment or Cure amount will be deemed to have consented to such assignment of its Executory Contract or Unexpired Lease. The Confirmation Order will constitute an order of the Bankruptcy Court approving any proposed assignments of Executory Contracts or Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any Cure payment, (b) the ability of any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assigned or (c) any other matter pertaining to assignment, the applicable Cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assignment. If an objection to assignment or Cure amount is sustained by the Bankruptcy Court, the Reorganized Debtors in their sole option, may elect, with the consent of the Required Consenting Creditors (not to be unreasonably withheld), to reject such Executory Contract or Unexpired Lease in lieu of assuming and assigning it.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash as and when due in the ordinary course or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree with the consent of the Required Consenting Creditors (not to be unreasonably withheld).

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption must be filed, served and actually received by the Debtors at least ten (10) days prior to the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assumption will be deemed to have assented and will be deemed to have forever released and waived any objection to the proposed assumption other than with respect to any alleged Cure amount, which may be asserted at any time. In the event of a dispute regarding (1) the amount of any payments to Cure a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the

36

contract or lease to be assumed or (3) any other matter pertaining to assumption, the Cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. If an objection to Cure is sustained by the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, in their sole option, may elect, with the consent of the Required Consenting Creditors (not to be unreasonably withheld), to reject such Executory Contract or Unexpired Lease in lieu of assuming it.

D.	Reservation of Rights

Nothing contained in the Plan shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, with the consent of the Required Consenting Creditors (not to be unreasonably withheld) in which case the deemed assumptions and rejections provided for in the Plan shall not apply to such contract or lease.

E.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor will be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed executory contracts and unexpired leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VII

DISTRIBUTIONS UNDER THE PLAN

A.	Procedures for Treating Disputed Claims

(i) Filing Proofs of Claim. Holders of Claims need not file proofs of Claim with the Court. Any and all proofs of Claim shall be deemed expunged from the claims register on the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court and the Claim on which such proof of Claim was filed shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced.

(ii) Disputed Claims. If the Debtors dispute any Claim as to which no proof of Claim has been filed, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced, provided, however, that the Reorganized Debtors may elect to object under section 502 of the Bankruptcy Code to any proof of Claim filed by or on behalf of a holder of a Claim.

(iii) Objections to Claims. In the event a party files a proof of Claim with the Court, the Debtors, the Reorganized Debtors, and any other party in interest shall be entitled to object to such Claims. Any objections to Claims other than General Unsecured Claims shall be filed and served by the Claims Objection Deadline.

37

B.	Allowed Claims and Equity Interests

(i) Distributions Generally. The applicable Disbursing Agent shall make all distributions under the Plan to the appropriate holders of Allowed Claims in accordance with the terms of the Plan. Notwithstanding anything to the contrary herein, distributions to holders of Allowed First Lien Claims shall be made to or at the direction of the First Lien Agent, distributions to holders of Allowed Second Lien Claims shall be made to or at the direction of the Second Lien Agent, and the distributions for the Notes Claims shall be made to or at the direction of the 7.75% Senior Notes Indenture Trustee or the 9.25% Senior Notes Indenture Trustee, as applicable. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties, and all reasonable fees and expenses incurred by such Disbursing Agents directly related to distributions hereunder shall be reimbursed by the Reorganized Debtors. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Article VII.B of the Plan.

(ii) Distribution Record Date. As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date. In addition, with respect to payment of any Cure amounts or disputes over any Cure amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure amount.

(iii) Date of Distributions. Except as otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as otherwise determined in accordance with the Plan, including the treatment provisions of Article III of the Plan, or as soon as practicable thereafter; provided that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

(iv) Rights and Powers of Disbursing Agent.

From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including holders of Claims against the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No holder of a Claim or other party in interest shall have or pursue any Claim or Cause of Action vested in a Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by such Disbursing Agent to be necessary and proper to implement the provisions hereof.

38

A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, and (iii) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(v) Expenses of Disbursing Agent. Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent acting in such capacity (including reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

(vi) No Postpetition Interest on Claims. Except as specifically provided for in the Plan, the RSA Assumption Order, the Cash Collateral Order, the Hedging Order, or any other order of the Bankruptcy Court granting adequate protection to the First Lien Secured Parties the Second Lien Agent, or the Second Lien Lenders, no Claims, Allowed or otherwise (including Administrative Expense Claims), shall be entitled, under any circumstances, to receive any interest on such Claim.

(vii) Delivery of Distributions. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims. In the event that any distribution to any holder is returned as undeliverable, no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Disbursing Agent to attempt to locate holders of undeliverable distributions and, if located, assist such holders in complying with Article VII.B of the Plan.

(viii) Unclaimed Property. Undeliverable or unclaimed distributions shall remain in the possession of the Debtors or Reorganized Debtors, as applicable, until such time as a distribution becomes deliverable or holder accepts distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of 180 days from the date of distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

(ix) Time Bar to Cash Payments. Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within 180 days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.

39

(x) Manner of Payment under Plan. Except as otherwise specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

(xi) Fractional Stock. No fractional New HoldCo Common Shares shall be issued or distributed pursuant to the Plan. If any distributions of New HoldCo Common Shares pursuant to the Plan would result in the issuance of a fractional share of New HoldCo Common Shares that is not a whole number, then the number of shares of New HoldCo Common Shares to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New HoldCo Common Shares to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in this Article VII.B.x. No consideration shall be provided in lieu of fractional shares that are rounded down. Fractional shares of New HoldCo Common Shares, as applicable, that are not distributed in accordance with this Article VII.B.xi shall be cancelled.

(xii) Setoffs. The Debtors and the Reorganized Debtors, as applicable, may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

(xiii) Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith, the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim or Equity Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

C.	Surrender of Cancelled Instruments or Securities

As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities, notes, or other documentation canceled pursuant to Article V.H of the Plan, the holder of such Claim will tender any applicable

40

instruments, securities, notes or other documentation evidencing such Claim (or a sworn affidavit identifying the instruments, securities, notes or other documentation formerly held by such holder and certifying that they have been lost), to the Reorganized Debtors or another applicable Distribution Agent unless waived in writing by the Debtors or the Reorganized Debtors, as applicable.

D.	Allocation of Distributions Between Principal and Unpaid Interest

To the extent that any Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for U.S. federal income tax purposes, be allocated on the Debtors’ books and records to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the accrued but unpaid interest. For purposes of this Article VII.D, the Second Lien Payment shall not constitute a distribution.

ARTICLE VIII

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests and Controversies

As set forth herein, the Plan embodies an overall negotiated settlement of numerous Claims and issues pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan. Except with respect to the Causes of Action retained pursuant to Article V.R of the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a holder of a Claim or Interest may have with respect to any Impaired Allowed Claim or Interest, or any distribution to be made on account of such Impaired Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, with the consent of the Required Consenting Creditors (not to be unreasonably withheld), the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Persons.

B.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code and to the fullest extent allowed by applicable law, and except as otherwise specifically provided in the Plan or the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed and includes the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed expressly, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged

41

by the Debtors, the Reorganized Debtors, and the Estates, each on behalf of itself and its predecessors, successors, and assigns, subsidiaries, affiliates, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims or Causes of Action, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, the Estates, the holder of any Claim, or any other Person or Entity, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or the Estates ever had, now has, or hereafter can, shall, or may have, or would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring efforts and the negotiation, formulation or preparation of any transactions or documents in connection therewith, the Debtors’ intercompany transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by the Plan, the business or contractual arrangements and any other transaction or other arrangement between any Debtor, Reorganized Debtor, or Estate and any Releasing Party, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the Restructuring Transactions, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Definitive Documentation, the Restructuring Support Agreements, First Lien Documents, the Drilling Partnership Secured Hedging Facility Agreement, the Secured Swap Agreements, the Second Lien Credit Agreement, the Notes Indentures, the Swap Contracts, the Exit Facility, the New Second Lien Credit Agreement, the Plan Supplement or related agreements, instruments or other documents created or entered into before or during the Chapter 11 Cases, the distribution of Securities pursuant to the Plan, or upon any other act or omission, transaction, agreement, event or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing; provided, however, that nothing in this Article VIII.B shall be construed to release any party or entity from gross negligence, intentional fraud, willful misconduct, or criminal conduct, as determined by a Final Order; provided further, that notwithstanding any language to the contrary contained in the Disclosure Statement, the Plan and/or the Confirmation Order, no provision shall preclude the U.S. Securities and Exchange Commission from enforcing its police and regulatory powers; and provided further, that notwithstanding any language to the contrary contained in the Disclosure Statement, the Plan and/or the Confirmation Order, no provision shall release any non-Debtor from liability in connection with any legal action or claim brought by the U.S. Securities and Exchange Commission. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any of the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

42

C.	Releases by Holders of Claims

On and after the Effective Date, to the fullest extent allowed by applicable law, and except as otherwise specifically provided in the Plan or the Confirmation Order, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed and includes the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement that Plan, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors, their Estates, and the Released Parties from any and all claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims, asserted or assertable on behalf of a Debtor, the Estates, the holder of any Claim, or any other Person or Entity, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that such Person or Entity ever had, now has, or hereafter can, shall, or may have, or would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person or Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring efforts and the negotiation, formulation or preparation of any transactions or documents in connection therewith, the Debtors’ intercompany transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, including any tender rights provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by the Plan, the business or contractual arrangements and any other transaction or other arrangement between any Debtor or Estate and any Releasing Party, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the Restructuring Transactions, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Definitive Documentation, the Restructuring Support Agreements, the First Lien Documents, the Drilling Partnership Secured Hedging Facility Agreement, the Secured Swap Agreements, the Second Lien Credit Agreement, the Notes Indentures, the Swap Contracts, the Exit Facility, the New Second Lien Credit Agreement, the Plan Supplement or related agreements, instruments or other documents created or entered into before or during the Chapter 11 Cases, the distribution of Securities pursuant to the Plan, or upon any other act or omission, transaction, agreement, event or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing; provided, however, that nothing in this Article VIII.C shall be construed to release any party or entity from gross negligence, intentional fraud, willful misconduct or criminal conduct, as determined by a Final Order; provided further, however that this Article VIII.C shall not release the Debtors, the Reorganized Debtors, their Estates, and the Released Parties from any Cause of Action held by a governmental entity existing as of the Effective Date based on (i) the Internal Revenue Code or other domestic state, city, or municipal tax code, (ii) the environmental laws of the United States or any domestic state,

43

city, or municipality, (iii) any criminal laws of the United States or any domestic state, city, or municipality, (iv) the Securities and Exchange Act of 1934 (as now in effect or hereafter amended), the Securities Act of 1933 (as now in effect or hereafter amended), or other securities laws of the United States or any domestic state, city or municipality, (v) the Employee Retirement Income Security Act of 1974, as amended, or (vi) the laws and regulations of the Bureau of Customs and Border Protection of the United States Department of Homeland Security. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any of the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

D.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim, obligation, claims, cause of action or liability for any Exculpated Claim, except for gross negligence, intentional fraud or willful misconduct (to the extent such duty is imposed by applicable non-bankruptcy law) as determined by a Final Order, but in all respects such Persons or Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtors and the Reorganized Debtors and, to the extent applicable, the other Exculpated Parties (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the Plan securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E.	Discharge of Claims and Termination of Interests

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a First Lien Claims, Second Lien Claims, Notes Claims, or ARP Equity Interest, and any affiliate of such holder, shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interest, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors.

F.	Injunction

Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

44

Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court or as agreed to by the Debtors and a holder of a Claim against or Interest in the Debtors, all Entities who have held, hold or may hold Claims against or Interests in any or all of the Debtors (whether proof of such Claims or Interests has been filed or not) and other parties in interest, along with such Entities respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished or released pursuant to the Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Released Parties or the property of any of the Released Parties, (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Released Parties or the property of any of the Released Parties, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or the property of any of the Released Parties, (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Released Parties or the property of any of the Released Parties, except as contemplated or allowed by the Plan; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest will be deemed to have affirmatively and specifically consented to be bound by the Plan, including the injunctions set forth in this Article VIII.F.

The injunctions in this Article VIII.F shall extend to any successors of the Debtors and the Reorganized Debtors and their respective property and interests in property.

G.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Release of Liens

Except as otherwise provided in the Plan, the Exit Facility Documents or the Swap Contracts or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, upon the payment in full in Cash of an Other Secured Claim, any Lien securing an Other Secured Claim that is paid in full, in Cash, shall be deemed released, and the

45

holder of such Other Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases as may be requested by the Reorganized Debtors at the sole cost of the Reorganized Debtors.

I.	Termination of Subordination Rights

The classification and manner of satisfying all Claims and Equity Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise. Except as provided in the Existing Intercreditor Agreement or the Exit Intercreditor Agreement, as applicable, all subordination rights that a holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan, shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, distributions under the Plan to holders of Allowed Claims shall not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

ARTICLE IX

CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE

EFFECTIVE DATE

A.	Conditions Precedent to Confirmation

The following are conditions precedent to confirmation of the Plan:

1. The Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Debtors and the Required Consenting Creditors approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

2. The Confirmation Order (a) shall be, in form and substance, reasonably acceptable to the Debtors and the Required Consenting Creditors, (b) shall include a finding by the Bankruptcy Court that the New HoldCo Common Shares to be issued on the Effective Date will be authorized and exempt from registration under applicable securities law pursuant to section 1145 of the Bankruptcy Code, and (c) shall approve entry into the Exit Facility and New Second Lien Credit Agreement as provided in Article V of the Plan.

3. The Restructuring Support Agreement has been approved pursuant to an order of the Bankruptcy Court acceptable to the Required Consenting Creditors, shall not have been terminated, and shall be in full force and effect.

4. The Cash Collateral Order shall have been entered by the Bankruptcy Court, shall have become a Final Order, and shall be in full force and effect.

46

5. The Hedging Order shall have been entered by the Bankruptcy Court, shall have become a Final Order, and shall be in full force and effect.

6. The Plan and the Plan Supplement, including any schedules, documents, supplements and exhibits thereto shall, in form and substance, be reasonably acceptable to the Debtors and the Required Consenting Creditors (unless a party’s consent is not otherwise required in accordance with the Plan), consistent in all material respects with the Restructuring Support Agreement, and consistent with the other provisions of this Plan.

B.	Conditions Precedent to the Effective Date

The following are conditions precedent to the Effective Date, unless such conditions have been waived pursuant to the provisions of Article IX.C.

1. The Confirmation Order entered by the Bankruptcy Court shall be consistent with the Restructuring Support Agreement and otherwise reasonably satisfactory to the Debtors and the Required Consenting Creditors; provided further that (i) the Restructuring Support Agreement shall not have been terminated in accordance with the terms thereof, and such Restructuring Support Agreement shall be in full force and effect, and (ii) all conditions to closing set forth in the Restructuring Support Agreement shall have been satisfied.

2. The Confirmation Order shall not have been stayed, modified, or vacated on appeal.

3. The Definitive Documentation (as defined in the Restructuring Support Agreement) shall be in form and substance consistent with the Restructuring Support Agreement and reasonably acceptable to the Required Consenting Creditors (unless a party’s consent is not otherwise required in accordance therewith), and consistent with the other provisions of this Plan.

4. All authorizations, consents, and regulatory approvals required (if any) in connection with the consummation of the Plan shall have been obtained.

5. The First Lien Secured Parties’ Fees and Expenses shall have been paid in full in Cash in accordance with the Restructuring Support Agreement or the First Lien Documents, as applicable, whether incurred prior to or during the pendency of the Chapter 11 Cases.

6. The Hedging Facility Secured Parties’ Fees and Expenses shall have been paid in full in Cash in accordance with the Restructuring Support Agreement or the Drilling Partnership Secured Hedging Facility Agreement, as applicable, whether incurred prior to or during the pendency of the Chapter 11 Cases.

7. The Notes Indenture Trustees’ Fees and Expenses shall have been paid in full in cash in accordance with the Restructuring Support Agreement, whether incurred prior to or during the pendency of the Chapter 11 Cases.

8. The Reorganized Debtors shall have executed and delivered the Exit Facility Credit Agreement and all other Exit Facility Documents, and all conditions precedent to effectiveness of the Exit Facility shall have been satisfied or waived in accordance with the terms thereof.

47

9. The Reorganized Debtors shall have executed and delivered the New Second Lien Credit Agreement and all other New Second Lien Documents, and all conditions precedent to effectiveness of the New Second Lien Credit Agreement shall have been satisfied or waived in accordance with the terms thereof.

10. All Restructuring Expenses payable under the Restructuring Support Agreement and the Plan shall have been paid in full in Cash by the Debtors without any further notice to or action, order, or approval of the Bankruptcy Court, provided, for the avoidance of doubt, that subject to the terms of the applicable engagement letter, any Restructuring Expenses invoiced after the Effective Date, covering the period prior to or on the Effective Date, shall be paid promptly by New HoldCo and the Reorganized Debtors following receipt of invoices therefor.

11. All fees and expenses payable by the Debtors under the Cash Collateral Order and the Hedging Order shall have been paid in full in Cash.

12. All actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws.

C.	Waiver of Conditions

The Debtors, with the written consent of the Required Consenting Creditors (which consent shall not be unreasonably withheld), may waive the conditions to confirmation of the Plan and to consummation of the Plan set forth in this Article X above at any time without leave of or order of the Bankruptcy Court and without any formal action.

D.	Substantial Consummation

“Substantial consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

E.	Effect of Failure of Conditions

If the Effective Date of the Plan does not occur, the Plan will be null and void in all respects and nothing contained in the Plan or the Disclosure Statement will: (a) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any holders or any other Entity; (c) constitute an allowance of any Claim or Equity Interest; or (d) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any holders of Claims or Equity Interests, or any other Entity in any respect.

48

ARTICLE X

MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Subject to the limitations contained in the Plan, and subject to the terms of the Restructuring Support Agreement, (i) the Debtors reserve the right (with the consent of the Required Consenting Creditors and the First Lien Agent), in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and (ii) after entry of the Confirmation Order, with the consent of the Required Consenting Creditors and the First Lien Agent or the Exit Facility Agent, as applicable, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code. Notwithstanding the foregoing, the Confirmation Order shall authorize the Debtors or the Reorganized Debtors, as the case may be, with the consent of the Required Consenting Creditors and the First Lien Agent, to make appropriate technical adjustments, remedy any defect or omission, or reconcile any inconsistencies in the Plan, the documents included in the Plan Supplement, any and all exhibits to the Plan, and/or the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided, however, that such action does not materially and adversely affect the treatment of holders of Allowed Claims or Equity Interests pursuant to the Plan.

B.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

The Debtors reserve the right, subject to the Restructuring Support Agreement, to revoke or withdraw the Plan before the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date or the Effective Date of the Plan does not occur, the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), the assumption or rejection of Executory Contracts, Unexpired Leases or benefit plans effected by the Plan, any release, exculpation, or indemnification provided for in the Plan, and any document or agreement executed pursuant to the Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan shall be deemed to constitute a waiver or release of any Claims by or against or Equity Interests in the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or to constitute an admission of any sort by the Debtors or any other Person.

49

ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters arising out of or related to the Chapter 11 Cases and the Plan including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount or allowance of Claims;

2. decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is party or with respect to which any Debtor or Reorganized Debtor may be liable and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed;

4. ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide or resolve any and all matters related to any Cause of Action;

7. adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8. resolve any avoidance or recovery actions under sections 105, 502(d), 542 through 551 and 553 of the Bankruptcy Code;

9. resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the consummation, interpretation or enforcement of the Plan or any Person’s obligations incurred in connection with the Plan;

10. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation or enforcement of the Plan;

50

11. resolve any cases, controversies, suits, disputes or Causes of Action with respect to the discharge, releases, injunctions, exculpations, indemnifications and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

12. resolve any cases, controversies, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VII hereof;

13. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

14. adjudicate any and all disputes arising from or relating to distributions under the Plan;

15. consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

16. hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

17. hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

18. hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

19. determine any other matters that may arise in connection with or related to the Plan, the Disclosure Statement or the Confirmation Order;

20. enforce all orders previously entered by the Bankruptcy Court;

21. hear any other matter not inconsistent with the Bankruptcy Code; and

22. enter an order concluding or closing the Chapter 11 Cases.

The Plan shall not modify the jurisdictional provisions of the Exit Facility Documents, the New Second Lien Documents, the Amended Organizational Documents for any of the Reorganized Debtors, the Corporate Governance Documents, the Management Incentive Program Agreements and any documents set forth in the Plan Supplement. Notwithstanding anything herein to the contrary, on and after the Effective Date, the Bankruptcy Court’s retention of jurisdiction pursuant to the Plan shall not govern the enforcement or adjudication of any rights or remedies with respect to or as provided in the Exit Facility Documents or the New Second Lien Documents, and the jurisdictional provisions of such documents shall control.

51

ARTICLE XII

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

As of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Person acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Dissolution of any Statutory Committee

On the Effective Date, any statutory committee formed in connection with the Chapter 11 Cases shall dissolve automatically and all members thereof shall be released and discharged from all rights, duties and responsibilities arising from or related to the Chapter 11 Cases.

D.	Reservation of Rights

None of the Plan, any statement or provision contained in the Plan or any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests before the Effective Date.

E.	Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Person.

F.	Notices

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by electronic or facsimile transmission) and, unless otherwise expressly

52

provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.	if to the Debtors or the Reorganized Debtors:

Atlas Resource Partners, L.P.

712 Fifth Avenue, 11th Floor

New York, NY 10019

Attn: Daniel Herz, Chief Executive Officer

Tel.: (212) 506-3813

Fax: (646) 924-3048

Email: DHerz@atlasenergy.com

Attn: Lisa Washington

Tel: (215) 717-3387

Fax: (215) 405-3823

Email: LWashington@atlasenergy.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Suite 2700

Chicago, Illinois 60606

Attn: Ron E. Meisler

Tel.: (312) 407-0700

Fax: (312) 407-8641

Email: ron.meisler@skadden.com

Attn: Felicia Gerber Perlman

Tel.: (312) 407-0700

Fax: (312) 407-8582

Email: fperlman@skadden.com

Attn: Carl T. Tullson

Tel.: (312) 407-0379

Fax.: (312) 827-9436

Email: carl.tullson@skadden.com

2.	if to the First Lien Lenders, the Exit Facility Lenders, the First Lien Agent, or the Exit Facility Agent:

Linklaters LLP

1345 Avenue of the Americas

New York, New York 10105

Attn: Margot Schonholtz

Tel.: (212) 903-9043

Fax.: (212) 903-9100

Email: margot.schonholtz@linklaters.com

Attn: Penelope Jensen

Tel.: (212) 903-9087

Fax.: (212) 903-9100

Email: penelope.jensen@linklaters.com

53

3.	if to the Second Lien Lenders or the Second Lien Agent:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10019

Attn: Adam J. Goldberg

Tel.: (212) 906-1828

Fax.: (212) 751-4864

Email: adam.goldberg@lw.com

Attn: Jonathan Rod

Tel: (212) 906-1363

Fax: (212) 751-4864

Email: jonathan.rod@lw.com

4.	if to the Ad Hoc Group:

Akin, Gump, Strauss, Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, DC 20036-1564

Attn: Scott L. Alberino

Tel: (202) 887-4000

Fax: (202) 887-4288

Email: salberino@akingump.com

Akin, Gump, Strauss, Hauer & Feld LLP

1999 Avenue of the Stars, Suite 600

Los Angeles, CA 90067-3010

Attn: David P. Simonds

Tel.: (310) 229-1000

Fax: (310) 229-1001

Email: dsimonds@akingump.com

G.	Entire Agreement

Except as otherwise indicated, the Restructuring Support Agreement, the Plan, and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

54

H.	Severability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court or any other court exercising jurisdiction to be invalid, void or unenforceable, the Bankruptcy Court or other court exercising jurisdiction shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. Notwithstanding the foregoing, if any provision of the Plan is materially altered or rendered unenforceable, the Plan shall not be confirmed without the written consent of the Debtors and the Required Consenting Creditors.

I.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon request to the Debtors’ counsel, by contacting Skadden, Arps, Slate, Meagher and Flom LLP, 4 Times Square, New York, New York 10036, at the Bankruptcy Court’s website at https://ecf.nysb.uscourts.gov or at the website of http://dm.epiq11.com/Atlas. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

J.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors and, to the extent applicable, the Exculpated Parties, will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of Plan securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the New HoldCo Common Shares offered and sold under the Plan.

K.	Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between this Plan and a Plan Supplement document, the Plan Supplement document shall govern and control; provided, further, that in the

55

event of any conflict between the Plan and the Restructuring Support Agreement, the Restructuring Support Agreement shall govern and control. For the avoidance of doubt, in the event of any inconsistency between this Plan (including the Plan Supplement) and the Confirmation Order, the Confirmation Order shall govern.

After the Effective Date, the Debtors may, in their sole discretion, notify Entities that, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Persons who have filed such renewed requests.

Dated: [            ], 2016

Respectfully submitted,

Atlas Resource Partners, L.P., on behalf of itself and each of the other Debtors

By:
Name:
Title:

56

EXHIBIT A

TO THE JOINT PREPACKAGED CHAPTER 11 PLAN

OF ARP RESOURCE PARTNERS, L.P., ET AL.

RESTRUCTURING SUPPORT AGREEMENT

EXHIBIT B

TO THE JOINT PREPACKAGED CHAPTER 11 PLAN

OF ARP RESOURCE PARTNERS, L.P., ET AL.

KEY EXECUTIVES

1.	Edward E. Cohen

2.	Jonathan Z. Cohen

3.	Daniel C. Herz

4.	Mark Schumacher

1

Exhibit B

Restructuring Support Agreement

Exhibit C

Liquidation Analysis

LIQUIDATION ANALYSIS1

Introduction

Under the “best interests” of creditors test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless each holder of a claim or interest who votes against the Plan receives or retains property of a value, as of the effective date of the plan, that is not less than the amount such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. To assess whether the Plan satisfies the “best interests” of creditors test, the Company, with the assistance of Perella Weinberg Partners LP. (“Perella Weinberg”), have prepared the following hypothetical liquidation analysis (the “Liquidation Analysis”). The Liquidation Analysis is based on certain assumptions discussed in the Disclosure Statement and in the accompanying notes to the Liquidation Analysis.

Statement of Limitations:

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Company’s assets in a chapter 7 case is an uncertain process involving the extensive use of significant estimates and assumptions that, although considered reasonable by the Company based upon their business judgment and input from their advisors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Company, their management and their advisors. Inevitably, some assumptions in the Liquidation Analysis would likely not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could materially affect the ultimate results in a chapter 7 liquidation, including but not limited to the uncertainty of the currently volatile oil and gas pricing environment. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good faith estimate of the proceeds that would be generated if the Company’s assets were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended and should not be used for any other purpose. The underlying financial information in the Liquidation Analysis was not compiled or examined by independent accountants. NEITHER THE COMPANY NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REFLECTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.

THE RECOVERIES SHOWN DO NOT CONTEMPLATE A SALE OR SALES OF THE COMPANY’S ASSETS ON A GOING CONCERN BASIS. WHILE THE COMPANY MAKES NO ASSURANCES, IT IS POSSIBLE THAT PROCEEDS RECEIVED FROM SUCH GOING CONCERN SALE(S) WOULD BE MORE THAN IN THE HYPOTHETICAL LIQUIDATION, THE COSTS ASSOCIATED WITH THE SALE(S) WOULD BE LESS, FEWER CLAIMS WOULD BE ASSERTED AGAINST THE BANKRUPTCY ESTATES AND/OR CERTAIN ORDINARY COURSE CLAIMS WOULD BE ASSUMED BY THE BUYER(S).

NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION BY THE COMPANY. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

Chapter 7 Date and Appointment of a Chapter 7 Trustee:

The Liquidation Analysis has been prepared assuming that the Company’s chapter 11 cases are converted to Chapter 7 cases on or about September 30, 2016 (the “Chapter 7 Date”). Except as otherwise noted herein, the Liquidation Analysis is based upon the unaudited consolidated balance sheets of the Company as of May 31, 2016, and those values, in total, are assumed to be representative

[1]

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Disclosure Statement for the Company’s Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code to which this Liquidation Analysis is attached.

of the Company’s assets and liabilities as of the Chapter 7 Date. It is assumed that, on the Chapter 7 Date, the Bankruptcy Court appoints a Chapter 7 trustee (the “Trustee”) who would sell all the Company’s major assets and distribute the cash proceeds, net of liquidation-related costs, to creditors in accordance with relevant law. There can be no assurance that the recoveries realized from the sale of the assets would, in fact, approximate the amounts reflected in this Liquidation Analysis. Under section 704 of the Bankruptcy Code, a trustee must, among other duties, collect and convert the property of the estate as expeditiously as possible (generally at distressed prices), taking into account the best interests of stakeholders.

Global Notes & Assumptions:

The Liquidation Analysis should be read in conjunction with the following notes and assumptions:

1.	The Liquidation Analysis assumes that the Company would be liquidated in a jointly administered and substantively consolidated proceeding.

2.	Additional unsecured claims. The cessation of business in a liquidation is likely to trigger certain Claims that otherwise would not exist under a Plan absent a liquidation. Examples of these kinds of Claims include various potential employee Claims (for such items as severance and potential WARN Act liabilities), tax liabilities, Claims related to the rejection of unexpired leases and executory contracts, bonding or letters of credit for plugging and abandoning (“P&A”) liabilities, and other potential Allowed Claims. These additional Claims could be significant; some may be administrative expenses, others may be entitled to priority in payment over General Unsecured Claims. These administrative and priority Claims will need to be paid in full before any balance of liquidation proceeds would be available to pay General Unsecured Claims or to make any distribution in respect of equity interests. No adjustment has been made for these potential Claims.

3.	Dependence on unaudited financial statements. This Liquidation Analysis contains numerous estimates. Proceeds available for recovery are based upon the unaudited financial statements and balance sheets of the Company as of May 31, 2016, unless otherwise noted.

4.	Preference or fraudulent transfers. No recovery or related litigation costs have been attributed to any potential avoidance actions under the Bankruptcy Code, including potential preference or fraudulent transfer actions due to, among other issues, the costs of such litigation, potential defenses to such actions, the uncertainty of the outcome, and anticipated disputes regarding these matters.

5.	Chapter 7 liquidation costs and length of liquidation process. The Company has assumed that liquidation would occur over approximately four months in order to pursue orderly sales of substantially all the remaining oil and gas assets, monetize and collect receivables as well as other assets on the balance sheet, and otherwise administer and close the estates. In an actual liquidation, the wind down process and time period(s) could vary significantly, thereby impacting recoveries. For example, the uncertain duration and potential outcomes of the process to liquidate and allow Claims, including priority, contingent, litigation, rejection, and other Claims could substantially impact both the timing and the amounts of the distributions of asset proceeds to creditors. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Company was, in fact, to undergo such liquidation. Pursuant to section 726 of the Bankruptcy Code, the allowed administrative expenses incurred by the Chapter 7 Trustee, including expenses associated with selling the Company’s assets, would be entitled to payment in full prior to any distributions to Chapter 11 Administrative Claims and Other Priority Claims. The estimates used in the Liquidation Analysis for these expenses include estimates for operational expenses, severance costs and certain legal, accounting and other professionals, as well as an assumed 3% fee payable to a Chapter 7 trustee based on the amount of liquidated assets. Assumes all assets, except for estimated $9 million of unencumbered assets, have been encumbered to the First Lien Credit Facility and Second Lien Credit Facility subject to liens granted prior to the petition date or subject to cash collateral liens for adequate protection.

6.	Distribution of net proceeds. Professional fees, trustee fees, Chapter 11 Administrative Claim amounts, Priority Claim amounts, and other such claims that may arise in a liquidation scenario would be paid in full from the liquidation proceeds before the balance of those proceeds will be made available to pay General Unsecured Claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full. The assumed distributions to creditors as reflected in the Liquidation Analysis are estimated in accordance with the absolute priority rule.

Conclusion:

As summarized below, the Liquidation Analysis shows, and the Company has therefore concluded, that Confirmation of the Plan will provide creditors with a recovery that is not less than the recovery they would receive in connection with a liquidation of the Company under Chapter 7 of the Bankruptcy Code.

Summary Liquidation Analysis

			Potential Recovery
		Est. [1]	Recovery Estimate (%)		Recovery Estimate ($)
	Notes	Book Value	Low	High	Low	High
Gross Liquidation Proceeds:
Assets
Cash & Cash Equivalents	[2]	$49.5	100.0%	100.0%	$49.5	$49.5
Accounts Receivable	[3]	40.9	75.0%	95.0%	30.7	38.8
Advances to Affiliates	[4]	11.0	85.0%	100.0%	9.3	11.0
Prepaid Expenses and Other	[5]	16.6	15.0%	25.0%	2.5	4.2
PP&E, Net	[6]	1,152.5	36.3%	43.8%	418.1	504.7
Goodwill and Intangible Assets, Net	[7]	14.1	0.0%	0.0%	0.0	0.0
Other Assets, Net	[8]	28.9	0.0%	20.0%	0.0	5.8

Total Assets		$1,313.4	38.8%	46.7%	$510.1	$614.0

Partnership Business	[9]				$45.7	$53.2

Gross Liquidation Proceeds					$555.7	$667.2

Less: Liquidation Adjustments	[10]
Estate Wind-Down Costs	[11]				(5.2)	(3.8)
Severance Costs	[12]				(9.6)	(5.5)
Wind-Down Professional Fees	[13]				(8.4)	(9.8)
Chapter 7 Trustee Fees	[14]				(15.2)	(18.5)
Funds Held in Trust	[15]				(10.3)	(10.3)

Total Liquidation Adjustments					($48.7)	($47.9)

Potential Recovery					$507.0	$619.3

Midpoint Recovery Assumed for Claims Analysis						$563.2

Summary of Estimated Claims Recovery

			Claims	Recovery	Recovery
	Notes		Estimate	Estimate ($)	Estimate (%)
Ad Valorem Tax Claims	[16	]	0.0	0.0	NA
Class 1 - RBL Claims	[17	]	440.0	440.0	100.0%
Class 2 - Other Secured Claims	[18	]	0.0	0.0	NA
Class 3 - Second Lien Claims	[19	]	250.0	123.2	49.3%
Class 4 - Senior Notes and General Unsecured Claims	[20	]	829.6	0.0	0.0%
Class 5 - Preferred Stock	[21	]	191.6	0.0	0.0%
Class 6 - Stock Interest	[22	]	NA	0.0	0.0%

Total Estimated Claims and Recoveries			$1,711.2	$563.2

Notes to Liquidation Analysis:

1.	Except as noted herein, the Liquidation Analysis was developed using the unaudited balance sheets for the Company as of May 31, 2016. Historical balance sheet amounts, unless otherwise noted herein, are intended to be proxies for actual balances on the date of a hypothetical liquidation.

2.	Cash and cash equivalents consists of the Company’s unrestricted cash balances estimated as of May 31, 2016, adjusted to include hedge settlement proceeds of 19.1 million. Cash is estimated to be fully recoverable.

3.	Accounts receivable includes estimated amounts related to the sale of oil and gas, amounts due from joint interest billing partners, and other receivables. The analysis of accounts receivable assumes that the Trustee would retain certain existing staff to execute a collection effort for the outstanding trade accounts receivable for the entities undergoing liquidation. Accounts receivable balances are assumed to be 75% to 95% recoverable.

4.	Advances to affiliates consists of advances made to AGP. Advances to affiliates are assumed to be 85% to 100% recoverable.

5.	Prepaid expenses and other consists of insurance, software contracts, and other miscellaneous assets. Prepaid expenses and other are assumed to be 15% to 25% recoverable.

6.	Oil and Gas Properties. Given the daily production and depletion of the oil and gas assets, we expect the Trustee will pursue a prudent, prompt, and broad marketing of the assets over a four month period of time, with the divestiture directed by a qualified investment bank or firm that specializes in managing oil and gas acquisitions and divestitures. It is also assumed that the Trustee will not incur additional risk or have access to capital necessary to continue development, drilling, or completion of the oil and gas assets other than to the extent necessary to preserve value. The net cash flows (revenue derived from production less production taxes, operating costs, and capital costs) projected by management were discounted by various rates in order to estimate the present value of the future net cash flows of the total proved reserves as of June 24, 2016. Proved Developed Producing (“PDP”) reserves are viewed as having higher realizable values than Proved Developed Non Producing (“PDNP”) and Proved Undeveloped (“PUD”) reserves because the latter two categories of proved reserves require capital in order to convert them to PDPs and do not have an actual production history that can be evaluated. The resulting recovery estimates for proved reserves indicate a range in the value for total proved reserves of approximately $418 million to $505 million.

7.	Goodwill and intangibles consist of partnership management and operating contracts acquired through prior consummated acquisitions. Due to the nature of the assets, goodwill and intangibles are not marketable and therefore are assumed to generate no proceeds in a liquidation scenario.

8.	Other assets consist of deferred financing costs and notes receivable with certain investors of Drilling Partnerships. These assets are assumed to be 0% to 20% recoverable.

9.	Partnership business consists of certain management fees and proven reserve values attributable to us as the managing general partner of the Drilling Partnerships. Management expects to wind down certain partnerships that are uneconomical to the existing LP investors of certain Drilling Partnerships and bring the value of the proven reserves onto our balance sheet. The reserves are assumed to be sold as part of the marketing process for the Company’s assets. To estimate a range of potential sale proceeds, the net cash flows (revenue derived from production less production taxes, operating costs, and capital costs) of the liquidated Drilling Partnerships projected by management were discounted by various rates in order to estimate the present value of the future net cash flows of the liquidated partnerships total proved reserves as of June 24, 2016. In addition, the ongoing management fees through 2020 of the remaining Drilling Partnerships were discounted by various rates to estimate the present value of the projected fee stream.

10.	It is assumed that the lenders agree to the stated liquidation adjustment fees or would assume similar costs in a foreclosure.

11.	The Liquidation Analysis assumes the chapter 7 liquidation process will take four months to complete. Corporate payroll and operating costs during the liquidation are based on the assumption that certain limited functions would be required during the liquidation process for an orderly wind-down of the business and sale and transfer of oil and gas assets. Examples of such costs incurred during a chapter 7 liquidation would include, but are not limited to, expenses associated with: (i) safe and regulatory compliant production; (ii) shutting down operations; (iii) salary or hourly compensation and retention or bonus program to maintain key production management, HSE, regulatory, payables, receivables, cash management, and accounting employees to assist in the wind-down; (iv) occupancy expenses; and (v) insurance costs. These expenses are estimated to be $3.8-$5.2 million in aggregate over the four-month liquidation period.

12.	It is assumed that all employees not retained for the wind-down process were terminated on the Chapter 7 Date. Severance costs are estimated at 60 days of severance pay on workforce reductions of 40% to 70% of Q2 2016 headcount.

13.	Compensation for the Chapter 7 trustee’s professionals (counsel and other legal, financial, and professional services) during the Chapter 7 case is estimated to be the sum of (x) 1% of the value received for oil and gas properties for investment banking services, (y) $2.5 million of legal fees related to the sale of oil and gas properties, and (z) 2% of all recoveries from sources other than cash and oil and gas properties.

14.	Compensation for the Chapter 7 trustee would be limited to fee guidelines in section 326(a) of the Bankruptcy Code. The Company has assumed trustee fees of 3% of the gross proceeds (excluding cash) from the liquidation.

15.	These fund include amounts held in trust that need to be remitted to the Company’s royalty holders.

16.	The Debtors estimate that there will be zero ad valorem tax claims on the Liquidation Date.

17.	Class 1 - RBL Claims are estimated to include $440 million of utilization on the First Lien Facility, assuming that none of the $4.2 million letters of credit get drawn in liquidation. The Liquidation Analysis projects that the liquidation proceeds shall cause the Class 1 Claims to receive a full recovery.

18.	Class 2 - Other secured claims are assumed to be zero on the Liquidation Date.

19.	Class 3 - Second Lien Notes Claims are estimated to include $250.0 million of principal value. The Liquidation Analysis projects that the liquidation proceeds shall cause the Class 3 Claims to be paid, on a pro rata basis, approximately 49% of allowed Class 3 Claims.

20.	Class 4 - Senior Notes and General Unsecured Claims consists of (i) approximately $691 million of Senior Notes claims, including $23 million of accrued and unpaid prepetition interest, (ii) approximately $127 million of Second Lien Credit Facility Deficiency Claims and (iii) approximately $12 million of other general unsecured claims. The Liquidation Analysis projects that the liquidation proceeds shall cause the Class 4 Claims to receive zero recovery.

21.	Class 5 - Preferred Stock Units are estimated to be $191.6 million, including the outstanding balance of Series C, D, and E preferred stock and $2.9 million of accrued and unpaid interest. The Liquidation Analysis projects that the liquidation proceeds shall cause the Class 5 Claims to receive zero recovery.

22.	Class 6 Claims are projected to receive zero recovery.

Exhibit D

Governance Term Sheet

Exhibit E

Organizational Structure

Atlas Resource Partners, L.P. Organization Chart
Atlas Energy Group, LLC (“ATLS”) (DE)
GP
New Atlas Holdings, LLC
LP interests
(DE)
LEGEND
Debtor Entity
Non-Debtor Entity
Public Unitholders
Atlas Energy Atlas Growth Atlas Resource Atlas Lightfoot Company, LLC Partners GP, LP Unitholders Atlas Resource Partners, L.P. Finance LLC (DE) (DE) LLC(DE) (“ARP”)(DE,MLP) Corporation (DE)
Atlas Energy Atlas Growth Resource Partnership, L.P.
Services, Inc. (DE) (DE)
Atlas Resource Partners Holdings, LLC
(DE)
Lightfoot Capital Atlas Growth Partners GP LLC Holdings Operating Company, LLC
(DE)
Atlas Eagle Ford Atlas Growth Atlas Growth Atlas Growth Operating Eagle Ford, LLC Oklahoma, LLC
Texas, LLC (TX) Company, LLC (TX) (OK) (TX)
ARP ARP Resource
Atlas Viking ARP Atlas Energy ARP Rangely Atlas Energy Atlas ARP Atlas Energy Atlas Energy
Resource Mountaineer Atlas Noble, REI-NY, Atlas Energy Production Well ARP Eagle Resources, Resources, Barnett, Tennessee, Production, Indiana, Barnett, Oklahoma, Colorado, Securities, Energy, LLC Production, LLC LLC Ohio, LLC Company, Services, Ford, LLC
LLC LLC LLC LLC LLC LLC LLC LLC LLC LLC
(DE) LLC (DE) (DE) (OH) LLC LLC (TX) (PA) (PA) (DE) (PA) (DE) (IN) (TX) (OK) (DE) (DE) (DE) (DE) (DE)
ARP Atlas Barnett Pipeline Pipeline, Tennessee, LLC LLC
(DE) (PA)
Black Black ATLS
Anthem Walter Warrior Warrior Production Securities, Energy, Transmission Methane Company, Inc.
Inc. Corp. Corp. LLC
(PA) (AL) (AL) (DE)
Drilling Drilling Drilling LP Unitholders Partnerships Partnerships Partnerships